  As filed with the Securities and Exchange Commission on September 13, 2000

                                                     Registration No. 333-42158
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM F-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                                 VIRYANET LTD.
            (Exact name of Registrant as specified in its charter)

                                Not Applicable
                 (Exact name of Registrant's name in English)

                                ---------------

          Israel                     7372                 Not Applicable
     (State or other     (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number) Identification Number)
     incorporation or
      organization)

                            5 Kiryat Hamada Street
                        Science Based Industries Campus
                          P.O. Box 23052, Har Hotzvim
                            Jerusalem 91230, Israel
                               (972-2) 581-1462
  (Address and telephone number of Registrant's principal executive offices)

                                ---------------

                                ViryaNet, Inc.
                                2 Willow Street
                          Southborough, MA 01745-1027
                                (508) 490-8600
           (Name, address and telephone number of agent for service)

                                ---------------
                                  Copies to:

     Howard S.        Dan Geva, Adv.     Aner Berger, Adv. Brian B. Margolis,
  Rosenblum, Esq.   Meitar, Liquornik, Herzog, Fox & Neeman       Esq.
 Testa, Hurwitz &       Geva & Co.          Asia House    Charles S. Lee, Esq.
  Thibeault, LLP      16 Abba Hillel     4 Weizmann Street Brobeck, Phleger &
 High Street Tower      Silver Road       Tel Aviv 64239      Harrison LLP
  125 High Street    Ramat Gan 52506,         Israel       1633 Broadway, 47th
 Boston, MA 02110         Israel         (972-3) 692-2020         Floor
  (617) 248-7000     (972-3) 610-3100                      New York, NY 10019
                                                             (212) 581-1600

                                ---------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        Calculation of Registration Fee

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-------------------------------------------------------------------------------------------------------
                                                                          Proposed Maximum
                                                         Proposed Maximum    Aggregate      Amount of
         Title of Each Class of            Amount to be   Offering Price   Offering Price  Registration
       Securities to be Registered        Registered (1)  per Share (2)         (2)           Fee(3)
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Ordinary shares, par value NIS 0.1 per
 share..................................    5,175,000         $12.00        $62,100,000      $16,395
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(1) Includes 675,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(a) promulgated under the Securities Act of 1933.
(3)  Previously paid.
                                ---------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

             SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2000.

PROSPECTUS

                           4,500,000 Ordinary Shares

                               [LOGO OF VIRYANET]

   This is an initial public offering of ordinary shares by ViryaNet Ltd. We are selling 4,500,000 ordinary shares. We anticipate the initial public offering price to be between $10.00 and $12.00 per ordinary share.

                                 -------------

   No public market exists for our ordinary shares. We propose to list our ordinary shares on the Nasdaq National Market under the symbol VRYA.

                                 -------------

                                                             Per Share  Total
                                                             --------- --------
Initial public offering price............................... $         $
Underwriting discounts and commissions...................... $         $
Proceeds to ViryaNet, before expenses....................... $         $

   We have granted the underwriters an option for a period of 30 days to purchase up to 675,000 additional ordinary shares.

                                 -------------

        Investing in our ordinary shares involves a high degree of risk.
                     See Risk Factors beginning on page 6.

                                 -------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Chase H&Q

                              Salomon Smith Barney

                                                           Dain Rauscher Wessels

       , 2000

[ViryaNet logo in upper left-hand corner. Text in upper right-hand corner reads:
"Using ViryaNet Service Hub, a service organization's entire service community, including its internal employees and field engineers, customers, suppliers and vendors, can immediately access service information, share documents, collaborate with other users and obtain service."

    Eight photographs arranged in a circle in the lower two thirds of page. Starting from top and reading clockwise, photographs are labeled: "Customer," "Reseller," "Field Engineer," "Subcontractor," "Supplier," "Contract Administrator," "Shipper," and "Call Center Agent." In center of circle, text reads: "ViryaNet Service Hub." Arrows connect photographs and center text.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
      Prospectus Summary.................................................   1
      Risk Factors.......................................................   6
      Forward-Looking Statements.........................................  16
      Use of Proceeds....................................................  16
      Dividend Policy....................................................  16
      Capitalization.....................................................  17
      Dilution...........................................................  18
      Selected Consolidated Financial Data...............................  19
      Management's Discussion and Analysis of Financial Condition and
       Results of Operations.............................................  21
      Business...........................................................  34
      Management.........................................................  47
      Related Party Transactions.........................................  55
      Principal Shareholders.............................................  58
      Description of Share Capital.......................................  60
      Shares Eligible for Future Sale....................................  63
      United States Federal Income Tax Considerations....................  65
      Israeli Taxation and Investment Programs...........................  71
      Conditions in Israel...............................................  76
      Enforceability of Civil Liabilities................................  78
      Underwriting.......................................................  79
      Legal Matters......................................................  83
      Experts............................................................  83
      Where You Can Find More Information................................  83
      Index to Consolidated Financial Statements......................... F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ordinary shares. You should read the entire prospectus carefully, including Risk Factors and the consolidated financial statements, before making an investment decision.

                                 ViryaNet Ltd.

 Our Business

     We develop, market and support software products which provide companies with business-to-business internet solutions for service communities. Service communities encompass all participants in the service management and delivery process, including service organizations and their field engineers, customers, partners, vendors and suppliers. ViryaNet Service Hub, our internet solution, supports a variety of service business processes and models based on our extensive expertise in providing software products and services to the service industry. Our solutions include workforce management, service level agreement management, customer self-service, repair return automation and auction-based procurement and replenishment. Service Hub is designed to meet the needs of service organizations of companies with large, complex product service commitments as well as third-party service providers who fulfill these commitments on an outsourced basis. Since its introduction in the fourth quarter of 1999, we have licensed Service Hub to BGE Home Products, Broadwing, CapRock, ITC Deltacom, Picus, Symbol and Teraoka Seiko. Since June 2000, we have signed letters of intent to license Service Hub to an additional five customers, and we are targeting our sales and marketing efforts to other companies in the high technology, telecommunications, utilities and industrial automation industries.

     Before we introduced Service Hub, we derived substantially all of our revenues from licensing Service Suite, a suite of enterprise applications for managing service delivery. These applications, which may be incorporated into our Service Hub solution, enable service organizations to combine many of the processes required for service fulfillment, including contract management, workforce management, repair depot operations and supply chain logistics. Customers of Service Suite include EMC Corporation, GE Medical Systems, NTL and Sun Microsystems.

 Our Market

     In the intensely competitive global business environment, businesses have increasingly adopted the internet to streamline their business processes, interact more meaningfully with customers, make their employees more productive and collaborate more effectively with their business partners. The process of providing service is a combination of numerous, complex processes distributed across a wide service community of interacting constituents who typically rely on separate systems and applications. To capitalize on the opportunities offered by the internet, service organizations need a solution that supports their complex service delivery requirements while enabling collaboration of the service community to achieve high quality and cost-effective service delivery.

 Our Products

     Using Service Hub, a service organization's employees, customers, suppliers and vendors can immediately access service information, share documents, collaborate with other users and obtain service. Service Hub can be rapidly deployed and combined with existing service management and other critical business applications. Service Hub is designed to be highly scalable, enabling organizations to interact with large service communities through the internet and other platforms. The remote access features of Service Hub allow users of wireless devices like mobile telephones and handheld computers to view service reports and provide information about their service operations. Companies can employ our solution on a global scale to manage, monitor and enhance all aspects of service delivery in multiple currencies and time zones.

 Where You Can Contact Us

     We were incorporated in Israel under the name R.T.S. Relational Technology Systems Ltd. We changed our name to RTS Business Systems Ltd. in September 1997 and to RTS Software Ltd. in February 1998. In April 2000, we changed our name to ViryaNet Ltd. Our principal executive offices are located at 5 Kiryat Hamada Street, Science Based Industries Campus, P.O. Box 23052, Har Hotzvim, Jerusalem, 91230, Israel and our telephone number is 972-2-581-1462. Our United States subsidiary, ViryaNet, Inc., is located at 2 Willow Street, Southborough, Massachusetts 01745-1027 and its telephone number is 508-490-8600.

                               ------------------


     As used in this prospectus, references to we, our, ours, us and ViryaNet refer to ViryaNet Ltd. and its subsidiaries.

     We have prepared our consolidated financial statements under United States GAAP in United States dollars. All references in this prospectus to dollars or $ are to United States dollars and all references to NIS are to new Israeli shekels.

     While financial numbers have been rounded for presentation in the prospectus, all percentages were calculated based on actual numbers, which can be found in our financial statements.

     The following are trademarks of ViryaNet:
     .ViryaNet;
     .ViryaNet Service Hub;
     .ViryaNet Access;
     .ViryaNet Service Exchange;
     .ViryaNet Service Suite;
     .ViryaNet Service Portal;
     .ViryaNet Service Process;
     .ViryaNet Service Intelligence;
     .ViryaNet Integration Server;
     .ViryaNet mService Gateway;
     .ViryaNet Service Contract;
     .ViryaNet WorkForce Management;
     .ViryaNet Depot Repair;
     .ViryaNet Service Supply Chain; and
     .the ViryaNet logo.

     This prospectus also contains trademarks, trade names and service marks of other companies.

                                  The Offering

Ordinary shares offered by us.......................  4,500,000 shares
Ordinary shares to be outstanding after this
 offering...........................................  21,936,760 shares

Use of proceeds.............................  . expand internationally;
                                              . expand our sales and
                                                marketing channels;
                                              . invest in research and
                                                development activities;
                                              . repay our working capital
                                                lines of credit; and
                                              . working capital and general
                                                corporate purposes,
                                                including possible
                                                acquisitions of
                                                complementary products,
                                                technologies or businesses.

Proposed Nasdaq National Market symbol..............  VRYA

                               ------------------

     The number of ordinary shares to be outstanding after this offering is based on the number of ordinary shares outstanding as of July 31, 2000 and does not include:

   . 5,869,550 ordinary shares subject to options outstanding as of July 31, 2000 with a weighted average exercise price of $4.63 per share;

   . 260,885 ordinary shares available for grant at July 31, 2000 under our option plans; and

   . 839,619 ordinary shares issuable upon exercise of warrants outstanding as of July 31, 2000 with a weighted average exercise price of $6.30 per share.

     Unless otherwise noted, ordinary share and per ordinary share amounts in this prospectus:

   . give effect to the conversion of all outstanding preferred shares and convertible debentures into 12,578,304 ordinary shares immediately before the completion of the offering;

   . assume the exercise of warrants outstanding on July 31, 2000 to purchase
     2,112,066 ordinary shares, at exercise prices which are below the price of the offering and range from $2.00 to $5.75 per share, and which would otherwise expire upon the completion of this offering;

   . assume one-time financing expense of approximately $16.5 million upon conversion of our convertible debentures; and

   . assume no exercise of the underwriters' over-allotment option.

                   Summary Consolidated Financial Information

     This table summarizes our consolidated statement of operations data for the periods presented. The pro forma information gives effect to the conversion of all of our outstanding preferred shares, convertible debentures into ordinary shares automatically upon the closing of the offering, and one-time financing expense of $16.5 million upon conversion of our convertible debentures.

                                                           Six Months Ended
                               Year Ended December 31,         June 30,
                              ---------------------------  ------------------
                               1997      1998      1999      1999      2000
                              -------  --------  --------  --------  --------
                                                              (unaudited)
                                 (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenues:

  Software licenses.......... $ 1,067  $  1,801  $  4,269  $  1,612  $  6,963
  Maintenance and services...  12,400    11,724    11,533     5,476     4,457
                              -------  --------  --------  --------  --------
    Total revenues...........  13,467    13,525    15,802     7,088    11,420
Cost of revenues:

  Software licenses..........     106       146       952       548       409
  Maintenance and services...   8,817     9,709     9,978     4,914     3,476
                              -------  --------  --------  --------  --------
    Total cost of revenues...   8,923     9,855    10,930     5,462     3,885
                              -------  --------  --------  --------  --------
Gross profit.................   4,544     3,670     4,872     1,626     7,535
                              -------  --------  --------  --------  --------
Operating loss...............  (4,643)  (13,366)  (19,846)  (11,113)   (5,634)
                              -------  --------  --------  --------  --------
Net loss..................... $(4,728) $(13,132) $(20,411)  (11,384)   (6,052)
                              =======  ========  ========  ========  ========
Preferred shares deemed
 dividend.................... $  (116) $    (61) $   (303) $    --   $    --
                              =======  ========  ========  ========  ========

Net loss to shareholders of
 ordinary shares............. $(4,844) $(13,193) $(20,714) $(11,384) $ (6,052)
                              =======  ========  ========  ========  ========
Net loss pro forma
 (unaudited).................                    $(20,714)           $(22,566)
                                                 ========            ========
Basic and diluted net loss
 per share................... $ (1.91) $  (5.16) $  (7.74) $  (4.27) $  (2.24)
                              =======  ========  ========  ========  ========
Pro forma basic and diluted
 net loss per share
 (unaudited).................                    $  (1.71)           $  (1.60)
                                                 ========            ========

                                               Quarter Ended
                          ----------------------------------------------------------
                          March 31, June 30,  Sept. 30, Dec. 30,  March 31, June 30,
                            1999      1999      1999      1999      2000      2000
                          --------- --------  --------- --------  --------- --------
                                                (unaudited)
                                               (in thousands)
Revenues:
  Software licenses.....   $   746  $   866    $ 1,260  $ 1,397    $ 3,209  $ 3,754
  Maintenance and
   services.............     2,607    2,869      2,782    3,275      1,954    2,503
                           -------  -------    -------  -------    -------  -------
    Total revenues......   $ 3,353  $ 3,735    $ 4,042  $ 4,672    $ 5,163  $ 6,257
                           -------  -------    -------  -------    -------  -------
Gross profit............       754      872      1,427    1,819      3,289    4,246
                           -------  -------    -------  -------    -------  -------
Operating loss..........    (5,352)  (5,761)    (4,342)  (4,391)    (2,801)  (2,833)
                           -------  -------    -------  -------    -------  -------
Net loss................   $(5,481) $(5,903)   $(4,362) $(4,665)   $(3,082) $(2,970)
                           =======  =======    =======  =======    =======  =======
Preferred shares deemed
 dividend...............       --      (303)       --       --         --       --
                           =======  =======    =======  =======    =======  =======
Net loss to shareholders
 of ordinary shares.....   $(5,481) $(6,206)   $(4,362) $(4,665)   $(3,082) $(2,970)
                           =======  =======    =======  =======    =======  =======

                                                           June 30, 2000
                                                    ----------------------------
                                                                       Pro Forma
                                                                          as
                                                    Actual   Pro Forma Adjusted
                                                    -------  --------- ---------
                                                          (in thousands)
Consolidated Balance Sheet Data:
  Cash and cash equivalents........................ $ 5,286   $11,771   $55,680
  Working capital (deficit)........................    (522)    5,964    49,964
  Total assets.....................................  12,884    19,369    63,278
  Convertible debentures...........................  15,492       --        --
  Total shareholders' equity (deficiency).......... (15,180)    6,898    50,898

     The balance sheet above summarizes our balance sheet at June 30, 2000:

   . on an actual basis;

   . on a pro forma basis to give effect to:
    . the automatic conversion of all outstanding convertible debentures and all preferred shares into 12,578,304 ordinary shares immediately before the completion of the offering;
    . one-time financing expense of approximately $16.5 million upon conversion of our convertible debentures;
    . the exercise of warrants to purchase 2,112,066 ordinary shares at exercise prices which are below the price of this offering and which would otherwise expire upon the completion of the offering; and

   . on a pro forma as adjusted basis to give effect to:
    . the issuance and sale by us of 4,500,000 ordinary shares at an assumed public offering price of $11.00 per share; and . our anticipated application of the net proceeds of the offering.

                                  RISK FACTORS

     Investing in our ordinary shares involves a high degree of risk. Any of the following risks could harm our business, operating results and financial condition and could result in a complete loss of your investment.

                         Risks Related to Our Business

We have a limited operating history in our current principal market, which will make it difficult or impossible for you to predict our future results of operations.

     We began operations in March 1988 as a general software services company. In 1995, we changed our strategic focus to the development of service delivery chain management applications, including Service Suite. We did not introduce our first internet-based service community management product, Service Hub, until the fourth quarter of 1999. Each of these changes has required us to adjust our business processes and make a number of significant personnel additions and changes. Historically, most of our revenues were generated from our services activities. Substantially all of our revenues in 1998, 1999 and the six months ended June 30, 2000 were generated from our service delivery chain management applications, including Service Suite, which represented 84% of our total license revenues in 1998, 70% in 1999, 92% in the three months ended March 31, 2000, and 30% in the three months ended June 30, 2000. In the remainder of 2000, we anticipate that the substantial majority of our revenues will be generated from transactions which will include the Service Hub and related products. Our prospects must be considered in light of the risks and difficulties frequently encountered by companies dependent upon operating revenues from a new product line in an emerging and rapidly evolving market. Because of our limited experience in our principal market and with our principal product, we cannot assure you that our strategy for operating in that market or selling that product will be successful. You should not rely on our historical results of operations as indications of future performance.

We have a history of losses and we cannot assure you that we will operate profitably in the future.

     We incurred net losses of approximately $4.7 million in 1997, $13.1 million in 1998, $20.4 million in 1999 and $6.1 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of approximately $54.1 million. As a result, we will need to generate significant revenues to achieve and maintain profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase it in the future.

We may experience significant fluctuations in our quarterly results, which makes it difficult for investors to make reliable period-to-period comparisons and may contribute to volatility in the market price for our ordinary shares.

     Our quarterly revenues, gross profits and results of operations have fluctuated significantly in the past and we expect them to continue to fluctuate significantly in the future. The following events may cause fluctuations:

   . changes in demand or timing of orders, especially large orders, for our products and services;

   . timing of product releases;

   . the dollar value and timing of contracts;

   . delays in implementation;

   . changes in the proportion of service and license revenues;

   . price and product competition;

   . increases in selling and marketing expenses, as well as other operating expenses;

   . technological changes;

   . adverse economic conditions and currency fluctuations; and

   . consolidation of our clients.

     A substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of when revenue is generated. If our projected revenue does not meet our expectations, we are likely to experience an even larger shortfall in our operating profit relative to our expectations. As a result, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and that you should not rely on them as an indication for future performance. Also, it is possible that our quarterly results of operations may be below the expectations of public market analysts and investors. If this happens, the price of our ordinary shares will likely decrease.

Historically, our revenues have been concentrated in a few large orders and a small number of customers and our business could be adversely affected if we lose a key customer.

     A significant portion of our revenues each year has been derived from large orders from a small number of clients. In 1997, 1998, 1999 and the six months ended June 30, 2000, we derived 73%, 55%, 55% and 7% of our revenues from two customers, Sun Microsystems and GE Medical, who are shareholders or warrant holders. In 1999, 71% of our revenues were derived from four customers, including Sun Microsystems and GE Medical, and no one customer accounted for more than 33% of our revenues. In the six months ended June 30, 2000, four customers each accounted for approximately 10% or more of our revenues, and represented an aggregate of 65% of our total revenues. We do not expect that these customers will represent a substantial percentage of our revenues in the future. However, we do expect that a significant portion of our future revenues will continue to be derived from a relatively small number of customers. We cannot assure you that other customers will purchase our products and services in the future. The loss of key customers or the occurrence of significant reductions in sales from a key customer would cause our revenues to decrease and make it more difficult for us to reach profitability.

Our sales cycle is variable and sometimes long and involves significant resources on our part, but may never result in actual sales.

     Our sales cycle has historically been lengthy and is variable, ranging between three to twelve months from our initial contact with a potential customer to the signing of a license agreement. We expect the sales cycle for Service Hub to decrease to three to six months in the future, but have not seen any significant decrease in the sales cycle. We generally must educate our potential customers about the use and benefit of our products and services, which can require the investment of significant time and resources. The purchasing decisions of our customers are subject to the uncertainties and delays of the budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. Any delays in sales could cause our operating results to vary widely. If our sales cycle shortens, our quarterly operating results may become less predictable and may fluctuate more widely than in the past. A number of companies decide which products to buy through a request for proposal process. In those situations, we run the risk of investing significant resources in a proposal, only to lose to our competition.

Since we have historically depended upon Service Suite applications, the failure of these products in the marketplace in the future could adversely affect our revenues.

     Revenues from licensing Service Suite applications accounted for approximately 11% of our total revenues, or 84% of total license revenues, during 1998, 19% of our total revenues, or 70% of total license revenues, during 1999, 58% of our total revenues, or 92% of total license revenues during the three months ended March 31, 2000 and 18% of our total revenues, or 30% of total license revenues, during the three months ended June 30, 2000. We expect license revenues from Service Suite applications to account for a portion of our future total revenues. Our future success depends on market acceptance of our new Service Hub internet-based products, as well as continued acceptance of our Service Suite and related applications. We have licensed applications to only a small number of clients. If our products do not achieve or maintain market acceptance or if our competitors release new products that achieve quicker market acceptance, have more advanced features, offer better performance or are more price competitive, license revenues for our products may not grow and may even decline.

If we are unable to accurately predict and respond to market developments or demands, our business will be adversely affected.

     The market for internet-based service community platforms has only recently begun to develop and is rapidly evolving. This makes it difficult to predict demand and market acceptance for our products. We cannot guarantee that the market for our internet-based products will grow or that our products will become widely accepted. If the market for our internet-based products does not develop as quickly as we expect or if our internet-based products are not accepted by clients, our future revenues and profitability will be adversely affected. Changes in technologies, industry standards, the regulatory environment, client requirements and new product introductions by existing or future competitors could render our existing products obsolete and unmarketable, or require us to develop new products. A significant increase in the number of clients, or a significant increase in our development of new product offerings, or both, could require us to expend significant amounts of money, time and other resources to meet the demand. This could strain our personnel and financial resources.

If we fail to achieve or improve our margins on service revenues in the future, our results of operations could suffer.

     Our margins on service revenues have declined from 29% in 1997 to 17% in 1998 and 13% in 1999. Our margins on service revenues improved to 22% in the six months ended June 30, 2000, but this trend may not continue. These decreases are primarily caused by the additional costs associated with our transition from providing customization services to our major clients to providing implementation services to a larger number of clients. To improve our margins, we are working on increasing our service revenues and decreasing our cost of service revenues. Failure to improve our margins on service revenues could cause our business to be less profitable.

If we fail to expand our relationships with third parties, we may be unable to increase our revenues.

     To focus more effectively on our core business of developing and licensing software solutions, we need to establish relationships with third parties that can provide implementation and consulting services to our customers. Third-party implementation and consulting firms can also be influential in the choice of service community management solutions by new customers. If we cannot establish and maintain effective, long-term relationships with implementation and consulting providers, or if these providers do not meet the needs or expectations of our customers, we may be unable to increase our revenues and our business could be seriously harmed. As a result of the limited resources and capacities of many third-party implementation providers, we may be unable to attain sufficient focus and resources from the third-party providers to meet all of our customers' needs, even if we establish relationships with these third parties. If sufficient resources are unavailable, we will be required to provide these services internally, which could limit our ability to expand our base of customers. A number of our competitors have significantly more established relationships with these third parties and, as a result, these third parties may be more likely to recommend competitors' products and services rather than our own. Even if we are successful in developing relationships with third-party implementation and consulting providers, we will be subject to significant risk as we cannot control the level and quality of service provided by third-party implementation and consulting partners.

Undetected defects may increase our costs and impair the market acceptance of our products and technology.

     Our software products are complex and may contain undetected defects, particularly when first introduced or when new versions or enhancements are released. Testing of our products is particularly challenging because it is difficult to simulate the wide variety of client environments into which our products are deployed. Despite testing conducted by us and our clients, we have in the past shipped product releases with some defects, some customers have cited possible defects, and have otherwise discovered other defects in our products after their commercial shipment. Our products are frequently critical to our clients' operations. As a result, our clients and potential clients have a greater sensitivity to product defects than do clients of software products generally.

     Defects may be found in current or future products and versions after the start of commercial shipment. This could result in:

   .  a delay or failure of our products to achieve market acceptance;

   .  adverse client reaction;

   .  negative publicity and damage to our reputation;

   .  diversion of resources; and

   .  increased service and maintenance costs.

     Defects could also subject us to legal claims. Although our license agreements contain limitation of liability provisions, these provisions may not be sufficient to protect us against these legal claims. The sale and support of our products may also expose us to product liability claims.

Decisions by clients to develop their own service management solutions or greater market acceptance of our competitors' products could result in reduced revenues or gross margins.

     The market for third-party internet-based service community platforms is relatively immature, but has begun to develop rapidly and competition is intense. This market and the market for service management solutions is fragmented and stratified. We compete for the business of global or nationwide organizations that seek to support complex and sophisticated products across a variety of industries.

     Our competitors may be in a better position to devote significant resources to the development, promotion and sale of their products, and to respond more quickly to new or emerging technologies and changes in client requirements. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to successfully market their products. We also expect that competition will increase as a result of consolidations in the industry. As we develop new products, we may begin to compete with companies with which we have not previously competed. We cannot assure you that competition will not result in price reductions for our products and services, fewer client orders, reduced gross margins or loss of market share, any of which could materially adversely affect our business, financial condition and results of operations.

We rely on software from third parties. If we cannot continue using that software, we would have to spend additional capital to redesign our existing software.

     We integrate various third-party software products as components of our products. Our business would be disrupted if functional versions of this software were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required to spend additional capital to either redesign our software to function with alternate third-party software or develop these components ourselves. We might be forced to limit the features available in our current or future product offerings and the commercial release of our products could be delayed.

We may be unable to expand our sales, marketing and support organizations which may hinder our ability to grow and meet customer demands.

     We have sold our products primarily through our direct sales force and we have supported our clients through our technical and customer support staff. We need to substantially expand our direct and indirect sales and marketing operations to increase market awareness and sales of our products. We will also need to increase our technical and customer support staff to support new clients and the expanding needs of existing clients. Qualified individuals are in great demand throughout the software industry and there is intense competition for qualified personnel. Competition for qualified people may lead to increased labor and personnel costs. If we do not succeed in retaining our personnel or in attracting new employees, our business could suffer significantly.

If we are unable to attract, train and retain qualified personnel, we may not be able to achieve our objectives and our business could be harmed.

     As our business continues to grow, we will need to hire additional qualified engineering, administrative, operational, sales and technical support personnel. The process of locating, training and successfully integrating qualified personnel into our operations can be lengthy and expensive. We may not be able to compete effectively for the personnel we need. Many of our senior management, including our president, chief financial officer and vice president of worldwide marketing, were only recently hired. Our future success depends on our ability to absorb and retain senior employees and to attract, motivate and retain highly qualified professional employees. Competition for these employees is intense in both Israel and the United States. Any loss of members of senior management or key technical personnel, or any failure to attract or retain highly qualified employees as needed, could materially adversely affect our ability to carry out our business plan.

If we fail to address the strain on our resources caused by our growth, we will be unable to effectively manage our business.

     Our business has grown in size and complexity over the past few years. Total revenues increased from $13.5 million in 1997 and 1998 to $15.8 million in 1999 and $11.4 million in the six months ended June 30, 2000. The number of employees increased from 119 as of January 1, 1997 to 189 as of June 30, 2000. This growth has placed and will continue to place a strain on our personnel and resources. Our ability to manage any future growth depends on our ability to continue to implement and improve our operational, financial and management information control and reporting systems on a timely basis and to expand, train, motivate and manage our work force. If we cannot manage our growth effectively our business, financial condition and results of operations could be materially adversely affected.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

     Our success and ability to compete are substantially dependent upon our internally developed technology. Other than our trademarks, most of our intellectual property consists of proprietary or confidential information that is not subject to patent or similar protection. We filed one patent application covering some of our technologies for creating and supporting service communities on the internet. In general, we have relied on a combination of technical leadership, trade secret, copyright and trademark law and nondisclosure agreements to protect our proprietary know-how. Unauthorized third parties may attempt to copy or obtain and use the technology protected by those rights. Any infringement of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Policing unauthorized use of our products is difficult and costly, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

     We have received a notice from a third party claiming that our use of the Service Hub name infringes on this third party's trademark rights. We have responded and denied this claim. We cannot predict whether this third party will prevail, or other third parties will assert claims of infringement against us, or whether any past or future assertions or prosecutions will harm our business. If we are forced to defend against this claim or any other claims, whether they are with or without merit or determined in our favor, then we may face costly litigation, diversion of management resources or, if any claims prevail, damages or significant increases in development or marketing costs.

     We have placed, and in the future may place, our software in escrow. The software may, under specified circumstances, be made available to our clients. We have provided our software directly to clients. This may increase the likelihood of misappropriation or other misuse of our software.

     Substantial litigation over intellectual property rights exists in the software industry. We expect that software products may be increasingly subject to third-party infringement claims as the functionality of products in different industry segments overlaps. We believe that many industry participants have filed or intend to file patent and trademark applications covering aspects of their technology. We cannot be certain that they will not make a claim of infringement against us based on our products and technology. Any claims, with or without merit, could:

   .  be expensive and time-consuming to defend;

   .  cause product shipment and installation delays;

   .  divert management's attention and resources; or

   . require us to enter into royalty or licensing agreements to obtain the right to use a necessary product or component.

Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition and results of operations.

Marketing and distributing our products outside of the United States may require increased expenses and greater exposure to risks that we may not be able to successfully address.

     We market and sell our products and services in the United States, United Kingdom and Japan and we plan to establish additional facilities in these and other parts of the world. We received 17% of our total revenues in 1997, 26% of our total revenues in 1998, 24% of our total revenues in 1999 and 29% of our total revenues in the six months ended June 30, 2000 from sales to customers located outside of the United States. The expansion of our existing operations and entry into additional international markets will require significant management attention and financial resources. We have limited experience in developing localized versions of our products and marketing and distributing our products outside of the United States. We are subject to a number of risks customary for international operations, including:

   . changing product and service requirements in response to the formation of economic and marketing unions, including the European Economic Union;

   .  economic or political changes in international markets;

   . greater difficulty in accounts receivable collection and longer collection periods;

   .  unexpected changes in regulatory requirements;

   .  difficulties and costs of staffing and managing foreign operations;

   . the uncertainty of protection for intellectual property rights in some countries;

   .  multiple and possibly overlapping tax structures; and

   .  currency and exchange rate fluctuations.

Any future acquisitions of companies or technologies may distract our management and disrupt our business.

     We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. We may engage in discussions and negotiations with companies about our acquiring or investing in those companies' businesses, products, services or technologies. We cannot make assurances that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make the acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty assimilating that company's personnel, operations, technology or products and service offerings into our own. The key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. We may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing shareholders. We do not have any agreement to enter into any material investment or acquisition transaction.

                         Risks Related to the Internet

Our business is dependent on the internet and if clients do not continue to use the internet, our business will suffer.

     Our market is relatively new and rapidly evolving. Our future success will depend on the acceptance by clients of the internet and business-to-business internet solutions as an integral part of their business model. Demand for and market acceptance of recently introduced services are each subject to a high level of uncertainty. If use of the internet does not continue to develop, or develops more slowly than expected, we may not be able to execute our business plan successfully.

     The level of demand and acceptance of internet business-to-business services may not increase for a number of reasons, including:

   . inadequate network infrastructure and congestion of traffic on the internet;

   . actual or perceived lack of security of information;

   . inconsistent quality of service;

   . lack of availability of cost-effective, high-speed service;

   . lack of access and ease of use;

   . excessive governmental regulation; and

   . uncertainty over intellectual property ownership.

     We cannot assure you that the internet infrastructure will be able to support expected growth or that the performance and reliability of the internet will not decline as a result of this growth. Many internet sites have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the internet network infrastructure. If these outages or delays frequently occur in the future, internet usage could grow more slowly than anticipated or even decline.

     If acceptance and growth of the internet as a medium for business-to-business commerce does not continue, our business strategy may not be successful because there may not be a continuing market demand for our services. Any well-publicized compromise of security could deter businesses from using the internet to conduct transactions that involve transmitting confidential information. Computer viruses that spread over the internet could disable or damage the systems we develop for our clients. Decreased internet traffic as a result of general security concerns or viruses could cause companies to reduce their amount of technology spending, which could hurt our results of operations.

                         Risks Related to This Offering

The market price of our ordinary shares may be volatile and you may not be able to resell your shares at or above the price you paid, or at all.

     The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of securities of technology companies, particularly internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could adversely affect the market price of our ordinary shares. The market price of the ordinary shares may fluctuate substantially due to a variety of factors, including:

   . any actual or anticipated fluctuations in our financial condition and operating results;

   . public announcements concerning us or our competitors, or the internet industry;

   . the introduction or market acceptance of new service offerings by us or our competitors;

   . changes in security analysts' financial estimates;

   . changes in accounting principles;

   . sales of our ordinary shares by existing shareholders; and

   . the loss of any of our key personnel.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business.

Future sales of our ordinary shares in the public market or issuances of additonal securities could cause the market price for our ordinary shares to fall.

     After this offering, we will have 21,936,760 ordinary shares outstanding and will have reserved an additional 6,970,054 ordinary shares for issuance under our option plans and outstanding warrants. We intend to register for resale the ordinary shares reserved for issuance under our option plans approximately 90 days after the date of this prospectus. If a large number of our ordinary shares are sold following this offering, the price of our ordinary shares would likely decrease.

     In addition, we have made contingent commitments to issue warrants to some of our customers, subject to execution of definitive license agreements, and these warrants may be exercised at per share prices below the price of this offering. We may continue to issue warrants to some of our customers, and the issuance of these securities could be dilutive to our shareholders. These warrants will be valued using the Black-Scholes method when they are issued, and we will reflect appropriate charges in our financial statements at that time.

Our executive officers, directors and affiliated entities will be able to influence matters requiring shareholder approval and they may disapprove actions that you voted to approve.

     We anticipate that our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 33.8% of our outstanding ordinary shares following the completion of this offering. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.

                    Risks Related to Our Location in Israel

It may be difficult to effect service of process and enforce judgements against directors, officers and experts in Israel.

     We are organized under the laws of the State of Israel. Many of our executive officers and directors and some of the experts named in this prospectus are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any of those persons. It may also be difficult to enforce civil liabilities under United States federal securities laws in actions instituted in Israel.

Political, economic and military conditions in Israel could negatively impact our business.

     Our principal research and development facilities are located in Israel. Although all of our sales are being made to customers outside Israel we are directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the state of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, which varies in degree and intensity, has caused security and economic problems in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations. We cannot assure you that ongoing or revived hostilities related to Israel will not have a material adverse effect on us or our business. Several Arab countries still restrict business with Israeli companies. We could be adversely affected by restrictive laws or policies directed towards Israel and Israeli businesses.

We may be adversely affected if the rate of inflation in Israel exceeds the rate of devaluation of the new Israeli shekel against the dollar.

     Most of our revenues are in dollars or are linked to the dollar, while a substantial portion of our expenses, principally salaries and the related personnel expenses, are in new Israeli shekels, or NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of this devaluation lags behind inflation in Israel. This would have the effect of increasing the dollar cost of our operations. In 1997 and 1998, the rate of devaluation of the NIS against the dollar exceeded the rate of inflation, a reversal from prior years. However, in 1999 and the first six months of 2000, while the rate of inflation was low, there was a devaluation of the dollar against the NIS. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation of the NIS against the dollar. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected.

The tax benefits available to us from government programs may be discontinued or reduced at any time, which would likely increase our taxes.

     We have received grants in the past and receive tax benefits under Israeli government programs. To maintain our eligibility for these programs and benefits, we must continue to meet specified conditions, including making specified investments in fixed assets. Some of these programs restrict our ability to manufacture particular products or transfer particular technology outside of Israel. If we fail to comply with these conditions in the future, the benefits received could be canceled and we could be required to refund any payments previously received under these programs or pay increased taxes. The government of Israel has reduced the benefits available under these programs recently and these programs and tax benefits may be discontinued or reduced in the future. In May 2000, the Israeli government approved in principle a tax reform proposal that would reduce or eliminate some of these benefits in the future. Legislation will be required to implement these changes, and we are not certain whether legislation will be enacted. If these tax benefits and programs are terminated or reduced, we could pay increased taxes in the future, which could decrease our profits.

Our United States investors could suffer adverse tax consequences if we are characterized as a passive foreign investment company.

     Although we do not believe that we were a passive foreign investment company for U.S. federal income tax purposes during 1999, we cannot assure you that we will not be treated as a passive foreign investment company in 2000 or in future years. We would be a passive foreign investment company if 75% or more of our gross income in a taxable year is passive income. We would also be a passive foreign investment company if at least 50% of the average value, or possibly the adjusted bases of our assets in particular circumstances, of our assets in a taxable year produce, or are held for the production of, passive income. Passive income includes interest, dividends, royalties, rents and annuities. If we are or become a passive foreign investment company, many of you will be subject to adverse tax consequences, including:

   . taxation at the highest ordinary income tax rates in effect during your holding period on some distributions on our ordinary shares, and gain from the sale or other disposition of our ordinary shares;

   .  paying interest on taxes allocable to prior periods; and

   . no increase in the tax basis of our ordinary shares to fair market value at the date of your death.

                           FORWARD-LOOKING STATEMENTS

     Some of our statements in this prospectus, including those in the Prospectus Summary, Risk Factors, Use of Proceeds, Management's Discussion and Analysis of Financial Condition and Results of Operations and Business sections, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, strategies, expectations, intentions, future financial performance and other statements that are not historical facts. We use words like anticipates, believes, expects, future and intends, and similar expressions to mean that the statement is forward-looking. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described under Risk Factors.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the 4,500,000 ordinary shares we are offering are estimated to be $43.7 million, based on an assumed public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. If the over-allotment option is exercised in full, the net proceeds to us are estimated to be $50.5 million.

     We intend to use the net proceeds:

    .  to expand internationally;

    .  to expand our sales and marketing channels;

    .  to invest in research and development activities;

    . to repay the outstanding balance on our working capital revolving lines of credit; and

    .  for working capital and general corporate purposes.

     As of June 30, 2000, the outstanding balance on our working capital revolving lines of credit was $191,000, $25,000 of which was outstanding under our working capital revolving line of credit with Bank Hapoalim. The working capital revolving line of credit with Bank Hapoalim bears interest annually at the London interbank offered rate plus 1.5%. Our other lines of credit bear interest at annual rates equal to the prime rate of the lending bank plus 1% or the prime rate of the lending bank plus 0.25%.

     We may use a portion of the net proceeds to acquire complementary products, technologies or businesses. However, we have no commitments or agreements for any specific acquisition and are not involved in any negotiations for any acquisition transactions.

     Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing investments, or bank deposits with interest and principal linked to a non-Israeli currency or consumer price index, or deposit the net proceeds in non-Israeli currency or non-Israeli currency linked bank accounts in Israel or outside of Israel.

                                DIVIDEND POLICY

     We have never declared or paid dividends to our shareholders and we do not intend to pay dividends in the future. We anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and, therefore, do not expect to pay any dividends in the future.

                                 CAPITALIZATION

     This table describes our capitalization as of June 30, 2000. We present capitalization on:

   .  an actual basis;

   .  a pro forma basis to give effect to:

     . the automatic conversion of all preferred shares and all convertible debentures into ordinary shares upon completion of this offering;

     . one-time financing expenses of approximately $16.5 million upon conversion of our convertible debentures;

     . the exercise of the warrants to purchase 2,112,066 ordinary shares, at exercise prices which are below the price of this offering and range from $2.00 to $5.75 per share, and which would otherwise expire upon the completion of this offering; and

   .  a pro forma as adjusted basis to give further effect to:

     . the issuance and sale by us of the ordinary shares at an assumed public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by us; and

     .  our anticipated application of the net proceeds of this offering.

                                                       June 30, 2000
                                               --------------------------------
                                                           Pro     Pro Forma as
                                                Actual    Forma      Adjusted
                                               --------  --------  ------------
                                                (in thousands, except share
                                                           data)
Short-term bank credit........................ $     91  $     91    $   --
Current maturities of long-term loans.........      --        --         --
Convertible debentures........................   15,492       --         --
Shareholders' equity (deficiency):
  Preferred shares, NIS 0.1 par value:
   16,100,000 shares authorized; 10,146,387
   shares issued and outstanding, actual; no
   shares issued and outstanding, pro forma
   and pro forma as adjusted..................      294       --         --
  Ordinary shares, NIS 0.1 par value:
   18,900,000, 35,000,000 and 35,000,000
   shares authorized, actual, pro forma and
   pro forma as adjusted; 2,715,140,
   17,405,510 and 21,905,510 shares issued and
   outstanding, actual, pro forma and pro
   forma as adjusted..........................      107       512        622
  Additional paid-in capital..................   40,095    78,571    122,461
  Deferred stock compensation.................   (1,547)   (1,547)    (1,547)
  Accumulated deficit.........................  (54,129)  (70,638)   (70,638)
                                               --------  --------    -------
   Total shareholders' equity (deficiency)....  (15,180)    6,898     50,898
                                               --------  --------    -------
    Total capitalization...................... $    403  $  6,989    $50,898
                                               ========  ========    =======

     This table is based on the number of ordinary shares outstanding at June 30, 2000 and does not include:

   . 5,869,550 ordinary shares subject to options outstanding as of July 31, 2000 with a weighted average exercise price of $4.63 per share;

   . 260,885 ordinary shares available for grant at July 31, 2000 under our option plans; and

   . 839,619 ordinary shares issuable upon exercise of warrants outstanding as of July 31, 2000 with a weighted average exercise price of $6.30 per share.

     This table should be read with our consolidated financial statements and the notes to our consolidated financial statements included in this prospectus. Par value, as used in the table above, is an assigned amount used to compute the accounting value of our preferred shares and ordinary shares on our balance sheet. Par value has no relation to market value.

                                    DILUTION

     If you invest in our ordinary shares, your interest will be diluted by the amount of the difference between the initial public offering price per share and the pro forma consolidated net tangible book value per share after this offering. We calculate pro forma consolidated net tangible book value per share by dividing the pro forma consolidated net tangible book value, which is total assets less intangible assets and total liabilities, by the number of outstanding ordinary shares assuming the conversion of all outstanding preferred shares and convertible debentures into ordinary shares and the exercise of warrants which expire upon the completion of this offering.

     Our pro forma consolidated net tangible book value as of June 30, 2000 was approximately $6.9 million or approximately $0.40 per ordinary share. After giving effect to the sale of the 4,500,000 ordinary shares by us at an assumed public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our adjusted pro forma consolidated net tangible book value at June 30, 2000 would have been $50.9 million or approximately $2.32 per ordinary share. This represents an immediate increase in pro forma consolidated net tangible book value of $1.92 per ordinary share to existing shareholders and an immediate dilution in pro forma net tangible book value of $8.68 per ordinary share to new investors in this offering. This table illustrates this dilution on a per ordinary share basis:

Assumed initial public offering price per ordinary share..........        $11.00
  Pro forma consolidated net tangible book value per ordinary share as of June 30, 2000......................................  $0.40
  Consolidated increase in pro forma net tangible book value per
   ordinary share attributable to new investors...................   1.92
                                                                    -----
Adjusted pro forma consolidated net tangible book value per ordi-
 nary share after the offering....................................          2.32
                                                                          ------
Dilution in pro forma consolidated net tangible book value per or-
 dinary share to new investors....................................        $ 8.68
                                                                          ======

     This table shows, on a pro forma basis as of July 31, 2000, the number of ordinary shares purchased from us, the total consideration paid to us and the average price per ordinary share paid by the existing shareholders and by the new investors purchasing ordinary shares in this offering, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us. The table assumes the conversion of all outstanding preferred shares and convertible debentures into ordinary shares and the exercise of warrants which expire upon the completion of this offering.

                                                                         Average
                             Shares Purchased      Total Consideration    Price
                           --------------------- -----------------------   Per
                             Number   Percentage    Amount    Percentage  Share
                           ---------- ---------- ------------ ---------- -------
Existing shareholders..... 17,436,760    79.5%   $ 60,939,000    55.2%   $ 3.49
New investors.............  4,500,000    20.5      49,500,000    44.8     11.00
                           ----------   -----    ------------   -----
  Total................... 21,936,760   100.0%   $110,439,000   100.0%
                           ==========   =====    ============   =====

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial data with our consolidated financial statements, notes to our consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus.

     We derived the selected consolidated statements of operations data below for the years ended December 31, 1997, 1998 and 1999, and the selected consolidated balance sheet data as of December 31, 1998 and 1999, from our audited consolidated financial statements which are included elsewhere in this prospectus. These financial statements have been prepared under United States GAAP. We derived the consolidated statements of operations data for the years ended December 31, 1995 and 1996 and the selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 from audited consolidated financial statements that are not included in this prospectus. We derived the selected consolidated statement of operations data below for the six months ended June 30, 1999 and 2000 and the selected consolidated balance sheet data as of June 30, 2000 from our unaudited consolidated financial statements which are included elsewhere in this prospectus. Our unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations for those periods. Our operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that you can expect for future periods or the entire year.

                                                                         Six Months Ended
                                   Year Ended December 31,                   June 30,
                          ---------------------------------------------  -----------------
                           1995     1996     1997      1998      1999      1999     2000
                          -------  -------  -------  --------  --------  --------  -------
                                                                           (unaudited)
                                    (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 Software licenses......  $    30  $   916  $ 1,067  $  1,801  $  4,269  $  1,612  $ 6,963
 Maintenance and
  services..............    4,198   10,547   12,400    11,724    11,533     5,476    4,457
                          -------  -------  -------  --------  --------  --------  -------
 Total revenues.........    4,228   11,463   13,467    13,525    15,802     7,088   11,420
Cost of revenues:
 Software licenses......      --       120      106       146       952       548      409
 Maintenance and
  services..............    2,415    6,342    8,817     9,709     9,978     4,914    3,476
                          -------  -------  -------  --------  --------  --------  -------
 Total cost of
  revenues..............    2,415    6,462    8,923     9,855    10,930     5,462    3,885
Gross profit............    1,813    5,001    4,544     3,670     4,872     1,626    7,535
                          -------  -------  -------  --------  --------  --------  -------
Operating expenses:
 Research and
  development, net......      870      953    3,443     5,322     6,865     3,202    3,372
 Sales and marketing,
  net...................    2,405    1,124    3,329     8,862    13,537     7,614    7,423
 General and
  administrative........      719    2,049    2,403     2,602     3,518     1,688    1,798
 Amortization of
  deferred stock
  compensation (1)......      --       --        12       250       798       235      576
 Write-off of goodwill..    2,035      --       --        --        --        --       --
                          -------  -------  -------  --------  --------  --------  -------
 Total operating
  expenses..............    6,029    4,126    9,187    17,036    24,718    12,739   13,169
Operating income
 (loss).................   (4,216)     875   (4,643)  (13,366)  (19,846)  (11,113)  (5,634)
Financial income
 (expenses), net........     (206)    (105)     (85)      234      (565)     (271)    (418)
                          -------  -------  -------  --------  --------  --------  -------
Income (loss) from
 continued operations...   (4,422)     770   (4,728)  (13,132)  (20,411)  (11,384)  (6,052)
Loss from discontinued
 operations.............   (1,295)     --       --        --        --        --       --
                          -------  -------  -------  --------  --------  --------  -------
Net income (loss).......  $(5,717) $   770  $(4,728) $(13,132) $(20,411) $(11,384) $(6,052)
                          =======  =======  =======  ========  ========  ========  =======
Preferred shares deemed
 dividend...............  $   --   $   --   $  (116) $    (61) $   (303) $    --   $   --
                          =======  =======  =======  ========  ========  ========  =======
Net income (loss) to
 shareholders of
 ordinary shares........  $(5,717) $   770  $(4,844) $(13,193) $(20,714) $(11,384) $(6,052)
                          =======  =======  =======  ========  ========  ========  =======
Basic net earnings
 (loss) per share from
 continuing operations..  $ (1.90) $  0.31  $ (1.91) $  (5.16) $  (7.74) $  (4.27) $ (2.24)
                          -------  -------  -------  --------  --------  --------  -------
Basic net earnings
 (loss) per share from
 discontinued
 operations.............  $ (0.56)     --       --        --        --        --       --
                          -------  -------  -------  --------  --------  --------  -------
Basic net earnings
 (loss) per share.......  $ (2.46) $  0.31  $ (1.91) $  (5.16) $  (7.74) $  (4.27) $ (2.24)
                          -------  -------  -------  --------  --------  --------  -------
Diluted net earnings
 (loss) per share from
 continuing operations..  $ (1.90) $  0.23  $ (1.91) $  (5.16) $  (7.74) $  (4.27) $ (2.24)
                          -------  -------  -------  --------  --------  --------  -------
Diluted net earnings
 (loss) per share from
 discontinued
 operations.............  $ (0.56)     --       --        --        --        --       --
                          -------  -------  -------  --------  --------  --------  -------
Diluted net earnings
 (loss) per share.......  $ (2.46) $  0.23  $ (1.91) $  (5.16) $  (7.74) $  (4.27) $ (2.24)
                          -------  -------  -------  --------  --------  --------  -------
 Cost of revenues.......      --       --       --        --   $     16       --   $    29
 Research and
  development, net......      --       --       --        --        391       --       --
 Sales and marketing....      --       --       --   $    120        39  $     22       75
 General and
  adminstrative.........      --       --   $    12       130       352       213      472
                          -------  -------  -------  --------  --------  --------  -------
                              --       --   $    12  $    250  $    798  $    235  $   576
                          =======  =======  =======  ========  ========  ========  =======

------------------
(1) Amortization of deferred stock compensation relates to the following:

                                   December 31,
                          -----------------------------------------
                                                                      June 30,
                           1995     1996   1997    1998      1999       2000
                          -------  ------ ------  -------  --------  -----------
                                                                     (unaudited)
                                            (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $   453  $  905 $  817  $   554  $  1,886    $ 5,286
Working capital
 (deficit)..............   (2,787)  1,425   (519)  (2,343)  (11,305)      (522)
Total assets............   (2,760)  8,699  7,333    8,638     8,692     12,884
Long-term loan,
 including current
 maturities.............    1,767     671    133       62        11        --
Convertible debentures..      --      --     --       --        --      15,492
Shareholders' equity
 (deficiency)...........   (3,833)  1,569     69   (1,452)  (10,555)   (15,180)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     We develop, market and support software products which provide companies with business-to-business internet solutions for service communities. Service communities encompass all participants in the service management and delivery process, including service organizations, their field engineers, customers, partners, vendors and suppliers.

     We were founded in 1988. Through 1997, we generated revenue primarily from the sale of customized systems for customer service and product support and related services and invested relatively few resources in developing software products. In the first quarter of 1997, we began to develop standardized service delivery chain management software. During 1997 and 1998, we intensified our research and development activities and, in the second quarter of 1998, we commercially released our service delivery chain management product, Service Suite. Concurrently with the release, we began to build our direct sales force and expand our marketing activities. In the fourth quarter of 1999, we introduced our initial internet-based product, Service Hub.

 Where We Derive Our Revenues

     We derive revenues from licenses of our software products and from related services, which include implementation, consulting, customer customization and integration, post-contract customer support and training. Our products are typically licensed directly to customers for a perpetual term. Before the first quarter of 2000, all of our license revenues were derived from licenses of Service Suite products. In the first quarter of 2000, we also started to recognize revenues relating to licenses and implementation of Service Hub. We bill customers according to contract terms. Amounts collected from customers in excess of revenues recognized are recorded as deferred revenue.

 How We Recognize Revenue

     We recognize license and services revenues on contracts involving significant implementation or customization by us using the percentage-of-completion method. We classify revenue from these arrangements as license and service revenues based on the estimated fair value of each element. Provision for estimated contract losses are recognized in the period in which the loss becomes probable and can be reasonably estimated. Most of our license and service revenues were recognized using this percentage-of-completion method. License revenues on contracts that do not involve significant implementation or customization by us are recognized, under Statement of Position No. 97-2, when persuasive evidence of an arrangement exists, the fee is fixed and determinable, collection is probable and delivery has occurred. Where software arrangements involve multiple elements, revenue is allocated to each element based on vendor-specific objective evidence of the relative fair values of each element in the arrangement. Our vendor-specific objective evidence used to allocate the sales price to professional services and maintenance is based on the price charged when these elements are sold separately. License revenues are recorded based on the residual method according to SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, for certain transactions. Under the residual method, revenue is recognized for the delivered elements when (1) there is vendor-specific objective evidence of the fair values of all the undelivered elements, (2) vendor-specific objective evidence of fair value does not exist for one or more of the delivered elements in the arrangement, and (3) all revenue recognition criteria of the amended SOP 97-2 are satisfied. Under the residual method, any discount in the arrangement is allocated to the delivered element.

     Service revenues from professional services and training are recognized as these services are performed. Service revenues from post-contract maintenance services are recognized pro-rata over the contractual support term, generally one year.

 Maintenance and Services Revenues

     Maintenance and services revenues as a percentage of total revenues were 92% in 1997, 87% in 1998, 73% in 1999 and 39% in the six months ended June 30, 2000. We expect that service revenues as a percentage of total revenues will remain below the levels we experienced in 1999 and prior years due to the increased built-in functionality of our products that enables us to implement our products at customer sites faster and with little or no modification. We are starting to use the services of third-party system integrators in the implementation of our products. These integrators may bill our customers directly for their services and, as a result, service revenues as a percentage of total revenues will be further reduced.

 How We Sell Our Products

     We sell our products through our direct sales force, and expand our sales efforts through relationships with system integrators and vendors of complementary products. Our revenues are derived from customers in the United States, United Kingdom and Japan. We price our products based on the market conditions in each jurisdiction where we operate.

     A significant portion of our revenues has been derived from a small number of relatively large companies. In 1997, 1998, 1999 and the six months ended June 30, 2000, we derived 73%, 55%, 55% and 7% of our revenues from two customers, Sun Microsystems and GE Medical, who are shareholders or warrant holders. In 1999, 71% of our revenues were derived from four clients, including Sun Microsystems and GE Medical, and no one customer accounted for more than 33% of our revenues. In the six months ended June 30, 2000, four customers each accounted for approximately 10% or more of our revenue and represented an aggregate of 65% of our total revenues. We do not expect that these customers will represent a substantial percentage of our revenues in the future. However, we do expect that a significant portion of our future revenues will continue to be derived from a relatively small number of customers. We expect this portion to decrease as a percentage of our total revenues. We do not believe that the loss of these customers would have a material adverse effect on us.

 Our Reporting Currency

     Our reporting currency is the United States dollar. Transactions and balances of subsidiaries whose functional currency is not the dollar have been translated to dollars under the principles described in Financial Accounting Standards Board Statement No. 52. Assets and liabilities have been translated at period-end exchange rates. Results of operations have been translated at average exchange rates. As the exchange gains and losses arising from these translations are immaterial, they are recorded as financial expenses.

 Stock-Based Compensation

     We have recorded unearned stock compensation related to stock option grants to our employees and consultants totaling $3.2 million through June 30, 2000, of which $1.5 million remains to be amortized through 2005. This amount represents the difference between the exercise price and the estimated fair value of our ordinary shares on the date these stock options were granted. This amount is included as a component of shareholders' equity and is being amortized by charges to operations over the vesting period of the options, consistent with the method described in Accounting Principles Board Opinion No. 25 and Statement of Financial Accounting Standards No. 123 and EITF 96-18. We recorded amortization of unearned stock compensation of $798,000 in 1999. In July 2000, we granted options to purchase 548,750 ordinary shares to our employees and consultants, and will record an additional $265,000 as unearned stock compensation during the quarter ending September 30, 2000. The amortization of stock compensation is classified as a separate component of operating expenses in our consolidated statement of operations.

 Private Placements

     In February and March 2000, some of our shareholders loaned us an aggregate of $5.0 million. These convertible loans converted into the convertible debentures issued in April 2000 as described below. These shareholders were also issued warrants to purchase up to an aggregate of 124,999 ordinary shares at an exercise price of $6.27 per share. The warrants which may be exercised until the earlier of five years from the date of issuance, our merger or the sale of all or substantially all of our shares or assets were valued at $505,000. In April 2000, we issued convertible debentures to three additional investors in an aggregate amount of $11.0 million.

     All of the convertible debentures bear annual interest at the London interbank offered rate plus 2%. All of the convertible debentures are automatically convertible into ordinary shares upon the completion of this offering at a conversion price per share reflecting a discount of 40% to 50% of the price per share in this offering, depending on the timing of the offering. If this offering is completed by December 20, 2000, the discount will be 40% and we will be required to issue to these investors and those investors who provided us with the convertible loans, 2,431,917 of our ordinary shares at an implied price per share of $6.60.

     We expect that this conversion will cause us to record, on the effectiveness of our initial public offering, a one-time financing expense of approximately $16.5 million.

Results of Operations

     The following table describes, for the periods indicated, the percentage of revenues represented by each of the items on our consolidated statements of operations:

                                                                Six Months
                                          Year Ended              Ended
                                         December 31,            June 30,
                                      ----------------------   --------------
                                      1997    1998     1999     1999    2000
                                      -----   -----   ------   ------   -----
                                                               (unaudited)
Revenues:
 Software licenses..................    7.9%   13.3%    27.0%    22.7%   61.0%
 Maintenance and services...........   92.1    86.7     73.0     77.3    39.0
                                      -----   -----   ------   ------   -----
  Total revenues....................  100.0   100.0    100.0    100.0   100.0
Cost of revenues:
 Software licenses..................    0.8     1.1      6.0      7.7     3.6
 Maintenance and services...........   65.5    71.8     63.1     69.3    30.4
                                      -----   -----   ------   ------   -----
  Total costs of revenues...........   66.3    72.9     69.1     77.0    34.0
Gross profit........................   33.7    27.1     30.9     23.0    66.0
                                      -----   -----   ------   ------   -----
Operating expenses:
 Research and development, net......   25.6    39.3     43.4     45.2    29.5
 Sales and marketing................   24.7    65.5     85.7    107.4    65.0
 General and administrative.........   17.8    19.2     22.3     23.8    15.7
 Amortization of deferred stock
  compensation......................    0.1     1.8      5.0      3.3     5.1
                                      -----   -----   ------   ------   -----
  Total operating expenses..........   68.2   125.8    156.4    179.7   115.3
Operating loss......................  (34.5)  (98.7)  (125.5)  (156.7)  (49.3)
Financial income (expenses), net....   (0.6)    1.7     (3.6)    (3.9)   (3.7)
                                      -----   -----   ------   ------   -----
Net loss............................  (35.1)  (97.0)  (129.2)  (160.6)  (53.0)
                                      =====   =====   ======   ======   =====
Preferred shares deemed dividend....   (0.9)   (0.5)    (1.9)     --      --
                                      =====   =====   ======   ======   =====
Net loss to shareholders of ordinary
 shares.............................  (36.0)% (97.5)% (131.1)% (160.6)% (53.0)%
                                      =====   =====   ======   ======   =====

Geographic Distribution

     While our products are sold in specified countries, the implementation of these products may be performed for global clients on a worldwide basis. The following table summarizes the revenues from our products and services by country, stated as a percentage of total revenues for the periods indicated.

                                               Year Ended      Six Months Ended
                                              December 31,         June 30,
                                             ----------------  -------------------
Country                                      1997  1998  1999      1999       2000
-------                                      ----  ----  ----  --------   --------
                                                                  (unaudited)
United States...............................  83%   74%   76%        70%        71%
United Kingdom..............................  17    22    19         26          6
Japan....................................... --      4     5          3         23
                                             ---   ---   ---   --------   --------
Total....................................... 100%  100%  100%       100%       100%
                                             ===   ===   ===   ========   ========

Six Months Ended June 30, 1999 and 2000

 Revenues

     Total revenues increased 61% from $7.1 million in the six months ended June 30, 1999 to $11.4 million in the six months ended June 30, 2000.

     Software Licenses. Software licenses revenues consist of licenses of our software as well as third-party software. Third-party software consists of software that is either embedded in our software or enhances the functionality of our software. We resell third-party software to our customers at margins that are lower than margins that we earn on our software. Software licenses revenues increased 332% from $1.6 million in the six months ended June 30, 1999 to $7.0 million in the six months ended June 30, 2000. This increase was primarily attributable to software licenses revenues recognized from contracts with three customers that accounted for $4.8 million of revenues and additional customers that accounted for the remainder of the revenues.

     Maintenance and Services. Maintenance and services revenues consist of consulting, implementation, customization and integration, post-contract customer maintenance and training. Our maintenance and services revenues decreased 19% from $5.5 million in the six months ended June 30, 1999 to $4.5 million in the six months ended June 30, 2000. This decrease was primarily due to a reduction in customization and implementation services of approximately $1.2 million from the six months ended June 30, 1999 to the six months ended June 30, 2000. This decrease was partially offset by increases in maintenance revenues of approximately $200,000. Maintenance and services revenues comprised 77% of our revenues in the six months ended June 30, 1999 and 39% in the six months ended June 30, 2000. This decrease was a result of our efforts to increase sales of software licenses and because the implementation of our products requires less customization.

 Cost of Revenues

     Total cost of revenues decreased 29% from $5.5 million in the six months ended June 30, 1999 to $3.9 million in the six months ended June 30, 2000.

     Software Licenses. Cost of software licenses revenues consists primarily of payments to third parties for our reselling of their software. Software licenses costs decreased 25% from $548,000 in the six months ended June 30, 1999 to $409,000 in the six months ended June 30, 2000. This decrease was primarily due to higher revenues from software licenses in the six months ended June 30, 1999 which included a component of third-party software. Cost of software licenses as a percentage of revenues from software licenses declined from 34% in the six months ended June 30, 1999 to 6% in the six months ended June 30, 2000. This decline was primarily due to a contract with one client in the six months ended June 30, 1999 that involved an unusually large component of third-party software.

     Maintenance and Services. Cost of maintenance and services revenues consists primarily of salaries and facility costs. Maintenance and service costs decreased 29% from $4.9 million in the six months ended June 30, 1999 to $3.5 million in the six months ended June 30, 2000. This decrease resulted primarily from streamlining of support and training personnel. Maintenance and services costs as a percentage of related maintenance and services revenues was 90% in the six months ended June 30, 1999 and 78% in the six months ended June 30, 2000. The decrease in maintenance and services costs as a percentage of maintenance and services revenues results primarily from the personnel reductions which we implemented in the fourth quarter of 1999. We expect that the cost of service revenues will increase in dollar amount as we expand our professional service organization to meet anticipated customer demand.

 Operating Expenses

     Research and Development, Net. Research and development, net includes costs relating to the development of our products. These costs consist primarily of employee salaries and benefits, facilities costs, and the cost of consulting resources that supplement our internal development team. Due to the relatively short time between the date our products achieve technological feasibility and the date they generally become available to customers, costs subject to capitalization under SFAS No. 86 have been immaterial and have been expensed as incurred. Research and development, net expenses increased 5% from $3.2 million in six months ended June 30, 1999 to $3.4 million in the six months ended June 30, 2000. This increase was attributable to the increase of personnel costs due to the hiring of new personnel for our ongoing development efforts. We expect that we will continue to devote substantial resources to research and development and that these expenses will continue to increase.

     Sales and Marketing. Sales and marketing expenses consist of salaries, commissions, field office expenses, travel and entertainment, promotional expenses and facility costs. Sales and marketing expenses decreased 3% from $7.6 million in the six months ended June 30, 1999 to $7.4 million in the six months ended June 30, 2000. The decrease of $189,000 was attributable to a decrease in personnel which occurred in March 1999 and was partially offset by an increase in personnel in the six months ended June 30, 2000. We expect that sales and marketing expenses will continue to increase as we continue to expand our sales efforts and increase promotional activities.

     General and Administrative. General and administrative expenses consist of salaries for administrative, executive and finance personnel, information system costs, professional services and allocated facilities costs. These costs increased 7% from $1.7 million in the six months ended June 30, 1999 to $1.8 million in the six months ended June 30, 2000. This increase was attributable to increases in personnel expenses. We believe that our general and administrative expenses will continue to increase as a result of growing operations and additional expenses associated with operating as a public company.

     Amortization of Stock-Based Compensation. Amortization of stock-based compensation includes the amortization of unearned employee stock-based compensation and expenses for stock granted to consultants in exchange for services. Stock-based compensation expense is amortized over the vesting schedule of the option, typically four years, using the straight line approach. With the grant of some stock options, we recorded aggregate unearned stock-based compensation expense of $3.2 million through June 30, 2000. Stock-based compensation included in operating expenses totaled $235,000 in the six months ended June 30, 1999 and $576,000 in the six months ended June 30, 2000.

     Financial Income and Financial Expenses. Financial expenses were $271,000 in the six months ended June 30, 1999 compared to financial expenses of $418,000 in the six months ended June 30, 2000. This increase in financial expenses resulted from interest expenses from the use of bank lines of credit.

Years Ended December 31, 1998 and 1999

 Revenues

     Total revenues increased 17% from $13.5 million in 1998 to $15.8 million in 1999.

     Software Licenses. Software licenses revenues increased 137% from $1.8 million in 1998 to $4.3 million in 1999. This increase was primarily attributable to software licenses revenues recognized from contracts with two major customers that accounted for $3.0 million in 1999 compared to $424,000 in 1998. In 1998 and 1999, revenues from licenses of third-party software were 16% and 30% of total software licenses revenues.

     Maintenance and Services. Our maintenance and services revenues decreased 2% from $11.7 million in 1998 to $11.5 million in 1999. The reason for the decrease was a reduction in customization services of $1.9 million from 1998 to 1999. This decrease was offset by increases in revenues from other professional services generated by the implementation of our software and by increases in maintenance revenues. Service revenues from the implementation of our software and post-contract maintenance increased by $1.7 million from 1998 to 1999. Maintenance and services revenues comprised 87% of our revenues in 1998 and 73% in 1999. This decrease was a result of our efforts to increase sales of software licenses and limit the scope of projects involving significant customization.

 Cost of Revenues

     Total cost of revenues increased 11% from $9.9 million in 1998 to $10.9 million in 1999.

     Software Licenses. Software licenses costs increased from $146,000 in 1998 to $952,000 in 1999. This increase was primarily due to a contract with one client in 1999 that involved a large component of third-party software.

     Maintenance and Services. Maintenance and service costs increased 3% from $9.7 million in 1998 to $10.0 million in 1999. This increase resulted primarily from hiring and training additional consulting, support and training personnel to support our growing client base. Maintenance and services costs as a percentage of related maintenance and services revenues was 83% in 1998 and 87% in 1999. The increase in maintenance and services costs as a percentage of maintenance and services revenues resulted primarily from the additional costs of our transition from providing customization services to two major clients to providing implementation services to a larger number of clients. We expect that the cost of service revenues will increase in dollar amount as we expand our professional service organization to meet anticipated customer demand.

 Operating Expenses

     Research and Development, Net. Research and development expenses increased 29% from $5.3 million in 1998 to $6.9 million in 1999. This increase in research and development expenses was attributable to the increase of personnel costs due to the hiring of new personnel for our ongoing development efforts.

     Sales and Marketing. Sales and marketing expenses increased 53% from $8.9 million in 1998 to $13.5 million in 1999. The increase of $4.6 million for 1999 compared to 1998 was attributable to a $3.6 million increase in personnel expenses and a $1.0 million increase in marketing costs.

     General and Administrative. General and administrative costs increased 35% from $2.6 million in 1998 to $3.5 million in 1999. This increase was attributable to increases of $810,000 in personnel expenses and $230,000 in professional services expenses.

     Amortization of Stock-Based Compensation. Stock-based compensation included in operating expenses totaled $250,000 in 1998 and $798,000 in 1999.

     Financial Income and Financial Expenses. Financial income was $234,000 in 1998 compared to a financial expense of $565,000 in 1999. The financial income in 1998 consists of interest income due to higher average cash and cash equivalent and short-term investment balances over the period and higher income from foreign currency re-measurement. The increase in financial expenses in 1999 resulted from interest expenses incurred from our bank lines of credit.

Years ended December 31, 1997 and 1998

 Revenues

     Total revenues were $13.5 million in 1997 and $13.5 million in 1998.

     Software Licenses. Software licenses revenues increased 69%, from $1.1 million in 1997 to $1.8 million in 1998. The increase was a result of additional customers that licensed our software, offset by the completion of some projects that began in 1997.

     Maintenance and Services. Our maintenance and services revenues decreased 6% from $12.4 million in 1997 to $11.7 million in 1998. This decrease was primarily due to a $1.0 million reduction in customization services from 1997 to 1998, partially offset by increases in revenues from other professional services from the implementation of our software and by increases in maintenance revenues. Services revenues from the implementation of our software and post-contract maintenance increased by $349,000 from 1997 to 1998. Maintenance and services revenues were equal to 92% of our revenues in 1997 and 87% in 1998. This decrease was a result of our efforts to increase sales of software licenses and limit the scope of projects involving significant customization.

 Cost of Revenues

     Total cost of revenues increased 10%, from $8.9 million in 1997 to $9.9 million in 1998.

     Software Licenses. Cost of software licenses revenues remained approximately unchanged at $106,000 in 1997 and $146,000 in 1998.

     Maintenance and Services. Cost of maintenance and service revenues increased 10% from $8.8 million in 1997 to $9.7 million in 1998. This increase resulted primarily from hiring and training consulting, support and training personnel to support our growing client base. Maintenance and services costs as a percentage of maintenance and services revenues was 71% in 1997 and 83% in 1998. This increase was primarily due to the additional costs of our transition from providing customization services to one major client to providing implementation services to a larger number of clients.

 Operating Expenses

     Research and Development, Net. Research and development, net expenses increased 55% from $3.4 million in 1997 to $5.3 million in 1998. The increase in research and development expenses was attributable to increased personnel costs due to the hiring of additional personnel for our ongoing research and development efforts.

     Sales and Marketing. Sales and marketing expenses increased 166% from $3.3 million in 1997 to $8.9 million in 1998. The increase in these expenses in 1998 was attributable to increases of $4.9 million in personnel expenses due to the addition of new personnel and $710,000 in marketing costs.

     General and Administrative. General and administrative costs increased 3% from $2.4 million in 1997 to $2.5 million in 1998. This increase was due to an increase in personnel expenses.

     Amortization of Stock-Based Compensation. Amortization of stock-based compensation included in operating expenses totaled $12,000 in 1997 and $250,000 in 1998.

     Financial Income and Financial Expenses. Financial expenses were $85,000 in 1997 due to interest expenses from bank lines of credit and financial income was $234,000 in 1998 due to higher average cash and cash equivalent and short-term investment balances over the period.

Selected Quarterly Operating Results

     The following table presents statement of operations data derived from our unaudited consolidated financial statements for the six quarters ended June 30, 2000. This data is expressed both in dollar amounts and as a percentage of total revenues for each quarter. This data has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial condition and results of operations at that date and for that period. The operating results for any quarter are not necessarily indicative of results for any future quarter.

                                               Quarter Ended
                          ------------------------------------------------------------------
                          March 31,   June 30,   Sept. 30,   Dec. 31,   March 31,   June 30,
                            1999        1999       1999        1999       2000        2000
                          ---------   --------   ---------   --------   ---------   --------
                                                (unaudited)
                                               (in thousands)
Statement of Operations
 Data:
Revenues:
  Software licenses.....  $    746    $    866   $  1,260    $  1,397   $  3,209    $ 3,754
  Maintenance and
   services.............     2,607       2,869      2,782       3,275      1,954      2,503
                          --------    --------   --------    --------   --------    -------
    Total revenues......  $  3,353    $  3,735   $  4,042    $  4,672   $  5,163      6,257
Cost of revenues:
  Software licenses.....       245         303        258         146        300        109
  Maintenance and
   services.............     2,354       2,560      2,357       2,707      1,574      1,902
                          --------    --------   --------    --------   --------    -------
    Total cost of
     revenues...........     2,599       2,863      2,615       2,853      1,874      2,011
Gross profit............       754         872      1,427       1,819      3,289      4,246
                          --------    --------   --------    --------   --------    -------
Operating expenses:
  Research and
   development, net.....     1,504       1,698      1,798       1,865      1,685      1,687
  Sales and marketing...     3,773       3,841      2,931       2,992      3,224      4,199
  General and
   administrative.......       798         890        959         871        853        945
  Amortization of
   deferred stock
   compensation.........        31         204         81         482        328        248
                          --------    --------   --------    --------   --------    -------
    Total operating
     expenses...........     6,106       6,633      5,769       6,210      6,090      7,079
Operating loss..........    (5,352)     (5,761)    (4,342)     (4,391)    (2,801)    (2,833)
Financial income
 (expense), net.........      (129)       (142)       (20)       (274)      (281)      (137)
                          --------    --------   --------    --------   --------    -------
Net loss................  $ (5,481)   $ (5,903)  $ (4,362)   $ (4,665)  $ (3,082)   $(2,970)
                          ========    ========   ========    ========   ========    =======
Preferred shares deemed
 dividend...............       --         (303)       --          --         --         --
                          --------    --------   --------    --------   --------    -------
Net loss to shareholders
 of ordinary shares.....  $ (5,481)   $ (6,206)  $ (4,362)   $ (4,665)  $ (3,082)   $(2,970)
                          ========    ========   ========    ========   ========    =======
Basic and diluted net
 loss per share.........  $  (2.05)   $  (2.30)  $  (1.63)   $  (1.73)  $  (1.14)   $ (1.10)
                          ========    ========   ========    ========   ========    =======
Weighted average number
 of shares used in
 computing basic and
 diluted net loss per
 share..................     2,669       2,669      2,675       2,693      2,701      2,709
                          ========    ========   ========    ========   ========    =======
As a percentage of total
 revenues:
Revenues:
 Software licenses......      22.2%       23.2%      31.2%       29.9%      62.2%      60.0%
 Maintenance and
 services...............      77.8        76.8       68.8        70.1       37.8       40.0
                          --------    --------   --------    --------   --------    -------
 Total revenues.........     100.0       100.0      100.0       100.0      100.0      100.0
Cost of revenues:
 Software licenses......       7.3         8.1        6.4         3.1        5.8        1.7
 Maintenance and
 services...............      70.2        68.5       58.3        57.9       30.5       30.4
                          --------    --------   --------    --------   --------    -------
 Total cost of
 revenues...............      77.5        76.6       64.7        61.0       36.3       32.1
Gross profit............      22.5        23.4       35.3        39.0       63.7       67.9
                          --------    --------   --------    --------   --------    -------
Operating expenses:
 Research and
 development, net.......      44.9        45.5       44.5        39.9       32.6       27.0
 Sales and marketing....     112.5       102.8       72.5        64.0       62.4       67.1
 General and
 administrative.........      23.8        23.8       23.7        18.6       16.5       15.1
 Amortization of
 deferred stock
 compensation...........       0.9         5.5        2.0        10.3        6.5        4.1
                          --------    --------   --------    --------   --------    -------
 Total operating
 expenses...............     182.1       177.6      142.7       132.8      118.0      113.3
Operating loss..........    (159.6)     (154.2)    (107.4)      (93.8)     (54.3)     (45.4)
Financial income
 (expense), net.........      (3.8)       (3.8)      (0.5)       (5.9)      (5.4)      (2.2)
                          --------    --------   --------    --------   --------    -------
Net loss................    (163.4)%    (158.0)%   (107.9)%     (99.7)%    (59.7)%    (47.6)%
                          ========    ========   ========    ========   ========    =======
Preferred shares deemed
 dividend...............       --         (8.1)       --          --         --         --
                          --------    --------   --------    --------   --------    -------
Net loss to shareholders
 of ordinary shares.....    (163.4)%    (166.1)%   (107.9)%     (99.7)%    (59.7)%   (47.6)%
                          ========    ========   ========    ========   ========    =======

     Our gross margins have improved in each quarter since the first quarter of 1999. Gross margins from software licenses revenues in the past have been higher than those from maintenance and services revenues. Software licenses revenues have increased in each quarter since the first quarter of 1999. The impact of gross profit from maintenance and service revenues on our overall gross profit has been declining due to the decrease in these revenues as a percentage of total revenues, and also because gross margins on maintenance and service revenues are substantially lower than gross margins on software licenses revenues. The large increase in sales and marketing expenses in the first quarter of 1999 was due to the personnel expenses related to the hiring of additional personnel and severance payments made to several terminated employees. The increase in sales and marketing costs in the second quarter of 1999 was due to the inclusion of a $1.0 million commission to a reseller under an arrangement that was terminated during the second quarter, net of the non-recurring personnel expenses mentioned above.

     As a result of market and technological changes, we cannot accurately forecast operating expenses based on historical results. Most of our expenses are fixed, and we may not be able to quickly reduce spending if revenues are lower than projected. Our ability to forecast accurately our quarterly revenues is limited due to the long sales cycle of our software products, which makes it difficult to predict the quarter in which the product license revenues and the related professional services revenues will occur. Our operating results will be materially adversely affected if revenues do not meet projections.

Liquidity and Capital Resources

 How We Have Financed Our Business

     We have primarily financed our operations through private placements of our ordinary and preferred shares and convertible debentures. Through April 30, 2000, gross proceeds from private placements of ordinary and preferred shares and convertible debentures totaled $54.1 million. To a lesser extent, we have financed our operations through short-term bank facilities and other financing arrangements. In March 1999 and January 2000 we issued warrants to purchase an aggregate of 286,956 ordinary shares to a subsidiary of Bank Hapoalim, at exercise prices ranging from $4.60 to $5.75 per share. The warrants expire upon the completion of this offering. During the first four months of 2000, we sold an aggregate of $16.0 million in principal amount of convertible debentures, bearing interest at the London interbank offered rate plus 2%, payable on a quarterly basis starting in April 2001. $5.0 million of the $16.0 million was received in February and March 2000 and $11.0 million was received in April 2000. The convertible debentures are due in April 2003 but will be convertible, including unpaid interest, into ordinary shares at a discount to the price of the shares sold in this offering.

 Cash

     As of June 30, 2000, we had cash and cash equivalents of $5.3 million and we had a working capital deficit of $522,000, including $191,000 of short-term borrowings. We intend to repay the remaining outstanding balances from the proceeds of this offering. As of June 30, 2000, we did not have any long-term borrowings other than the convertible debentures.

     Net cash used in operating activities was $1.9 million in 1997, $9.4 million in 1998, $13.1 million in 1999 and $7.0 million in the six months ended June 30, 2000. Net cash used in investing activities was $763,000 in 1997, $944,000 in 1998, $931,000 in 1999 and $484,000 in the six months ended
June 30, 2000. Investing activities consisted primarily of purchases of property and equipment. Net cash provided by financing activities was $2.5 million in 1997, $10.1 million in 1998, $15.4 million in 1999 and $10.9 million in the six months ended June 30, 2000. Net cash provided by financing activities consists primarily of net proceeds from the issuances of preferred and ordinary shares as well as long term convertible debentures and, in 1999, from a net increase in our short-term bank line of credit of $5.1 million.

 Lines of Credit

     As of June 30, 2000, we had a line of credit with Bank Hapoalim which allowed us to borrow up to an aggregate of $6.0 million. Borrowings under the line of credit with Bank Hapoalim are in United States dollars and bear interest annually at the London interbank offered rate plus 1.5%. All borrowings under the line of credit with Bank Hapoalim are secured by a lien on our assets. We have working capital revolving lines of credit in the amount of $500,000 with other banks denominated in NIS, which bear annual interest at a rate of prime plus 1% and are secured by deposits. We have an additional working capital revolving line of credit in the amount of $250,000 with a U.S. bank which is denominated in dollars, which bears an annual interest at a rate of prime plus 0.25% and is secured by a bank guarantee. Except as specified above, borrowings under the lines are not limited by the amount of our assets and do not require us to meet financial ratios or tests. As of June 30, 2000, we had $191,000 of outstanding indebtedness under our lines of credit.

 Operating Leases

     Payments under non-cancelable operating lease agreements for facilities and other equipment expire on various dates through 2005, resulting in aggregate lease expenses ranging from $430,000 to $880,000 per year.

 Future Cash Needs

     We expect to continue to experience growth in our operating expenses and we anticipate that operating expenses and capital expenditures will continue to be a material use of our cash resources. We may utilize cash resources to fund acquisitions or investments in other businesses, technologies, or product lines. We believe that available cash and cash equivalents and the net proceeds from the sale of ordinary shares in this offering will be sufficient to meet our working capital and operating requirements for at least the next 12 months. After that period, we may require additional funds to support our working capital and operating expense requirements and may seek to raise additional funds through public or private debt or equity financings. We cannot assure you that this additional financing will be available, or if available will be on reasonable terms.

Research and Development Grants

     We conduct our research and development activities primarily at our principal offices in Israel. Our research and development efforts have been financed, in part, through grants from the office of the chief scientist of Israel. Under these grants royalties are payable to the Israeli government, generally at the rate of 3% during the first three years, 4% over the following three years and 5% in the seventh year and future years, on the revenues derived from products developed by us according to those programs. The maximum aggregate royalties will not exceed 100%, 150% in some circumstances, of the dollar-linked value of the total grant received. During 1996, we paid all royalties due to the office of the chief scientist amounting to a total of $676,000. Therefore, we are under no further obligation to pay royalties to the office of the chief scientist on the sale of products funded by the office of the chief scientist. The government of Israel does not own proprietary rights in the technology developed using its funding and there is no restriction on the export of the products manufactured using the technology. Some restrictions on the technology do apply, however, including the obligation to manufacture the product based on the technology in Israel and to obtain the office of the chief scientist's consent for the transfer of the technology to a third party. These restrictions continue to apply to us although we have paid the full amount of royalties payable under these grants. If the office of the chief scientist consents to the manufacture of the products outside Israel, the regulations allow the office of the chief scientist to require the payment of increased royalties, ranging from 120% to 300% of the amount of the office of the chief scientist grant, depending on the percentage of foreign manufacture. If the chief scientist consents to the manufacture of our products outside Israel, we cannot assure you that we will not be required to pay the office of the chief scientist additional royalties.

     In 1998, we received a grant from the United States-Israel Binational Industrial Research and Development Foundation for a development project on our Service Suite line of products conducted by us and a United States partner. Under the terms of this grant, we are obligated to pay to the foundation royalties of 3% to 5% of the revenues derived from sales of products developed in this project, up to an aggregate amount equal to 100-150% of the grant, linked to the dollar and to the U.S. consumer price index. The cumulative amount of grants recognized was $330,000 as of December 31, 1999.

Effects of Currency Fluctuations

     Revenues generated and costs incurred outside of the United States are generally denominated in non-dollar currencies. In 1997, 1998, 1999 and the six months ended June 30, 2000, 17%, 26%, 24% and 29% of our revenues were denominated in non-dollar currencies. Costs not effectively denominated in United States dollars are translated to United States dollars, when recorded, at the prevailing exchange rates for the purposes of our financial statements. Consequently, fluctuations in the rates of exchange between the dollar and non-dollar currencies will affect our results of operations. An increase in the value of a particular currency relative to the dollar will increase the dollar reporting value for transactions in that particular currency, and a decrease in the value of that currency relative to the dollar will decrease the dollar reporting value for those transactions. This effect on the dollar reporting value for transactions is generally only partially offset by the impact that currency fluctuations may have on costs. In 1998, we had net income due to currency fluctuations of $275,000. In 1997, 1999 and the six months ended June 30, 2000, we had a net loss of $91,000, $47,000 and $111,000 due to currency fluctuations. We do not generally engage in currency hedging transactions to offset the risks with variations in currency exchange rates. Consequently, significant foreign currency fluctuations and other foreign exchange risks may have a material adverse effect on our business, financial condition and results of operations.

Impact of Inflation

     Since our revenues are generated in United States dollars and currencies other than NIS, and a substantial portion of our expenses is incurred and will continue to be incurred in NIS, we are exposed to risk by the amount that the rate of inflation in Israel exceeds the rate of devaluation of the NIS in relation to the dollar and other currencies or if the timing of the devaluation lags behind inflation in Israel. In 1994, 1995 and 1996, the inflation rate in Israel exceeded the rate of devaluation of the NIS against the dollar and other currencies. This trend was reversed during 1997 and 1998. In 1999 and the first six months of 2000, while the rate of inflation was low, there was a devaluation of the dollar against the NIS. We do not engage in any hedging or other transactions intended to manage risks relating to foreign currency exchange rate or interest rate fluctuations. We also do not own any market risk sensitive instruments. However, we may in the future undertake hedging or other transactions or invest in market risk sensitive instruments if we determine that it is necessary to offset these risks.

Effective Corporate Tax Rate

     Our tax rate will reflect a mix of the United States and the United Kingdom statutory tax rates on our United States and United Kingdom income and the Israeli tax rate discussed below. We expect that most of our taxable income will be generated in Israel. Israeli companies are generally subject to income tax at the rate of 36%. The majority of our income, however, is derived from our three investment programs with approved enterprise status under the law for the encouragement of capital investments and is eligible for some tax benefits.

     Under our first investment program we will enjoy a reduced tax rate of 10-25% during a period of seven years in which this investment program produces taxable income. Under our other two investment programs we will enjoy a tax exemption on income derived during the first ten years in which these investment programs produce taxable income, provided that we do not distribute the income as dividends. All of these tax benefits are subject to various conditions and restrictions.

     As of December 31, 1999, we had net operating loss carryforwards for tax reporting purposes of approximately $18.4 million in the United States, $6.4 million in Israel, $10.8 million in the United Kingdom and $1.2 million in Japan. In the United States, the internal revenue code limits the use in any future period of net operating loss carryforwards following a significant change in ownership interests. Since we have incurred tax losses through December 31, 1999, we have not used these net operating losses.

Adaptation to New Euro Currency

     In January 1999, a new currency called the euro was introduced in Austria, Belgium, Finland, France, Germany, Italy, Luxembourg, the Netherlands, Portugal, the Republic of Ireland and Spain. By June 30, 2002, at the latest, all participating European Monetary Union countries are expected to be operating with the euro as their single currency. Computer systems and software products will need to be designed or modified to accept the euro currency and, during the transitional phase, may need to accept both the euro and local currencies. Conversion to the euro will require restructuring of databases and internal accounting systems and the conversion of historical data. We believe that all products offered by us are adapted to the euro. Since the introduction of the euro we have not experienced any difficulties or complaints from the adaptation of our products to the euro. However, we did not contact our clients or suppliers to determine their preparedness for the adoption of the euro.

     We have not incurred any material expenses from the adaptation of our products to the euro and we do not expect to incur any expenses from future adaptation to the euro. However, we cannot assure you that our products or software provided to our clients by other vendors, or developed internally by our clients, will ensure an errorless transition to the euro. Even if our products and services satisfy these requirements, the products and services provided to our clients by other software vendors or developed internally by our clients may not be euro compliant and may disrupt our clients' ability to use our products.

                                    BUSINESS

Overview

     We develop, market and support software products which provide companies with business-to-business internet solutions for service communities. Service communities encompass all participants in the service management and delivery process, including service organizations, their field engineers, customers, partners, vendors, and suppliers. To capitalize on the opportunity offered by the internet, service organizations need solutions that support complex service delivery requirements while enabling collaboration of the service community to achieve high quality and cost effective service delivery. Our solution is designed to meet the needs of service organizations of companies with large, complex product service commitments, as well as third-party service providers who fulfill these commitments on an outsourced basis, by offering real-time management and collaboration of the entire service community. Our solutions include workforce management, service level agreement management, customer self-service, repair return automation and auction-based procurement and replenishment.

     We have developed and sold a suite of flexible and scalable software products for the management of service operations in organizations. These service delivery chain management products, called Service Suite, help organizations that provide field service to customers, develop proposals for and track commitments under service contracts, manage inventory and field service personnel, follow customer calls and generate accurate and detailed bills. Service Suite customers of these products include EMC Corporation, GE Medical Systems, NTL and Sun Microsystems.

     Our Service Hub internet-based products contain models of service and definitions of service processes that are based on our experience and knowledge in developing and selling these service delivery chain software products. Since their introduction in the fourth quarter of 1999, we have licensed our internet-based products to BGE Home Products, Broadwing, CapRock, ITC Deltacom, Picus, Symbol and Teraoka Seiko. Since June 2000, we have signed letters of intent to license Service Hub to an additional five customers, and we are targeting our sales and marketing efforts to companies in the high technology, telecommunications, utilities and industrial automation industries.

Industry Overview

 Growth of the Internet

     The internet has emerged as a revolutionary global communications medium, enabling millions of individual consumers and business users to share information and conduct business electronically. The efficient, pervasive and interactive nature of the internet makes it a necessary platform for relevant content exchange and e-commerce transactions from business-to-business. According to the Gartner Group, the worldwide business-to-business market is forecast to grow from $145 billion in 1999 to over $7.0 trillion in 2004. In the intensely competitive global business environment, businesses have increasingly adopted the internet to streamline their business processes and make their employees more productive.

 Growing Importance of Customer Service

     Companies that sell products have always recognized the importance of product maintenance and support services. As a result, the sale of a product has always engendered a commitment to respond to a customer call for maintenance and support for that product. Traditionally, the division that provides maintenance and support services often is not integrated with other divisions in the organization that are involved with the product sales cycle.

     Today, organizations increasingly stress, and their customers increasingly demand, high-quality service as a major factor in distinguishing a product. This focus on quality results in increased customer loyalty and a reduction in customer churn and creates a competitive advantage in the marketplace. In fact, in many organizations, service is replacing products as a primary focus and customers' perception of the quality of service is considered a matter of primary importance. This is due to a number of trends, including:

   .  competition in the global marketplace;

   .  shrinking profit margins from the manufacture and sale of products;

   . increasing complexity and commoditization of products, including personal computers; and

   . importance of customer retention due to the costs of new customer acquisition.

 The Challenges of Providing Customer Service

     The process of providing service is a combination of numerous, complex processes distributed across a wide service community of interacting constituents. This service community includes customers, service organization employees like call center operators, field engineers, warehouse managers and contract administrators, as well as third-party suppliers and vendors. The members of this community each play an important role in the service delivery process. For instance, the service delivery process is often performed on a pre-set schedule or is initiated by end-users contacting customer support call centers or help desks. These call centers or help desks field customer calls, dispatch and direct responses to calls and allocate resources between various customer requests for service. Effective dispatch from call centers requires communication with field service personnel, mainly service engineers, and tracking of repairs in process and spare parts inventories. When engineers or warehouse managers see that replenishment of inventory is required, service organizations contact third-party vendors to procure additional parts. Alternatively, many service organizations are streamlining their parts and repair processes by outsourcing parts inventory and repair to their vendors. Throughout this process, the service organization must be able to effectively manage many other matters, including contract administration, entitlement, tracking, shipping, repair depot operations, pricing and invoicing. For global organizations with widely dispersed service communities, the challenges of managing the service delivery process are heightened further by the need to manage and coordinate service delivery for remote and geographically dispersed customers over various time zones, with revenues and costs incurred in many local currencies.

 Shortcomings of the Traditional Approach to Service Delivery

     The traditional process of creating or renewing service contracts typically begins with a contract requisition and continues to customer administration, contract administration and back to the customer in multiple iterations. The delays caused by this process negatively impact customer satisfaction and contract renewal rates. Service organizations handle requests for service based on these contracts in a reactionary, fragmented structure involving serial and rigid procedures that can create unnecessary delays and inefficiencies. This approach attempts to solve the immediate customer needs with only those resources available at that particular time and fails to consider how attending to a particular request for service will impact the rest of the organization. Therefore, customer service is provided in an inefficient manner and does not allow real-time collaboration among many different constituents of the service community. This approach offers limited real-time visibility to end-users and the rest of the service community on the progress being made on a request for service.

 The Internet and the Wireless Internet as a Medium for Customer Service and Support

     The internet has made it possible to deploy applications that reach all employees in an organization and to connect the organization to corporate partners, vendors and service providers. A new business model is emerging under which companies will manage and control their customer service delivery using the internet. The growth in the use of the internet has caused a trend towards active customer involvement and collaboration in the customer service process. The ability to conduct sophisticated business transactions in a point-and-click self-help environment has also raised customer expectations: customers now expect quick, timely and comprehensive solutions to their problems. Likewise, businesses have become increasingly aware of the advantages of managing supply chains and transacting with third-party suppliers and vendors over the internet and are using this ability as a strategic tool to increase revenues and improve profitability.

According to IDC, spending on collaborative service and support technologies within the services industry is expected to grow from $2.7 billion in 1999 to $8.7 billion in 2003. IDC defines collaborative service and support technology as the core enabling technology of the emerging internet-based, interactive e-service and support world, which is growing rapidly in strategic and tactical importance.

     While customer interactions and business transactions conducted over the internet have grown significantly, they are not likely to replace more traditional means of managing and controlling the service community. For example, many organizations continue to rely on older systems and applications and telephone-based call centers to provide customer service. Rather than replacing systems that support existing service delivery operations, companies are actively seeking ways to extend the life of their existing but often outdated solutions by integrating their internal traditional service management applications, databases and forms of customer interaction with innovative internet-based interfaces to their service communities. While the internet has the potential to enable personalized and collaborative customer service, companies have been limited by available software applications. These applications are generally HTML conversions of existing client/server service management applications that typically restrict customer service to a predefined transaction available in a generic form to all customers. Existing products, originally designed for an organization's internal use, generally fail to provide the flexibility, functionality and scalability required for conducting business over the internet.

     Wireless devices, like cellular phones, personal digital assistants, and other mobile computing devices, have always been in use in the area of service delivery. Recently, the abundance of information and applications on the internet have caused the internet and wireless technology to converge, creating the wireless internet. We believe that the wireless internet creates a new and better way to manage service delivery resources, including engineers, technicians and spare parts, and thus creates higher quality service delivery. The wireless internet allows the workforce in the field to access information and applications in a continuous manner. This in turn means that information about the service delivery, such as the technician's whereabouts, the estimated time the technician will arrive at the customer site, the status of a part order or customer entitlements, can be updated in real time from a mobile or wireless device and forwarded to the customer using the internet.

     To realize the potential of the internet to reshape business processes in the service industry, companies must be able to offer customer service through a single internet solution. This solution must be configured on the basis of pre-determined business processes, service knowledge and databases and allow universal access to all members of the service community through web browsers, cellular telephones, personal digital assistants and other wireless devices.

The ViryaNet Solution

     We provide business-to-business internet solutions for service communities. Our Service Hub is a single integrated internet-based platform through which the service organization of a company, together with its customers, partners, vendors and suppliers, collaborate in real-time in one service community. This collaboration takes place on the basis of built-in knowledge of service functionalities, databases and business processes to enable the cost-effective delivery of high-quality service.

     Our Service Hub benefits service communities in the following ways:

 Real-Time Management and Collaboration of the Entire Service Community

     Service Hub integrates the business processes of all members of the service community, including customers, the service organization and its employees, third-party vendors and suppliers. For instance, our internet-based solution was designed to enable organizations to increase the efficiency and connectivity of field personnel on a real-time basis. It allows field personnel equipped only with wireless communications devices to be connected to the organization when located at a remote site. By enabling real-time collaboration between all members of the service community, Service Hub streamlines the service delivery process while offering opportunities for novel and improved business processes and creating new revenue streams, including personalization techniques to segment customers based on their individual profiles or roles in the service community.

 Increased Efficiency and Evaluation of Quality of Service

     Service Hub's universal access makes all relevant service information visible to each member of the service community. This allows the service operation to be handled in an efficient manner, improving the use of all of the service resources available. Service Hub covers the entire range of the service delivery cycle, from contract quotation and signing, to implementation of services under the contract and to billing. Service Hub facilitates an on-going evaluation of the service process by offering a series of key performance indicators that continuously measure various aspects of the service operations on the basis of parameters tailored by the company.

 Rapid Deployment of an Internet-Based Solution While Preserving Investments in Existing Systems

     Service Hub allows organizations to quickly and efficiently turn their complex existing service management applications into an internet-based solution, without disrupting existing operations and processes. Service Hub's interoperability with existing service applications, databases and enterprise resource planning systems allows organizations to set up their internet-based service platforms without the long delays and significant expenses that normally result from a replacement of existing systems. Using our solution, after enabling an immediate internet-based service delivery management system, organizations are able to gradually update and replace their existing service systems according to their own priorities.

 Scalability and Flexibility

     Service Hub is designed to be highly scalable, enabling organizations to interact with large numbers of customers, suppliers and vendors through the internet and other platforms, including cellular telephones and wireless devices. Service Hub's flexibility and open architecture allows companies to independently determine their business processes and work flow and to integrate Service Hub with their existing service applications, customer service management applications, customer relationship management applications, data warehouses, enterprise resource planning applications and web sites.

 Enabling Management of Service Operations on a Global Scale

     Our solutions enable service delivery on a global or nationwide scale. Service Hub is designed to allow customer service professionals to efficiently manage, monitor and improve all aspects of service delivery in the context of complex global service contracts. Our customers can do this across many geographic locations of all members of the service community despite time zone or currency differences.

Strategy

     Our objective is to become the leading global provider of business-to-business internet-based solutions for service communities. Key elements of our strategy include:

 Maintain Technological Leadership of our Internet-Based Solutions for Service Communities

     We believe that we have established ourselves as a technology leader in providing internet-based solutions for a broad range of service applications and have filed a patent application covering some of our technologies for creating and supporting service communities on the internet. We intend to continue to enhance our internet-based solutions by incorporating new advances in internet technology. We place considerable emphasis on research and development to improve and expand the functionality of our technology and to develop new applications. We believe that our future success will depend upon our ability to maintain our technological leadership, to enhance our existing products and to introduce new commercially viable products addressing the needs of our customers on a timely basis.

 Build on Our Expertise in Service Management Solutions

     Through our extensive experience in developing software products for the management of service operations, we have gathered significant expertise in understanding the specific needs of service organizations and their manner of operation. We have gathered substantial knowledge in designing business processes and workflow for a wide variety of service organizations. We intend to continue to build on many of the solutions and concepts that were embedded in our enterprise software products as we enhance our existing products and develop new internet-based products.

 Continue to Support Open Architecture

     We will continue to develop products with an open architecture which conforms to emerging industry standards and enables integration and interoperability with other applications. For example, our internet-based solution uses the XML standard for the description of data, which facilitates integration between different applications. Our open architecture enables our customers to exchange large volumes of different types of data, information, ideas and knowledge regardless of their information technology infrastructures, systems or software. We believe that the flexibility offered by our open architecture enables companies to manage their service community more efficiently and to reduce costs.

 Expand Our Market Share by Focusing on Selected Industries

     We intend to focus our marketing efforts on three primary industries: high technology, telecommunications, utilities and industrial automation. We believe that these industries often have extensive service commitments for relatively complex products and place significant importance on customer satisfaction, and are more likely to use the internet for their business operations. We employ people with expertise in these industries to both market to and support our clients in these industries.

 Extend Strategic Relationships with Third Parties, Including Application Service Providers

     We intend to expand our marketing and implementation capacity by entering into relationships with third parties, including systems integrators and vendors of complementary products. By employing third parties in the marketing and implementation process, we expect to enhance sales by taking advantage of the market presence of these third parties, devote more resources to making additional sales and reduce the cost of each sale. We also intend to expand our distribution capability by offering some of our products through application service providers, who may offer Service Hub to customers on a subscription basis, allowing customers to reduce their initial costs.

Products

 ViryaNet Service Hub

     Service Hub, which was introduced in the fourth quarter of 1999, is a business-to-business internet platform for service communities. Each component of Service Hub shares a consistent, easy-to-use, browser-based graphical user interface. The components share a common underlying technology architecture and a common data model which allows them to work together and share information. The components are also universally accessible, allowing employees to work anywhere using desktop or mobile computers, mobile telephones, personal digital assistants or other handheld devices.

     Service Hub contains a built-in service model that determines rules under which service processes are implemented and enables the different members of the service community to collaborate and share information on service related matters such as management of service contracts, entitlement tracking, availability of service or spare parts, inventories, shipping, call dispatch and tracking, administration of filed service personnel, repair depot operations, pricing and invoicing.

     Service Hub contains the following key elements:



[Graphic of computer screen in upper left-hand corner; graphic of personal digital assistant in center of left-hand side; graphic of cellular phone in lower left-hand corner.
    Box with three columns in center. Text in top of left-hand column reads "Service Portal" with an arrow pointing to graphic of computer screen. Text in bottom of left-hand column reads "mService Gateway" with an arrow pointing to graphics of hand-held device and cellular phone.
    Text in center column reads from top: "Service Suite," "Service Process," "Service Intelligence," and "Service Engine."
    Text in right-hand column reads: "Integration Server."
    Text in upper right hand corner reads: "External Web Applications, Markets, Sites." Text in center of right-hand side reads "Enterprise Applications, Customer Relationship Management (CRM), Enterprise Resource Planning
(ERP)." Text in lower right-hand corner reads: "Data Warehouses."]

 Service Portal

     Service Portal is a personalized gateway that allows internal users as well as customers, field employees and external partners, suppliers and vendors to interface with Service Hub using the internet. Service Portal, when used with the other components of Service Hub, allows users to access service information in real time, share documents, collaborate with other users and obtain service. Service Portal is designed to be seamlessly integrated with other corporate portals of an organization. Service Portal allows the creation of users' profiles and includes a registration process that enables Service Hub to categorize the user and determine for security and efficiency purposes the scope of access and use of the system that is permitted for that user. Commonly used internet-based collaboration capabilities, including chat, forums and customer feedback are facilitated through Service Portal. Using a standard browser, each user can configure a customized display of active monitors, graphs and notification queues. A user can subscribe to a variety of information sources from enterprise knowledge bases and receive updates on a timely basis.

 mService Gateway

     mService Gateway provides mobile users, like field engineers, with remote access to Service Hub and its applications and data. With mService Gateway, field engineers can acknowledge being dispatched to a customer service location through a variety of mobile devices like PalmOS and WindowsCE personal digital assistants, web-enabled phones, and I-mode Docomo phones that are dominant in Japan. Once dispatched, engineers can view their work orders, report work that they have done on service requests, create part activity reports, create new tasks to be performed in the context of a request, request that assistance be provided to complete the new tasks and create new service requests. These actions can be sent to the Service Hub through the mService Gateway if the mobile device has an internet connection. If the device has no immediately-available internet connection, the transactions can be stored locally and transferred to the Service Hub through the mService Gateway the next time the device is connected to the internet. Through our arrangement with AvantGo, a provider of mobile infrastructure software and services, we will resell the AvantGo Enterprise product integrated with mService Gateway. This bundled solution is designed to enable field service technicians to remotely process data from a wide range of enterprise applications using a variety of wireless and remote devices that support the AvantGo browser.

 Service Suite

     We also provide a suite of enterprise applications for managing service delivery, which enables service organizations to automate many of the processes required for service fulfillment. These applications include:

   . WorkForce Management, which enables the efficient management of service company employee resources;

   . Service Contract, which provides comprehensive and flexible contract management;

   .  Depot Repair, which manages high volume depot repair operations; and

   . Service Supply Chain, which manages the service logistics infrastructure.

     Each module within Service Suite can be installed independently or with other elements of Service Hub. These modules were designed to work in either a traditional client/server environment or an internet architecture.

 Service Process

     Service Process allows the customer to define business processes and workflows that facilitate the interaction between the user and the various service applications and databases. With Service Process, users can view relevant information, initiate service calls, track the progress of a service call, order parts and receive periodic reports. Service Process is based on our extensive knowledge of commonly used service business processes. Service Process includes workforce management, management of service level agreements, customer self-service, automation of repair returns and auction-based procurement and replenishment. One of the modules within Service Process, Mobile FE, works with the wireless support of mService Gateway to extend workforce management to mobile field engineers using wireless devices like mobile computers and mobile telephones.

 Service Intelligence

     Service Intelligence allows users to analyze service operations and facilitates the production of related reports. Service Intelligence is based on a collection of key performance indicators that track data on the basis of criteria like financial trends, service performance, service rates, revenue and cost per product type. It further allows companies to define their own performance indicators, monitors and reports, and create graphs and charts. For each key performance indicator and monitor, a user can determine the data thresholds that the system must control and the alerts or messages that the system must send out to appropriate members of the service community.

 Service Engine

     Service Engine contains the shared business definitions and rules used by Service Suite, Service Process and Service Intelligence.

 Integration Server

     Integration Server uses application program interfaces that integrate Service Hub with the customer's other applications, including enterprise resource planning applications, customer relationship management applications, data warehouses and other commonly used service applications. Through Integration Server, users of Service Hub can directly access applications and databases required to provide comprehensive customer service.

 Products Under Development

     We are in the process of adding functionality to our Service Hub products to better accommodate two strategic goals for the future:

   . Improving support for application service providers to allow the service organization of multiple companies to be deployed from a single Service Hub installation. This functionality has been designed and will be implemented later in 2000. We expect that this effort will not require significant development resources before its commercial release.

   . Extending our concept of managing service communities to service trading web sites. These trading web sites will enable vendors to bid for services and parts in auctions. It is our intent to integrate services from those sites into our customer's business processes, as well as participate in the formation of service web trading communities. This functionality has been designed and we expect to implement it in the first half of 2001. We expect that this effort will not require significant development resources before its commercial release.

Professional Services and Maintenance

 Professional Services

     We believe that the availability of effective professional services is an important factor in achieving widespread market acceptance. We provide a broad range of professional services, consulting, training, application implementation and project management to customers implementing our solutions. Professional services are aimed at both generating additional revenues and ensuring successful implementation of our technology. Professional services can be purchased separately or as part of an overall application implementation and deployment project.

     We intend to migrate a portion of our implementation activities to third parties, including systems integrators. We believe that this will allow us to increase our margins while providing the appropriate level of service to an expanding customer base.

 Maintenance

     We offer our customers annual maintenance contracts providing for upgrades and new versions of our products for an additional fee. Our standard maintenance contract extends for one year. We believe that a high level of customer support is important to the successful marketing and sale of our products. We believe that effective technical support during product evaluation as well as after the product is sold has substantially contributed to product acceptance and customer satisfaction and will continue to do so in the future. Our in-house technical support group provides product evaluation and post-sale support.

Clients

 Service Suite

     Since its introduction in 1998, we have licensed our Service Suite applications to a number of organizations for use in various aspects of managing service delivery operations. Customers of our Service Suite products include:

   .  Computeraid

   .  EMC Corporation

   .  GE Medical Systems

   .  Granada Business Systems

   .  NTL

   .  Sun Microsystems

     Many of these clients have purchased multiple modules of Service Suite and all have paid license and service fees in excess of $500,000 for our software as of June 30, 2000.

 Service Hub

     Since its introduction in the fourth quarter of 1999, Service Hub has been licensed by BGE Home Products, Broadwing, CapRock, ITC Deltacom, Picus, Symbol and Teraoka Seiko. We have also signed letters of intent to license Service Hub to an additional five customers. The following summaries illustrate how
ITC Deltacom, Symbol and Teraoka Seiko are implementing Service Hub. Each company reviewed its summary for accuracy, but you should not interpret these summaries as endorsements by any of these companies of our products or services.

 ITC Deltacom

     ITC Deltacom, a full-service telecommunications provider serving business customers throughout the southeastern United States, is implementing Service Hub to create operational efficiencies and increase customer satisfaction.
ITC Deltacom has implemented the contract administration, workforce management and service supply chain modules of Service Suite, along with parts of Service Hub required for internet access. By using Service Hub technology, ITC Deltacom is integrating several of its existing applications, including systems provisioning, customer relationship management and accounting. Service Hub can also make data from our Service Suite modules accessible over the internet and allow ITC Deltacom's 250 field engineers to access call information through an internet connection from their laptops. ITC Deltacom is also engaged in a pilot program to manage field engineers through handheld devices connected to our Mobile FE product over the internet.

 Symbol Technologies

     Symbol Technologies is a provider of wireless and internet-based mobile data management systems and services installed at more than 45,000 customer locations worldwide. Symbol provides its customer base with a broad-based package for support called SymbolCare. Symbol chose Service Hub to upgrade its existing systems, particularly in the areas of parts logistics and repair, and serve as the technology platform for delivering this service over the internet. Symbol's application will use mService Gateway to enable its approximately 75 field representatives to log information about parts, expenses and calls made on customers. SymbolCare over the internet, called MySymbolCare, is in the process of being tested at six customer and partner locations. Symbol plans to implement this application for its base of 5,500 customers and partners. Using Service Hub, Symbol will be able to integrate information from third-party call centers and financial applications, as well as from the supply chain and repair center modules of our Service Suite that Symbol previously purchased from us. Service Hub's interfaces to Symbol's existing applications will allow these applications to be phased out in a gradual fashion rather than forcing an abrupt and costly conversion. Using Service Hub, Symbol expects to reduce the number of call center requests, improve management of spare parts and increase field workforce efficiency.

 Teraoka Seiko

     Teraoka Seiko, a Japanese manufacturer of tracking and point-of-sale devices and weighing scales focused on the supermarket industry, has over 200 field engineers in 40 centers in Japan and services 80,000 pieces of equipment. Teraoka also works with a global network of third-party distributors that sell and service Teraoka's products outside of Japan. Teraoka Seiko decided to replace its existing system with Service Suite to support its service business and increase service revenues, engineer productivity and customer satisfaction. Teraoka Seiko implemented two of Service Suite's modules, WorkForce Management and Service Contract. In the future, Teraoka Seiko plans to implement Supply Chain and Repair Depot. These implementations included interfaces with Teraoka Seiko's accounting and database systems. Teraoka Seiko is in the process of implementing our Service Hub to manage its community of field engineers as well as the field engineers of its global network of third-party distributors and vendors. This field engineering solution will provide field engineers with a call reporting utility to enable field engineers to issue accurate invoices on site by using wireless devices. Teraoka Seiko also plans to offer to third-party vendors an internet-based parts ordering system to facilitate faster and less costly parts shipments.

Sales and Marketing

     We target companies in the high technology, telecommunications, utilities and industrial automation industries that have extensive service commitments and complex products, strong commitments to customer satisfaction and an internet presence. Due to the relative immaturity of our market, we have a number of different marketing programs to increase our market presence and awareness of the benefits our products provide. We also emphasize and use a variety of lead generation programs.

     Due to the comprehensiveness of our solutions, our sales cycles have generally been three to twelve months. We expect the sales cycle for Service Hub to be three to six months or less due to our belief that the decision period for implementing business-to-business internet solutions is shorter than the decision period for enterprise software applications. Some of our sales are made through a request for proposals process conducted by the potential client. This also contributes to the lead time involved in our sales and marketing process.

     Our sales and marketing staff consists of professionals in a variety of fields, including marketing and media relations, direct sales, technical sales consultants, product management, advertising and business management consulting. As of June 30, 2000, we employed 47 sales and marketing personnel. The majority of our sales personnel operate through our United States subsidiary and the balance operate through our United Kingdom and Japan subsidiaries. Our United Kingdom subsidiary is responsible for sales and marketing in Europe.

     Although the majority of our sales have resulted from using our own marketing lead generation and direct sales, we have recently entered into several marketing partnership agreements with Akili, Cap Gemini Ernst & Young, Stonebridge, MetaSolv and Symbol. Cap Gemini Ernst & Young, Akili and Stonebridge provide consulting and implementation services to telecommunications companies; MetaSolv provides order management and service fulfillment solutions to telecommunications companies; and Symbol provides handheld computers and scanner devices to the retail and industrial markets. Cap Gemini Ernst & Young is not affiliated with Ernst & Young LLP, for accounting independence purposes. We expect to benefit from marketing programs and leads generated by these partners, as well as cooperation from the sales forces of these partners in sales opportunities identified by them. We intend to expand our marketing and implementation capacity through the use of third parties, including systems integrators, vendors of complementary products and providers of service applications. By employing third parties in the marketing and implementation process we expect to enhance sales by taking advantage of the market presence of these third parties and devote more resources to making additional sales and reduce the cost of each sale.

     We also intend to explore and establish indirect channels through relationships with additional resellers who offer complementary products as well as application service providers. Resellers will be primarily used to sell special versions of our product configured for specific market targets, to be combined with their complementary products. Application service providers will be used to provide our product to customers who wish to avoid the high initial cost of our product combined with the required hardware platforms and infrastructure investments and prefer a monthly rental or subscription billing process provided by application service providers. We believe that this application service provider channel will be effective for reaching segments of the market for which the higher costs of a direct sales channel are not appropriate. Indirect reseller sales are expected to begin in the third quarter of 2000, and application service provider sales are expected in the fourth quarter of 2000. We have entered into a letter of understanding with Aether Systems, a provider of wireless and mobile data products and services, to cooperate on the delivery of our workforce management products through an application service provider hosted by Aether. In addition, we will work with Aether to develop technology to enable browsers to interact with internet applications through wireless devices.

     We have created an alliances and partnership team to serve as an intermediary between us and our business partners, including systems integrators, complementary product vendors and application service providers.

Technology

 Advanced Software Technologies

     Service Hub uses a number of advanced software technologies to provide our products with the capability of handling complex, large-volume, global service management assignments. For example, the use of rule-based technology allows us and our customers to incorporate complex business rules into the service delivery management process and to administer complex global service contracts through a single tool. This eliminates the need to modify system code to reflect evolving business rules or the application of complex contractual terms. Similarly, the use of data extraction techniques enables us and our customers to extract useful data from tracking systems and allows the software to assist in decision making and strategic planning.

 Industry Standards

     We base our modules on leading infrastructure software, including IBM's WebSphere application server with its advanced workload management, high throughput and performance, scalability, and fault tolerance capabilities. We believe that conforming to industry standards not only ensures that we have the best possible architectures but also that we can benefit from and reuse widely available internet-centric components. By conforming to industry standards, we ensure that we provide an open architecture which enables us to interface our products with our clients' existing service management systems. It also allows our clients to use a broad range of hardware platforms and a variety of network and operating system environments. The technology within Service Hub is designed to make it fully accessible using any number of devices including web browsers, personal digital assistants and mobile telephones. This is possible due to a design that separates the presentation layer from the underlying application logic. This universal access is an intrinsic core technology of Service Hub.

 Software Architecture

     Our software is organized in four tiers. The first tier, the database, has been designed to be scalable in large customer installations and ensures support for high transaction volumes and global operations. The second tier, the business object layer, is an object-oriented packaging of the service entities that are used for the business processes and for implementing service communities. The third tier, the communications layer, is based on the XML framework, allowing features encapsulated within the object model to be accessed by external systems or exported as XML documents. The final tier, the presentation layer, allows business functions to be used in multiple formats including HTML browsers, wireless devices or desktop software, using a single code.

 Intellectual Property Rights

     We consider our technology to be proprietary and have filed a patent application covering some of our technologies for creating and supporting service communities on an internet platform. In general, we have relied on a combination of technical leadership, trade secret, copyright and trademark law and nondisclosure agreements to protect our unpatented proprietary know-how. Our proprietary technology incorporates processes, methods, algorithms and software that we believe are not easily copied. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of our products or to obtain and use information that we consider as proprietary. We believe that, because of the rapid pace of technological change in the industry, patent and copyright protection are less significant to our competitive position than factors such as the knowledge, ability and experience of our personnel, new product development and ongoing product maintenance and support.

Competition

     The market for internet-based solutions to manage service organizations is relatively new and immature. However, with the rapid growth of the internet and its use for business processes, this market is expected to evolve and develop quickly. We face competition from different markets and segments. This market is also fragmented and stratified.

     Our competitors include companies in various sectors of the internet business-to-business market as well as in the broader customer relationship management software market, including:

   . the market for internet-based customer support and customer service solutions, including companies like E.piphany, mySAP and Kana;

   . the market for enterprise based service management software solutions, including companies like Clarify and Siebel Systems; and

   . the market for enterprise resource planning solutions, including companies like Oracle, PeopleSoft and SAP.

     Competitors may also include companies offering other business-to-business applications over the internet, vendors of new internet application deployment products, portal vendors and system integrators. Because it is a logical extension of their corporate and product strategies to penetrate our sector, we also believe that other companies in the internet sector and in the customer relationship management software sector will seek to penetrate our market both by developing their own solutions and by acquiring companies already operating in the field.

     Companies have for many years developed their own in-house automated client/server service management applications. As a result, our prospective Service Suite clients will often decide against purchasing and implementing externally developed and produced enterprise solutions.

     Increased competition from any of the competitors, or from new competitors, could detract from our market share. Many of our competitors are large, publicly-traded corporations with significantly greater resources than us and are likely to enjoy substantial competitive advantages, including:

   . longer operating histories;

   . greater financial, technical, marketing and other resources;

   . greater name recognition;

   . larger installed base of clients;

   .  well-established relationships with our current and potential clients;
      and

   . extensive knowledge of the internet or the service delivery chain management industry.

     We believe that competition in our field is, to a large extent, based upon the functionality of the products, accessibility to all relevant users, as well as the ability to integrate with other products and display global or nationwide capabilities. We expect that competition will increase as a result of consolidations in the industry.

Research and Development

     We believe that our future success depends, to a significant extent, on our ability to maintain and extend our technological leadership through our research and development activities. We employ product managers in our research and development activities. These managers provide a critical interface between our research scientists and client needs and industry developments. This interface helps focus our research and development personnel on developing market-driven applications. By using information provided by our product managers, we can also manage our research and development resources to address perceived market trends.

     As of June 30, 2000, we employed 64 people in our research and development efforts in our offices in Jerusalem, Israel. Our research and development expenditures for 1997, 1998, 1999 and the six months ended June 30, 2000 were $3.4 million, $5.3 million, $6.9 million and $3.4 million. We will continue to devote substantial resources to research and development. Part of our funding for research and development activity has in the past come from various Israeli government programs.

Employees

     As of June 30, 2000, we had 85 employees in Israel, 80 in the United States, 17 in the United Kingdom and 7 in Japan. Of our 189 employees, 64 were engaged in research and development, 47 in sales, marketing and business development, 47 in professional services and technical support and 31 in finance, administration and operations. None of our employees is represented by a labor union.

     We are not a party to any collective bargaining agreement with our employees. However, some provisions of the collective bargaining agreement between the Histadrut, the General Federation of Labor in Israel, and the Coordination Bureau of Economic Organizations, including the Industrialists' Association of Israel, are applicable to our Israeli employees under expansion orders of the Israeli Ministry of Labor and Welfare. These provisions principally concern the length of the work day and the work week, minimum wages for workers, contributions to pension funds, insurance for work-related accidents, procedures for dismissing employees and determination of severance pay. Under these provisions, the wages of most of our employees are automatically adjusted based on changes in the Israeli consumer price index. The amount and frequency of these adjustments are modified occasionally.
We consider our relationship with our employees to be good and have never experienced a strike or work stoppage.

     We have to comply with various labor and immigration laws throughout the world, including laws and regulations in Israel, the United States, the United Kingdom and Japan. Compliance with these laws has not been a material burden for us. As the number of our employees increases over time, our compliance with these regulations could become more burdensome.

Facilities

     We do not own any real property. Our administrative, engineering and development facilities occupy approximately 16,950 square feet and are located in Jerusalem, Israel. The premises are leased under a lease agreement which will terminate on December 31, 2002. However, we have a right to terminate the lease agreement before that date by providing six month's prior written notice before specified dates. The annual rent for the facility is approximately $265,000.

     Our subsidiaries occupy, in the aggregate, approximately 22,629 square feet in the United States, the United Kingdom and Japan under leases expiring at various dates through 2005 with a total annual rent of approximately $224,000. We entered into a lease for approximately 13,807 square feet of office space in Southborough, Massachusetts and we relocated our United States headquarters there in May 2000. This lease expires in 2005 with a total annual rent of approximately $331,000. We believe that these facilities are adequate to serve our current needs. However, when we expand our operations in the future, we will need additional space in Israel and abroad.

Legal Proceedings

     In December 1999, our former vice president of marketing and sales filed an action in Israel against us and our chief executive officer seeking damages in the amount of up to $1,364,000. The former employee alleges wrongful denial of his right to exercise options, loss of compensation, including options to purchase shares granted to him by his previous employer, severance payment and other social benefits, as well as damage to his reputation.

     In March 2000, we filed a counter action against the former employee seeking damages in the amount of approximately $970,000. We alleged that the former employee has acted in bad faith, breached his fiduciary duty and did not perform his duties as required.

     We are unable to determine with any certainty the ultimate outcome of the litigation and its effect on our business, financial condition and results of operations. We intend to vigorously defend this action.

                                   MANAGEMENT

     The following table describes information about our executive officers and directors as of June 30, 2000.

Executive Officers and Directors

Name                                 Age Position
----                                 --- --------
Samuel I. HaCohen...................  43 Chief Executive Officer and Chairman of
                                          the Board of Directors
Ethan Allen.........................  53 President and Chief Operating Officer
Vladimir Morgenstern................  42 Executive Vice President, Corporate
                                          Program and Director
Yoram Bibring.......................  42 Chief Financial Officer
Ron Ben-Natan.......................  33 Senior Vice President and Chief
                                          Technology Officer
Winfried A. Burke...................  51 Senior Vice President of Worldwide
                                          Marketing, Strategy and Business
                                          Development
Amnon Shoham........................  43 Director
Jay B. Morisson.....................  52 Director
Steven N. Baloff....................  44 Director
Lawrence W. Hambly..................  53 Director
Hillel Milo.........................  49 Director

     Samuel I. HaCohen co-founded ViryaNet in March 1988 and has since then served as our president, chief executive officer and as a director. Before co-founding ViryaNet, Mr. HaCohen held senior systems management positions in John Bryce Systems Ltd. and the Hadassah Hospital, Jerusalem. Mr. HaCohen holds a BS degree in computer science and statistics from the Hebrew University of Jerusalem and has completed all course work for an MSc degree in statistics.

     Ethan Allen has served as our president and chief operating officer since February 2000. From April 1998 to January 2000 he served as senior vice president of the aviion server division of Data General Inc., an information technology company. From November 1990 through 1998 he served as vice president for worldwide professional and customer service division of Data General, Inc. Mr. Allen holds a BS in business from Norwich University, a MS in education from Boston College and an MBA from Babson College.

     Vladimir Morgenstern co-founded ViryaNet with Mr. HaCohen. Since November 1999 Mr. Morgenstern has served as our executive vice president, corporate program. He served as our technical manager and chief technology officer from March 1988 until November 1999 and became a director in July 1999. Before co-founding ViryaNet, Mr. Morgenstern also held senior systems management positions in John Bryce Systems Ltd. and the Hadassah Hospital, Jerusalem.
Mr. Morgenstern holds a BSc degree in physics from Vilnius University in Lithuania and has completed all course work for a MSc degree in applied mathematics.

     Yoram Bibring has served as our chief financial officer since April 1999. From December 1998 until April 1999, Mr. Bibring provided financial management services to various companies, including ViryaNet. From February 1998 to November 1998, Mr. Bibring served as chief financial officer of Americash Inc., an operator of a nationwide ATM network in the United States. From January 1990 to September 1995, Mr. Bibring served as the chief financial officer of Geotek Communications, a wireless communications solution provider, and from October 1995 to January 1998, he was president of Geotek Communications' international division. Geotek Communications filed for bankruptcy in June 1998. Before 1990, Mr. Bibring worked in various public accounting firms in Israel and the United States. Mr. Bibring holds a degree in accounting and economics from the Tel Aviv University and is a certified public accountant in both Israel and the United States.

     Ron Ben-Natan has served as our chief technology officer since November 1999 and has served as senior vice president of engineering since February 2000. From June 1998 to November 1999, Mr. Ben-Natan served as our vice president product development. From July 1995 to June 1998, Mr. Ben-Natan served as the chief technology officer of Entity Object Technology, a company he co-founded, which was a software consulting company. Mr. Ben-Natan holds a Ph.D. in computer sciences from the Hebrew University of Jerusalem.

     Winfried A. Burke has served as our senior vice president of worldwide marketing since joining us in October 1999. From January 1999 until October 1999, Mr. Burke served as vice president of sales and marketing for ViewSoft. From July 1997 until December 1998, Mr. Burke served as general manager of North American operations and vice president of worldwide channels and strategic alliances at Gentia Software. From August 1994 until July 1997,
Mr. Burke was a merger and acquisition consultant. From 1991 until 1994, Mr. Burke served as vice president of sales and marketing for Oberon Software. Mr. Burke has also held various positions in product management, marketing and sales at Prime Computer, Apollo, Sequoia and Wang. He began his career as a software engineer at the Massachusetts Institute of Technology Instrumentation Laboratory, Draper Laboratory, where he worked on the Apollo and Space Shuttle projects, followed by software development assignments at the Massachusetts Institute of Technology Lincoln Laboratory and Data General. Mr. Burke holds a BS in computer science from the Massachusetts Institute of Technology.

     Amnon Shoham has served as one of our directors since 1996. Mr. Shoham is the managing director of Cedar (Israel) Financial Advisors Ltd., a position he has held since 1997. From 1993 to 1997, Mr. Shoham served as a managing partner of Star Ventures in Israel. Mr. Shoham serves as a director on the board of directors of Jacada Ltd., a software company.

     Jay B. Morisson has served as one of our directors since 1996.
Dr. Morisson is the founder and managing general partner of Newbury Ventures, Inc., a United States venture capital firm established in 1992. Dr. Morisson is a general partner of Jerusalem Pacific Ventures (1994), L.P., one of our shareholders. Before 1992, Dr. Morisson held a number of positions with Govett & Co. Ltd. and European International Fund Management Company including the positions of chief financial officer and president of its venture capital subsidiary. Dr. Morisson serves as a director of Fundtech Ltd., a software company, Jacada Ltd., a software company, and of several privately held technology companies. He holds undergraduate and masters degrees in operational research from Ohio State University and a doctorate in business administration from the Haas School of Business at the University of California at Berkeley.

     Steven N. Baloff has served as one of our directors since 1996. Mr. Baloff has served as a managing director and general partner of Advanced Technology Ventures, a United States venture capital firm, since 1996. Before joining Advanced Technology Ventures, from 1989 to 1995 Mr. Baloff served as president and chief executive officer of Worldview Systems Corp., an electronic travel industry information service.

     Lawrence W. Hambly has served as one of our directors since 1998. Since 1993, Mr. Hambly has served as president of the enterprise services division and corporate quality officer of Sun Microsystems, Inc. Mr. Hambly serves as a member of Sun's executive management group. From 1990 to 1993, Mr. Hambly served as vice president of worldwide marketing of computer systems and as corporate executive officer. From 1988 to 1990, Mr. Hambly served as president of Federal Systems. Before joining Sun, Mr. Hambly served in field sales, sales management and engineering positions with Symbolics, Data General, General Research, Logicon and Rockwell International.

     Hillel Milo has served as one of our directors since June 2000. Since 1995, he has been the chief executive officer of Clal Venture Capital Fund Limited Partnership. In 1997, he co-founded Infinity Venture Capital Fund Limited Partnership and served as its chief executive officer until June 1999. From 1993 to 1994, Mr. Milo was the co-founder and the general partner of the Walden Israel venture capital fund. Previously, Mr. Milo served as a director and executive officer in a privately-owned European financial and industrial investment company. Mr. Milo serves on the board of directors of Breezecom, a manufacturer of wireless access products, and Radvision, a developer of internet and network based communications products. Mr. Milo has a BA degree in mechanical engineering and an MA degree in management science from the University of Alabama.

Board of Directors

     Our articles of association, to be adopted before the completion of this offering, provide that directors are elected at our annual general meeting of the shareholders by a vote of the holders of a majority of the voting power represented at that meeting. Each director, except for the external directors described below, holds office until the next annual general meeting of the shareholders.

Committees

     Our board of directors has formed an audit committee, an executive committee and a compensation committee. The audit committee exercises the powers of the board of directors for our accounting, reporting and financial control practices. Our executive committee is responsible for managing our daily operations and acting on behalf of our board of directors in exigent circumstances. Our compensation committee sets the annual compensation for our executive officers and, to the extent permitted under the companies law, administers our option plans. Messrs. Morisson, Shoham, Baloff and Milo are members of our audit committee. Messrs. HaCohen, Shoham, Morisson and Baloff are members of our executive committee. Messrs. Shoham, Morisson and Baloff are members of our compensation committee.

Independent Directors

     Upon the completion of this offering, our ordinary shares will be listed for quotation on the Nasdaq National Market and we will be subject to the rules of the Nasdaq National Market applicable to quoted companies. Under the Nasdaq rules, we are required to appoint a minimum of three independent directors.
The independence standard under the Nasdaq rules excludes any person who is a current or former employee of a company as well as the immediate family members of an executive officer of a company. Messrs. Morisson, Shoham and Baloff meet the independence standard of the Nasdaq rules.

External Directors

 Israeli Companies Law

     We are subject to the provisions of the new Israeli Companies Law, 5759-1999, which became effective on February 1, 2000 and supersedes most of the provisions of the Israeli Companies Ordinance, New Version, 5743-1983.

 Who May Be Appointed

     Under the companies law, companies incorporated under the laws of Israel whose shares have been offered to the public in or outside of Israel are required to appoint two external directors. A person may not be appointed as an external director if the person or the person's relative, partner, employer or any entity under the person's control, has, as of the date of the person's appointment to serve as external director, or had, during the two years preceding that date, any affiliation with the company, any entity controlling the company or any entity controlled by the company or by a controlling shareholder of the company. The term affiliation includes:

   .  an employment relationship;

   .  a business or professional relationship maintained on a regular basis;

   .  control; and

   .  service as an office holder.

 Conflicts of Interest

     No person can serve as an external director if the person's position or other business creates, or may create, conflicts of interests with the person's responsibilities as an external director. Until the lapse of two years from termination of office, a company may not engage an external director to serve as an office holder and cannot employ or receive services from that person, either directly or indirectly, including through a corporation controlled by that person.

 How External Directors Are Elected

     External directors are generally elected by a majority vote at a shareholders' meeting, provided that either:

   . the majority of the shares voted at the meeting, including at least one third of the shares of non-controlling shareholders or their representatives voted at the meeting, vote in favor of the election; or

   . the total number of shares of non-controlling shareholders voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company.

     However, the board of directors of companies whose shares are traded outside Israel may determine that a director, who was appointed before February 1, 2000 and complies with the non-affiliation requirements of an external director, will be designated as an external director. Messrs. Shoham and Morisson are designated as the external directors.

 Term of Service

     The initial term of an external director is three years and may be extended for an additional three years. If, when we elect an external director, all of our directors are of the same gender, then the next external director must be of the other gender. Each committee exercising powers of the board of directors is required to include at least one external director.

Audit Committee

 Nasdaq Rules and Israeli Companies Law

     Under the Nasdaq rules, we are required to form an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. The responsibilities of the audit committee under the Nasdaq rules include evaluating the independence of a company's outside auditors. Our current audit committee complies with the Nasdaq rules. Under the companies law, the board of directors of any company that is required to nominate external directors must also appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, but excluding:

   .  a chairman of the board of directors;

   . a controlling shareholder or the relative of a controlling shareholder; or

   . any director employed by the company, or someone who provides services to the company on a regular basis.

 Role of Audit Committee

     The role of the audit committee is to examine flaws in the business management of the company in consultation with the internal auditor and the company's independent accountants, and suggest appropriate course of action. The approval of the audit committee is required to engage in specified actions and transactions with office holders, controlling shareholders and third parties in which office holders and controlling shareholders have an interest.

 Conflicts of Interest

     An audit committee may not approve an action or a transaction with an interested party, an office holder, a controlling shareholder, or an entity in which they have a personal interest unless at the time of approval the two external directors are serving as members of the audit committee and at least one was present at the meeting in which an approval was granted. Our external directors are members of our audit committee.

 Internal Auditor

     Under the companies law, the board of directors must also appoint an internal auditor nominated by the audit committee. The role of the internal auditor is to examine whether the company's actions comply with the law and orderly business procedure. Under the companies law, the internal auditor may not be an interested party, an office holder, or a relative of an interested party or an office holder, nor may the internal auditor be the company's independent accountant or its representative. We intend to appoint an internal auditor to comply with the companies law after this offering.

Approval of Specified Related Party Transactions Under Israeli Law

     The companies law imposes a duty of care and a duty of loyalty on all office holders of a company, including directors and executive officers. The duty of care requires an office holder to act with the level of care which a reasonable office holder in the same position would have acted under the same circumstances.

     An office holder under the companies law includes any director, general manager, chief executive officer or any other managers directly subordinate to the general manager or the chief executive officer, and any person who serves in a similar position regardless of title.

     Each person listed in the table under Directors and Executive Officers above, is an office holder. Under the companies law, the board of directors must approve all compensation arrangements of office holders who are not directors. Director's compensation arrangements also require audit committee approval before board approval and shareholder approval.

     The companies law requires that an office holder of a company disclose to the company any personal interest that he may have and all related material information known to him about any existing or proposed transaction by the company. The office holder is required to make this disclosure within a reasonable time before the discussion of the proposed transaction and no later than the first meeting of the board of directors at which the proposed transaction is discussed. Once an office holder complies with these disclosure requirements, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise.
A transaction that is adverse to the company's interest cannot be approved.
If the transaction is an extraordinary transaction, both the audit committee and the board of directors must approve the transaction. Under specific circumstances, shareholder approval may also be required.

     Under the companies law, the disclosure requirements which apply to an office holder also apply to a controlling shareholder of a public company.
A controlling shareholder includes a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder owns more than 50% of the voting rights in the company.

Exculpation, Insurance and Indemnification of Directors and Officers

     Under the companies law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care.

 Office Holder Insurance

     Our articles of association provide that, subject to the provisions of the companies law, we may enter into a contract for the insurance of the liability of any of our office holders for acts which he performed in his capacity as an office holder in relation to:

   .  a breach of his duty of care to us or to another person;

   . a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

   .  a financial liability imposed upon him in favor of another person.

 Indemnification of Office Holders

     Our articles of association provide that we may indemnify an office holder against:

   . a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder; and

   . reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court in proceedings we institute against him, instituted on our behalf, or instituted by another person, in each case relating to an act performed in his capacity as an office holder; and

   . reasonable litigation expenses relating to an act performed in his capacity as an office holder, including attorneys' fees, expended by the office holder or charged to him by a court in a criminal proceeding from which he was acquitted, or a criminal proceeding in which he was convicted for a criminal offense that does not require proof of intent.

     Our articles of association also include:

   . authorization to undertake, in advance, to indemnify an office holder, provided that the undertaking is limited to specified events which the board of directors believes are anticipated and limited in amount determined by the board of directors to be reasonable under the circumstances; and

   .   authorization to indemnify retroactively an office holder.

 Limitations on Insurance and Indemnification

     The companies law provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of:

   . a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

   . a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

   . any act or omission done with the intent to derive an illegal personal benefit; or

   .  any fine levied against the office holder.

     Under the companies law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

     We have agreed to indemnify our office holders under indemnification agreements with each office holder. We have also exempted and agreed to indemnify our office holders from liabilities resulting from acts performed by them in their capacity as an officer holder to the maximum extent permitted under the companies law. Before this offering, we intend to obtain directors and officers liability insurance for the benefit of our office holders.

Management Employment Agreements

     We have entered into employment agreements with Messrs. HaCohen, Allen, Morgenstern, Bibring and Burke. These employment agreements contain various provisions, including provisions relating to assignment of intellectual property rights to us, non-competition and confidentiality and are in effect until terminated by either party upon advance notice of 30 or 60 days or under specified circumstances under the terms of the particular agreement. We have also entered into executive incentive bonus plans with these executives. These plans provide for quarterly bonus payments upon achievement by us of targeted levels in specific business performance categories.

Compensation of Directors and Officers

     The aggregate remuneration we paid for the year ended December 31, 1999 to our directors and executive officers as a group was $803,000 in salaries, fees, commissions and bonuses. This amount does not include payments to Mr. Allen, who was not an employee in 1999. This amount includes $157,000 set aside or accrued to provide for pension, retirement or similar benefits provided to our directors and executive officers.

     Our directors who are not executive officers do not receive compensation for their service on the board of directors or any board committee. However, all non-management directors are reimbursed for their expenses for each board meeting attended.

     As of July 31, 2000, options to purchase 2,618,000 ordinary shares granted to our directors and executive officers under our option plans were outstanding. The weighted average exercise price of these options was $4.32 per share. Of these options, options to purchase 1,105,081 ordinary shares are exercisable or will become exercisable within 60 days of July 31, 2000.

Option Plans

     We maintain four option plans, the 1996 option plan, the 1997 option plan, the 1998 option plan and the 1999 option plan.

     The purpose of the option plans is to afford an incentive to our officers, directors, employees and consultants, or any of our subsidiaries, to acquire a proprietary interest in us, to continue as officers, directors, employees and consultants, to increase their efforts on behalf of ViryaNet and to promote the success of our business.

 The 1996 Option Plan

     In 1996, we adopted the 1996 option plan and reserved 1,400,000 ordinary shares for issuance to employees. As of July 31, 2000, options to purchase 1,177,920 ordinary shares were outstanding under the 1996 option plan. In 2000, the 17,740 additional ordinary shares that were available for grants of additional options were transferred to the 1999 option plan. The exercise price of options granted under the 1996 option plan range from $0.61 to $1.00.

 The 1997 Option Plan

     In 1997, we adopted the 1997 option plan and reserved options to purchase an aggregate of 500,000 ordinary shares. As of July 31, 2000, options to purchase 214,650 ordinary shares were outstanding under the 1997 option plan. In 2000, the 230,125 additional ordinary shares that were available for grants of additional options were transferred to the 1999 option plan. The exercise price of the options granted under the 1997 option plan is $2.30.

 The 1998 Option Plan

     In 1998, we adopted the 1998 option plan and reserved options to purchase an aggregate of 1,500,000 ordinary shares to employees. As of July 31, 2000, options to purchase 846,125 ordinary shares were outstanding under the 1998 option plan. In 2000, the 646,625 additional ordinary shares that were available for grants of additional options were transferred to the 1999 option plan. The exercise price of the options granted under the 1998 option plan range from $1.00 to $3.90.

 The 1999 Option Plan

     In 1999, we adopted the 1999 option plan and reserved options to purchase an aggregate of 3,000,000 ordinary shares to employees and transferred an additional 894,490 ordinary shares to the 1999 option plan from the 1996 option plan, the 1997 option plan and the 1998 option plan. As of July 31, 2000, options to purchase 3,630,855 ordinary shares were outstanding under the 1999 option plan and 260,885 additional ordinary shares were available for grants of additional options. The exercise price of the options granted under the 1999 option plan range from $3.20 to $12.00.

 Administration of Our Option Plans

     Our option plans are administered by the board of directors. Under the option plans, options to purchase our ordinary shares may be granted to our officers, directors, employees or consultants or our subsidiaries. Under the option plans, the exercise price of options shall be determined by the committee but may not be less than NIS 0.1. The vesting schedule of the options is also determined by the committee but generally the options vest over a four year period. Each option granted under the option plans is exercisable until seven years from the date of the grant of the option. The 1996 option plan, the 1997 option plan, the 1998 option plan and the 1999 option plan will expire on December 31, 2005, 2006, 2007 and 2008.

                           RELATED PARTY TRANSACTIONS

Preferred Shares Financing

     Series A and Series B Preferred Shares. In October 1996, we issued and sold an aggregate of 2,500,000 of our series A preferred shares at a price of $2.00 per share. Investors owning ten percent or more of our shares who purchased shares in that transaction and the number of shares each purchased include:

                                                          Number of Series A
    Investor                                          Preferred Shares Purchased
    --------                                          --------------------------
    The Star Group...................................          687,500
    Advanced Technology Ventures Group...............          687,500
    The Clal Group...................................          437,500

     We issued warrants to purchase an aggregate of 785,420 series A preferred shares to these investors at an exercise price of $3.00 per share.

     In December 1996, we converted 500,000 series A preferred shares held by the Advanced Technology Ventures Group into 500,000 series B non-voting preferred shares. Warrants to purchase 216,670 series A preferred shares issued to Advanced Technology Ventures Group were converted into warrants to purchase
216,670 series B non-voting preferred shares. In April 1997, 150,000 series A preferred shares held by Advanced Technology Ventures were converted into 150,000 series B non-voting preferred shares and 77,460 ordinary shares held by the Gilde Group were converted into 77,460 series A preferred shares.

     Series C-1 Preferred Shares. In March and April 1998, we issued and sold an aggregate of 3,205,128 of our series C-1 preferred shares at a price of $3.90 per share. These shares included 794,871 shares issued to shareholders who invested in ViryaNet in August and November 1997. We agreed to issue shares to those investors as part of a subsequent equity financing. The first equity financing to occur after those investments was the series C-1 preferred financing. Investors owning ten percent or more of our shares who purchased series C-1 preferred shares in March and April 1998 and the number of shares each purchased include:

                                                         Number of Series C-1
    Investor                                          Preferred Shares Purchased
    --------                                          --------------------------
    The Star Group...................................          367,206
    Advanced Technology Ventures Group...............          169,614
    The Clal Group...................................          374,635
    GE Capital Equity Holdings.......................          641,026

     We issued warrants to purchase 3,077, 4,103 and 6,666 series C-1 preferred shares to the Star Group, Advanced Technology Ventures and the Clal Group.
The exercise price of these warrants is NIS 0.10 per share. We also issued a warrant to GE Capital Equity Holdings, Inc. to purchase 512,820 series C-1 preferred shares at an exercise price of $3.90 per share. GE Capital exercised its warrant in whole in September 1998.

     Series C-2 Preferred Shares. In June 1999, we sold an aggregate of 1,739,132 of our series C-2 preferred shares. 1,022,610 of these shares were sold to existing shareholders and 716,522 of these shares were sold to Eucalyptus Ventures L.P. and its affiliates, Access Technology Partners, L.P. and Chase Securities Inc. and its affiliates at a purchase price of $5.75 per share. We issued warrants to these shareholders and investors enabling them to purchase up to 347,826 of our series C-2 preferred shares at a purchase price of $5.75 per share. The warrants contain a cashless exercise feature and may be exercised until the earlier of five years of the date of issuance, a merger of ViryaNet, or the sale of all or substantially all of our issued share capital. Investors owning ten percent or more of our shares and officers who purchased series C-2 preferred shares in June 1999 and the number of shares each purchased include:

                                                         Number of Series C-2
    Investor                                          Preferred Shares Purchased
    --------                                          --------------------------
    Samuel HaCohen...................................           17,390
    Advanced Technology Ventures Group...............          139,190
    The Clal Group...................................          366,020
    GE Capital Equity Holdings.......................          364,420

     We issued warrants to purchase an aggregate of 177,404 series C-2 preferred shares to these investors and officers. The exercise price of each of these warrants is $5.75. We loaned Mr. HaCohen $100,000 to purchase his series C-2 preferred shares.

Convertible Debentures Financing

     In February and March 2000, some of our shareholders loaned ViryaNet an aggregate of $5 million. These convertible loans converted into the convertible debentures issued later in April 2000 as described below. These shareholders were also issued warrants to purchase up to an aggregate of 124,999 ordinary shares at an exercise price of $6.27 per share. The warrants may be exercised until the earlier of 5 years from the date of issuance, a merger of ViryaNet or the sale of all or substantially all of our shares or assets. In April 2000, we issued convertible debentures to three additional investors in an aggregate amount of $11.0 million.

     All of the convertible debentures bear annual interest rates at the London interbank offered rate plus 2%. The convertible debentures are automatically convertible into ordinary shares upon the completion of this offering at a conversion price per share reflecting a discount of 40% to 50% of the price per share in this offering, depending on the timing of the offering. If this offering is completed by December 20, 2000, the discount will be 40% and we will be required to issued to these investors and those investors who provided loans as described in the preceding paragraph, 2,431,917 of our ordinary shares reflecting an implied price per share of $6.60.

Relationship with Sun Microsystems

     In September 1995, we entered into a software license agreement with Sun Microsystems, Inc. Sun Microsystems holds a warrant to purchase 300,000 of our series A preferred shares at an exercise price of $2 per share. Mr. Lawrence W. Hambly who is a member of our board of directors, serves as the president of the enterprise services division and corporate quality officer of Sun Microsystems. We granted Sun Microsystems a non-exclusive license to use our products identified in the license and we provided Sun Microsystems with a copy of the software and related source documentation for the licensed products.
We granted Sun Microsystems a non-transferable and non-exclusive, irrevocable and perpetual license to use, copy, modify and create derivative works of the software. Sun Microsystems may terminate the agreement upon 90 days' prior notice if Sun Microsystems considers the termination to be necessary to protect Sun Microsystems' interests or upon 30 days' prior notice if we materially breach the agreement. Following termination of the agreement, Sun Microsystems is entitled to retain the then current software for the licensed products but has agreed it will not use that software to compete with us.

     As part of a December 1998 amendment to the agreement, we were engaged by Sun Microsystems to develop and implement a software quoting system. All components other than some third-party software embedded in the quote software will be delivered by us to Sun Microsystems.

Relationship with General Electric

     In April 1998, we entered into a share purchase agreement with GE Capital Equity Holdings, Inc., a subsidiary of General Electric. GE Capital Equity Holdings, Inc. acquired series C-1 preferred shares representing approximately 6% of our then outstanding shares for $2.5 million and received a warrant to acquire 512,820 additional series C-1 preferred shares at an aggregate exercise price of $2 million. In September 1998, General Electric exercised its warrant.

     In June 1998, we entered into an agreement for software license and support with GE Medical Systems., a division of General Electric. Under this agreement, we granted GE Medical a perpetual non-exclusive license to use our products identified in the agreement. In December 1998, we entered into an amendment to the software license agreement with GE Medical under which we licensed an additional product to them. In November 1999, GE Medical notified us of its intention not to further deploy our products. In December 1999, we entered into an agreement with GE under which GE paid us outstanding receivables of $1.5 million. Under the terms of the agreement we are obligated to provide GE, until December 31, 2001, with maintenance and support services including future upgrades and enhancements of specified products. We issued to GE Medical warrants to purchase 50,000 of our ordinary shares at an exercise price of $5.75 per share.

     In March 1999, we entered into a license agreement with GE Power, a subsidiary of General Electric, under which we granted GE Power a non-exclusive right and license to use our products identified in the agreement. We are required to provide GE Power with support and maintenance services. Neither we nor GE Power may assign our rights under the agreement. A merger, consolidation, combination or restructuring by us, the transfer of more than 20% of our share capital or the sale of all or substantially all of our assets would be considered an assignment under the terms of the license agreement.

     In June 1999, we sold shares of series C-2 preferred shares and related warrants to GE Capital Equity Holdings as described above.

Other Clients

     From June 1999 through July 31, 2000, we issued to some of our clients warrants to purchase an aggregate of 385,000 ordinary shares. The exercise price of these warrants ranges from $5.75 to $12.00 per share. Warrants to purchase 50,000 ordinary shares will expire upon the completion of this offering and the remaining warrants to purchase 335,000 ordinary shares expire on dates ranging from January 2002 to January 2003.

                             PRINCIPAL SHAREHOLDERS

     The following table summarizes information about the beneficial ownership of our outstanding ordinary shares as of July 31, 2000 for:

   . each person or group that we know owns more than 10% of our ordinary shares; and

   .  all of our directors and executive officers as a group.

     We determine beneficial ownership of shares under the rules of the Securities and Exchange Commission and includes any ordinary shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership at any time within 60 days of July 31, 2000. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power for all ordinary shares held by them. Applicable percentage ownership in the following table is based on 17,436,760 ordinary shares outstanding as of July 31, 2000 and 21,936,760 ordinary shares outstanding immediately following the completion of this offering. These numbers assume the conversion of all outstanding preferred shares and convertible debentures into ordinary shares and the exercise of warrants to acquire ordinary shares which expire upon the completion of this offering.

     Unless otherwise indicated, the address of each shareholder is c/o ViryaNet, Inc., 2 Willow Street, Southborough, Massachusetts 01745-1027.

                                      Ordinary Shares         Ordinary Shares
                                    Beneficially Owned      Beneficially Owned
                                    Before the Offering     After the Offering
                                    ----------------------- ---------------------
Name and Address                      Number     Percent      Number    Percent
----------------                    ------------ ---------- ----------- ---------
SVM Star Ventures Management GmbH
 No. 3 (1).........................    2,016,719     11.6%    2,016,719     9.2%
Possartsrassa 9
D-81679 Munich, Germany

Advanced Technology Ventures IV
 L.P. (2)..........................    2,090,507     12.0     2,090,507     9.5
485 Ramona Street, Suite 200
Palo Alto, CA 94301
United States

GE Capital Equity Holdings, Inc.
 (3)...............................    1,746,337      9.9     1,746,337     7.9
120 Long Ridge Road
Stamford, CT 06927
United States

The Clal Group (4).................    2,881,434     16.4     2,881,434    13.1
Kiriat Atidim
Ramat Hachayal
P.O. Box 61581, Tel Aviv 58177,
Israel

All executive officers and
 directors as a group
 (ten people) (5) (6)..............    7,934,168     41.8     7,934,168    33.8

------------------
 (1)  Includes:

  . 436,857 ordinary shares and warrants to purchase 659 ordinary shares exercisable within 60 days of July 31, 2000 held by STAR Management of Investments (1993) Limited Partnership;

  . 351,900 ordinary shares and warrants to purchase 531 ordinary shares exercisable within 60 days of July 31, 2000 held by SVE STAR Ventures Enterprises No. III, a German civil law partnership (with limitation of liability);

  . 29,425 ordinary shares and warrants to purchase 45 ordinary shares exercisable within 60 days of July 31, 2000 held by SVE STAR Ventures Enterprises No. IIIA, a German civil law partnership (with limitation of liability);

  . 154,841 ordinary shares and warrants to purchase 234 ordinary shares exercisable within 60 days of July 31, 2000 held by SVM STAR Ventures Managementgesellschaft GmbH Nr. 3 & Co. Beteiligungs KG;

  . 687,413 ordinary shares and warrants to purchase 1,038 ordinary shares exercisable within 60 days of July 31, 2000 held by SVE STAR Ventures Enterprises No. V, a German civil law partnership (with limitation of liability); and

  . 353,206 ordinary shares and warrants to purchase 570 ordinary shares exercisable within 60 days of July 31, 2000 held by SVM STAR Ventures Management GmbH No. 3. SVM STAR Ventures Management GmbH No. 3 has the sole power to vote or direct the vote of the ordinary shares held by the STAR entities and is therefore considered the beneficial owner of the shares beneficially held by SVE STAR Ventures Enterprises No. III,
     SVE STAR Ventures Enterprises No. IIIA, SVM STAR Ventures Management gesellschaft GmbH No. 3 & Co. Beteiligungs KG, and SVE STAR Ventures Enterprises No. V. SVM STAR Venture Capital Management Ltd. has the sole power to vote or direct the vote of the ordinary shares held by STAR Management of Investments (1993) Limited Partnership and is therefore considered the beneficial owner of the shares beneficially held by STAR Management of Investments (1993) Limited Partnership.
     Dr. Meir Barel is the principal shareholder and sole director of SVM STAR Ventures Management GmbH No. 3 and SVM STAR Venture Capital Management Ltd., and may be considered to be the beneficial owner of all of the ordinary shares beneficially held by the Star entities, but Dr. Barel disclaims beneficial ownership of these ordinary shares except to the extent of any pecuniary interest in these ordinary shares.

 (2) Includes warrants to purchase 47,964 ordinary shares exercisable within 60 days of July 31, 2000 held by Advanced Technology Ventures IV L.P.

 (3) Includes warrants to purchase 86,657 ordinary shares exercisable within 60 days of July 31, 2000 held by GE Capital Equity Holdings, Inc. and warrants to purchase 50,000 ordinary shares exercisable within 60 days of July 31, 2000 held by GE Medical.

 (4)  Includes:

  . 725,134 ordinary shares and warrants to purchase 15,833 ordinary shares exercisable within 60 days of July 31, 2000 held by Clal Venture Capital Fund L.P.;

  . 776,320 ordinary shares and warrants to purchase 15,833 ordinary shares exercisable within 60 days of July 31, 2000 held by Clalit Capital Fund L.P.;

  . 637,555 ordinary shares and warrants to purchase 36,602 ordinary shares exercisable within 60 days of July 31, 2000 held by Clal Industries and Investments Ltd.; and

  . 637,555 ordinary shares and warrants to purchase 36,602 ordinary shares exercisable within 60 days of July 31, 2000 held by Clal Electronics Industries Ltd.

 (5)  Includes:

  . options and warrants to purchase 1,105,081 ordinary shares held by all executive officers and directors, which are exercisable within 60 days of July 31, 2000;

  . 2,042,543 ordinary shares and warrants to purchase 47,964 ordinary shares which are exercisable within 60 days of July 31, 2000 held by Advanced Technology Ventures, which Mr. Baloff, the managing director and general partner of Advanced Technology Ventures, may be considered to beneficially own, but disclaims beneficial ownership;

  . 1,101,793 ordinary shares and warrants to purchase 8,814 ordinary shares which are exercisable within 60 days of July 31, 2000 held by Jerusalem Pacific Ventures (1994), L.P., which Dr. Morisson, the fund manager of Jerusalem Pacific Ventures may be considered to beneficially own, but disclaims beneficial ownership;

  . 300,000 ordinary shares held by Sun Microsystems which Mr. Hambly, an officer of Sun Microsystems, may be considered to beneficially own, but disclaims beneficial ownership; and

  . 2,776,564 ordinary shares and warrants to purchase 104,870 ordinary shares which are exercisable within 60 days of July 31, 2000 which Mr. Milo, the managing partner of Clal Venture Capital Fund L.P., may be considered to beneficially own but disclaims beneficial ownership.

 (6) Does not include an aggregate of 37,500 ordinary shares which may be acquired immediately before this offering from two of our executive officers under an option agreement executed in 1998.

                          DESCRIPTION OF SHARE CAPITAL

Description of Shares

     The following is a summary of the material provisions of our share capital. This description reflects the adoption of our amended and restated articles of association before the completion of this offering. This summary is not complete and should be read with our memorandum of association and articles of association, a copy of each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     Our authorized share capital consists of 35,000,000 ordinary shares, NIS
0.1 par value per share, of which 21,936,760 ordinary shares will be issued and outstanding at the conclusion of this offering, 22,611,760 ordinary shares if the underwriters' over-allotment option is exercised in full. Par value is an assigned amount used to compute the accounting value of our shares on our balance sheet and has no relation to market value.

Description of Ordinary Shares

     All of our issued and outstanding ordinary shares are, and the ordinary shares offered in this offering when issued and paid for will be duly authorized and validly issued, fully paid and non-assessable. The ordinary shares do not have preemptive rights. Neither our memorandum of association or articles of association, nor the laws of the State of Israel restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except for subjects of countries which are in a state of war with Israel.

Dividend and Liquidation Rights

     We may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in our profits. If we liquidate, after satisfying liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. The board of directors may declare interim dividends and the final dividend for any fiscal year only out of retained earnings, or earnings derived during the two most recent years, whichever is higher. Under the companies law, the declaration of a dividend does not require the approval of the shareholders of the company, unless the company's articles of association require otherwise. Our articles of association provide that our board of directors may declare and pay dividends without any further action of our shareholders.

Voting, Shareholder Meetings and Resolutions

     Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 33% of the issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting the required quorum consists of any two shareholders present in person or by proxy.

     An ordinary resolution requires approval by the holders of a majority of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting on the resolution.

     Under the companies law, unless otherwise provided in the articles of association or applicable law, all resolutions of the shareholders require a simple majority and all shareholders meetings require prior notice of at least 21 days.

     Under the companies law, a shareholder has a duty to act in good faith towards the company in which he holds shares and towards other shareholders and to refrain from abusing his power in the company including voting in the general meeting of shareholders on:

   .  any amendment to the articles of association;

   .  an increase of the company's authorized share capital;

   .  a merger; or

   . approval of some of the acts and transactions which require shareholder approval.

     A shareholder has the general duty to refrain from depriving rights of other shareholders. Any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder that, under the provisions of the articles of association, has the power to appoint an office holder in the company, is under a duty to act in fairness towards the company. The companies law does not describe the substance of this duty.

Transfer of Shares

     Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association unless the transfer is restricted or prohibited by another instrument.

Modification of Class Rights

     Under our articles of association, the rights attached to any class unless otherwise provided by the terms of the class including voting, rights to dividends and the like, may be varied by adoption of the necessary amendment to the articles of association, provided that the affected shareholders approve the change by a class meeting in which a simple majority of the voting power of the class represented at the meeting and voting on the matter approves the change.

Election of Directors

     Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting have the power to elect most of our directors.

Registration Rights

     We have granted registration rights to some of our shareholders and warrant holders and to all our holders of convertible debentures. Assuming this offering is completed before December 20, 2000 and the conversion of all outstanding convertible debentures and preferred shares, holders of 15,889,688 ordinary shares and warrants to purchase 764,563 ordinary shares have the right in some circumstances to register their ordinary shares for sale if we at any time propose to register any of our securities for sale. Holders of 15,839,688 ordinary shares and warrants to purchase 504,563 ordinary shares will have, following this offering, the right in some circumstances to require us to register their ordinary shares for resale to the public provided that the aggregate price to the public will be at least $5 million, or $1 million if the registration is filed on Form F-3. We will not be required to complete more than six of these registrations.

Anti-Takeover Provisions; Mergers and Acquisitions under Israeli Law

 Mergers

     The companies law includes provisions that allow a merger transaction, and requires that each company that is party to a merger approve the transaction by its board of directors and a vote of the majority of its shares, present and voting on the proposed merger, at a shareholders' meeting called on at least
21 days' prior notice. In determining whether a majority has approved the merger, shares held by the other party to the merger or any person holding at least 25% of the other party to the merger are excluded from the vote.

     The companies law does not require court approval of a merger other than in specified situations. However, upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. A merger may not be completed unless at least
70 days have passed from the time that a proposal for approval of the merger has been filed with the Israeli registrar of companies.

 Tender Offers

     The companies law also provides that an acquisition of shares in a public company on the open market must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% shareholder of the company. The rule does not apply if there is already another 25% shareholder of the company. Similarly, the companies law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a 45% shareholder of the company, unless there is a 50% shareholder of the company. These rules do not apply if the acquisition is made by way of a merger as opposed to a tender offer. Regulations adopted under the companies law provide that these tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange on which the shares are traded, there is either a limitation on acquisition of any level of control of the company, or the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.
The companies law also provides that if following any acquisition of shares, the acquirer holds 90% or more of the company's shares or of a class of shares, the acquisition must be made by means of a tender offer for all of the target company's shares or all the shares of the class, as applicable. An acquirer who wishes to eliminate all minority shareholders must do so by way of a tender offer and acquire 95% of all shares not held by or for the benefit of the acquirer before the acquisition. If, however, the tender offer to acquire 95% is not successful, the acquirer may not acquire shares tendered if by doing so the acquirer would own more than 90% of the shares of the target company.

 Tax Rules

     Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does United States federal tax law.

Transfer Agent and Registrar

     The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering and assuming this offering is completed before December 20, 2000, we will have outstanding 21,936,760 ordinary shares. This assumes the issuance of ordinary 4,500,000 shares in this offering, conversion of all shares of preferred shares and convertible debentures into ordinary shares, exercise of warrants that expire upon the completion of this offering and no exercise of options or other warrants. Of these ordinary shares, the 4,500,000 ordinary shares sold in this offering will be freely tradable without restriction. However, if shares are purchased by a person that controls us, such as an officer, director or significant shareholder, their sales of ordinary shares would be subject to the limitations and restrictions that are described below.

 Outstanding Shares

     The remaining 17,436,760 ordinary shares, assuming conversion of all preferred shares and convertible debentures held by existing shareholders as of July 31, 2000 and exercise of warrants that expire on the closing of this offering, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these ordinary shares, 17,396,260 ordinary shares will be subject to lock-up agreements described below on the effective date of the offering. Upon expiration of the lock-up agreements 180 days after the effective date or with the prior written consent of Chase Securities Inc., ordinary shares will become eligible for sale, subject in most cases to the limitations of Rules 144 and 701. Holders of stock options and warrants could exercise their options and warrants and sell the shares issued upon exercise as described below under Outstanding Warrants and Options. The 17,436,760 ordinary shares are eligible for sale in the public market:

                               Ordinary
                             Shares Which
                                Become
                               Eligible
              Date             for Sale                     Comment
    ------------------------ ------------                   -------
    Upon effectiveness......   4,500,000  Ordinary shares sold in the offering
    90 days after                 40,500  Ordinary shares saleable under Rules 144
     effectiveness..........              and 701 that are not subject to the lock-up
    180 days after            14,964,343  Lock-up released; ordinary shares will
     effectiveness..........              become saleable subject, in some cases, to
                                          volume limitations
    At various times after     2,431,917  Ordinary shares will become saleable at
     180 days after                       various times subject, in some cases, to
     effectiveness..........              volume limitations

 Outstanding Warrants and Options

     As of July 31, 2000, there were a total of 839,619 ordinary shares that could be issued upon exercise of outstanding warrants. 799,619 of these shares are subject to lock-up agreements or other restrictions on exercise or resale. As of July 31, 2000, there were a total of 5,869,550 ordinary shares subject to outstanding options under our stock plans, 2,487,886 of which were vested. However, 1,927,416 of these shares are subject to lock-up agreements. Promptly after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the ordinary shares issued or reserved for future issuance under our option plans. After the effective dates of the registration statements on Form S-8, ordinary shares purchased upon exercise of options granted under our 1996 stock option plan, 1997 stock option plan, 1998 stock option plan and 1999 stock option plan generally would be available for resale in the public market.

 Lock-ups

     Our officers, directors and most of our shareholders have agreed not to sell or dispose of any of their ordinary shares for a period of 180 days after the date of this prospectus. Chase Securities Inc., however, may in its sole discretion, at any time and in most cases without notice, release all or any portion of the shares subject to lock-up agreements.

 Rule 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned ordinary shares for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of ordinary shares then outstanding, which will equal approximately 219,368 shares immediately after the effective date of this offering; or

  . the average weekly trading volume of the ordinary shares on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

     Sales under Rule 144 are also subject to other requirements for the manner of sale, notice filing and the availability of current public information about us.

 Rule 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us under a compensatory stock or option plan or other written agreement before the effective date of the offering is entitled to resell these ordinary shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with some of the restrictions contained in Rule 144, including the holding period.

     The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the ordinary shares acquired upon exercise of these options including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one year minimum holding period holding requirement.

     Following this offering the holders of 15,839,688 ordinary shares and of warrants exercisable for 504,563 ordinary shares will have rights to require us to register their shares for future sale.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material United States federal income tax consequences to you from the purchase, ownership, and disposition of our ordinary shares acquired in this offering. The following discussion is based on the internal revenue code, current and proposed treasury regulations, judicial decisions and published positions of the internal revenue service, all as in effect on the date of this prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be relevant to you based on your particular circumstances. For example, the following discussion does not address the United States federal income tax consequences of the purchase, ownership and disposition of the ordinary shares if you,

   . own, directly, indirectly or through attribution 10% or more of our shares by vote or value;

   . are a broker-dealer, insurance company, tax-exempt organization, or financial institution;

   . hold ordinary shares as part of an integrated investment comprised of ordinary shares and one or more other positions; or

   .  have a functional currency that is not the United States dollar.

     The following discussion also does not address any aspect of state, local or non-United States tax laws or any aspect of United States estate or gift taxation. Further, this summary generally considers only United States holders that hold their ordinary shares as capital assets and does not consider the tax treatment of holders who are partnerships or who hold ordinary shares through a partnership or other pass-through entity. This discussion also assumes that we will not be treated as a controlled foreign corporation. Under the internal revenue code, a controlled foreign corporation generally means any foreign corporation if, on any day during its taxable year, more than fifty percent of either the total combined voting power of all classes of stock of the corporation entitled to vote, or the total value of the stock of the corporation is owned, directly, indirectly or by attribution, by United States persons who, in turn, own directly, indirectly or by attribution, ten percent or more of the total combined voting power of all classes of stock of the corporation entitled to vote. If you are not a United States holder, or if you hold shares other than ordinary shares, or if you did not acquire your ordinary shares in this offering, this discussion does not apply to you.

     For purposes of this discussion, you are a United States holder if you hold ordinary shares and if you are:

   .  a citizen or resident of the United States;

   . a partnership or a corporation or other entity taxable as a corporation organized under the laws of the United States or of any state of the United States or the District of Columbia;

   . an estate the income of which is includible in gross income for United States federal income tax purposes regardless of source; or

   . a trust, if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions.

     You are advised to consult your own tax advisor about the specific tax consequences to you of the purchase, ownership and disposition of the ordinary shares acquired in this offering. In particular, you should be aware that this summary is not a comprehensive description of all the tax considerations that may be relevant to your decision to purchase our ordinary shares.

Distributions

     We have never paid dividends, and do not intend to pay dividends in the future. In general, and subject to the passive foreign investment company rules discussion in this prospectus, if we do make a distribution on the ordinary shares, the distribution will be treated as a dividend for United States federal income tax purposes to the extent of our current and accumulated earnings and profits, as calculated under United States federal income tax principles. If the amount of the distribution exceeds our earnings and profits, the excess will first be treated as a non-taxable return of a United States holder's tax basis in the ordinary shares that reduces that United States holder's tax basis dollar-for-dollar, and then as gain from the constructive disposition of the ordinary shares.


     The amount received by a United States holder that is treated as a dividend for United States federal income tax purposes:

   .  will be includible in the United States holder's gross income;

   .  will be subject to tax at the rates applicable to ordinary income; and

   . will not qualify for the dividends received deduction applicable in some cases to United States corporations.

     The amount of dividend income will include the amount of Israeli taxes, if any, withheld by us on the dividends we paid, as described below in this prospectus under Israeli Taxation and Investment Programs. Thus, if withholding taxes are imposed, a United States holder will be required to report income in an amount greater than the cash or the value of other property it receives on the ordinary shares. However, a United States holder may be eligible to claim as a credit against its United States federal income tax liability the amount of tax withheld by us on the dividends we paid.

     The amount of foreign income taxes which may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each United States holder. In general, the total amount of allowable foreign tax credits in any year cannot exceed the pre-credit United States tax liability for the year attributable to each of nine categories of foreign source taxable income. Dividends received by a United States holder on stock of a foreign corporation, such as our ordinary shares, are generally treated as foreign source income within the category of passive income for this purpose, but are subject to being reclassified as United States source income in specific circumstances. Because distributions in excess of our current and accumulated earnings and profits generally will not give rise to foreign source income, you may be unable to claim a foreign tax credit for Israeli withholding tax imposed on the excess amount unless, subject to applicable limitations, you have other foreign source income. A United States holder's foreign tax credit may be further limited or restricted based on that United States holder's particular circumstances, including the length of time the United States holder owned our ordinary shares and whether the alternative minimum tax provisions of the internal revenue code apply. If a United States holder's foreign tax credit is restricted in one taxable year, the excess foreign tax credit generally can be carried back for two taxable years and forward for five taxable years, subject to the limitations described above.

     If a United States holder receives a dividend in NIS or other non-United States currency, the amount of the distribution for United States federal income tax purposes will be the United States dollar value of the distribution determined by the spot rate of exchange on the date the distribution is received, or is treated or received. A United States holder will have a tax basis in the foreign currency for United States federal income tax purposes equal to the United States dollar value of the foreign currency as determined under the preceding sentence. A United States holder generally will recognize exchange gain or loss upon the subsequent disposition of the foreign currency equal to the difference between the amount realized on the disposition and the United States holder's tax basis in the foreign currency. The gain or loss generally will be ordinary gain or loss and will generally be treated as United States source gain or loss for United States federal income tax purposes.

     Alternatively, a United States holder may elect to claim a United States federal income tax deduction for the Israeli tax paid or withheld, but only for a taxable year in which the United States holder elects to deduct all foreign income taxes. A non-corporate United States holder, however, may not elect to deduct Israeli taxes if that United States holder does not itemize deductions.

Sale, Exchange or Other Disposition

     Subject to the passive foreign investment company rules discussion below, a United States holder generally will recognize capital gain or loss for United States federal income tax purposes upon the sale or other disposition of the United States holder's ordinary shares equal to the difference between the amount realized on the sale or other disposition and the United States holder's tax basis in its ordinary shares. The capital gain or loss will be long-term capital gain or loss if the ordinary shares have been held for more than one year at the time of sale or other disposition. In general, any gain or loss recognized by a United States holder on the sale or other disposition of ordinary shares will be United States source income or loss for foreign tax credit purposes. In some cases, however, losses upon the sale or other disposition of ordinary shares may be required to be allocated to foreign source income.

Personal Holding Companies

     A foreign corporation may be classified as a personal holding company for United States federal income tax purposes if both of the following two tests are satisfied:

   . if at any time during the last half of the company's taxable year, five or fewer individuals without regard to their citizenship or residency actually or constructively own, under attribution rules, more than 50% of the stock of the corporation by value; and

   . 60% or more of the foreign corporation's gross income derived from United States sources or effectively connected with a United States trade or business, as specifically adjusted, is from passive sources like dividends and royalty payments.

     A personal holding company generally is taxed at a rate of 39.6% of undistributed personal holding company income, which is generally calculated based on the corporation's taxable income, after making adjustments including deducting dividends paid and income taxes. We believe that we were not a personal holding company in 1999. We cannot assure you that either test will not be satisfied in 2000 or future years because it is difficult to make accurate predictions of future income and the amount of stock an individual will actually or constructively own in us.

Foreign Personal Holding Companies

     A foreign corporation will be classified as a foreign personal holding company for United States federal income tax purposes if both of the following two tests are satisfied:

   . five or fewer individuals who are United States citizens or residents actually or constructively own, under attribution rules, more than 50% of all classes of the corporation's stock measured by voting power or value at any time during the corporation's taxable year; and

   . the corporation receives at least 60%, 50% if previously a foreign personal holding company, of its gross income regardless of source, as specifically adjusted, from passive sources.

     If a corporation is classified as a foreign personal holding company, a portion of its undistributed foreign personal holding company income, as defined for United States federal income tax purposes, would be imputed to all of its shareholders who are United States holders on the last taxable day of the corporation's taxable year, or, if earlier, the last day on which it is classifiable as a foreign personal holding company. The imputed income would be taxable as a dividend, even if no cash dividend is actually paid. United States holders who dispose of their shares before that date would not be subject to United States federal income tax under these rules. We believe that we were not a foreign personal holding company in 1999. We cannot assure you that we will not qualify as a foreign personal holding company in 2000 or future years because it is difficult to make accurate predictions of future income and the amount of stock a United States citizen or resident will actually or constructively own in us.

Foreign Investment Companies

     A foreign corporation may be classified as a foreign investment company if, at any time during a taxable year when 50% or more by vote or value of the corporation's outstanding stock is owned, directly or indirectly, by United States holders, it is:

   . registered under the Investment Company Act of 1940 as a management company or unit investment trust; or

   . engaged, or holding itself out as being engaged, primarily in the business of investing, reinvesting, or trading in securities, commodities, or any interest, including a futures or forward contract or option, in securities or commodities.

     In general, if a corporation is classified as a foreign investment company at any time during the period a United States holder holds the corporation's stock, any gain from the sale or exchange, or distribution treated as an exchange of stock in that corporation by the United States holder will be taxable as ordinary income to the extent of the United States holder's ratable share of the corporation's accumulated earnings and profits. We believe that we were not a foreign investment company in 1999. We cannot assure you that we will not become a foreign investment company in 2000 or future years because it is difficult to make accurate predictions of the amount of stock United States holders will directly or indirectly own in us.

Passive Foreign Investment Company Rules

     In general, a foreign corporation will be a passive foreign investment company if:

   . 75% or more of its gross income, including the pro rata share of the gross income of any United States or foreign company in which the corporation is considered to own 25% or more of the shares by value, in a taxable year is passive income; or

   . at least 50% of the average value of the assets of the corporation, including the pro rata share of the assets of any United States or foreign company in which the corporation is considered to own 25% or more of the shares by value, in a taxable year are held for the production of, or produce, passive income. If the foreign corporation is a publicly traded corporation for its entire taxable year, this 50% test is based on the average value of its assets. This 50% test may instead be based on the adjusted bases of the foreign corporation's assets, rather than value, if the foreign corporation is not a publicly traded corporation for a portion of its taxable year and either the foreign corporation is a controlled foreign corporation or elects to use the adjusted bases of its assets for purposes of this test.

     If we were a passive foreign investment company, and a United States holder did not make a qualifying election either to treat us as a qualified electing fund or mark our shares to market:

   . excess distributions by us to a United States holder would be taxed in a special way. Excess distributions are amounts received by a United States holder concerning our ordinary shares in any taxable year that exceed 125% of the average distributions received by the United States holder from us in the shorter of either the three previous years or the United States holder's holding period for ordinary shares before the current taxable year. Excess distributions must be allocated ratably to each day that a United States holder has held our ordinary shares. A United States holder must include amounts allocated to the current taxable year and to pre-passive foreign investment company years in its gross income as ordinary income for the current taxable year. A United States holder must pay tax on amounts allocated to each prior taxable year for which we were a passive foreign investment company at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

   . the entire amount of gain that is recognized by a United States holder upon the sale or other disposition of ordinary shares will also be considered an excess distribution and will be subject to tax as described above.

   . if a corporation is a passive foreign investment company, a United States holder who acquires ordinary shares in the corporation from a decedent who was a United States shareholder is denied the normally available step-up in the tax basis of the ordinary shares to fair market value at the date of death and instead will hold the ordinary shares with a tax basis equal to the decedent's basis, if lower than the fair market value. A United States holder cannot avoid this result, however, by electing to mark our ordinary shares to market.

     If a United States holder has made a qualified electing fund election for all taxable years during which the United States holder owned our ordinary shares and we were a passive foreign investment company, the passive foreign investment company rules described above will not apply to the United States holder. Instead, a United States holder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes and incur an interest charge. The qualified electing fund election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the internal revenue service. A United States holder generally makes a qualified electing fund election by obtaining and retaining the passive foreign investment company annual information statement, attaching a completed internal revenue service Form 8621 to a timely filed United States federal income tax return and by filing the form with the internal revenue service center in Philadelphia, Pennsylvania. Even if a qualified electing fund election is not made, a shareholder in a passive foreign investment company who is a United States holder generally must file a completed internal revenue service Form 8621 every year.

     A United States holder of publicly traded passive foreign investment company stock could elect to mark the stock to market annually and generally could be subject to specific rules for each of the United States holder's taxable years, including:

   . if the fair market value of the United States holder's passive foreign investment company stock exceeds the United States holder's adjusted tax basis in that stock as of the close of the United States holder's taxable year, the United States holder will recognize the amount of the excess as ordinary income;

   . if the fair market value of the United States holder's passive foreign investment company stock is less than the United States holder's adjusted tax basis in that stock as of the close of the United States holder's taxable year, the United States holder may recognize the amount of the difference as ordinary loss. Losses would be allowed only for the amount of net gain previously included by the United States holder under the election for prior taxable years; and

   . if the United States holder has elected to mark our ordinary shares to market for all taxable years during which the United States holder owned our ordinary shares and we were a passive foreign investment company, the passive foreign investment company rules generally will not apply to the United States holder.

     United States holders who hold ordinary shares during a period when we are a passive foreign investment company will be subject to the preceding rules, even if we cease to be a passive foreign investment company, subject to exceptions for United States holders who made a qualified electing fund election. United States holders are urged to consult their tax advisors about the passive foreign investment company rules, including the specific rules and requirements applicable to making qualified electing fund and other elections.

Status of ViryaNet as a Passive Foreign Investment Company

     We believe that in 1999 we were not a passive foreign investment company and expect that we also will not be a passive foreign investment company in 2000. However, passive foreign investment company status is determined as of the end of each taxable year and is dependent upon a number of factors, including the value of a corporation's assets and the amount and type of its gross income. The determination of whether we are a passive foreign investment company will be affected by how rapidly we use our cash and investment assets in our business. Also, a significant decline in the market price of our ordinary shares may result in our being classified as a passive foreign investment company. Therefore, we cannot assure you that we will not become a passive foreign investment company.

Backup Withholding and Information Reporting

     United States holders generally are subject to information reporting requirements on dividends paid in the United States on ordinary shares. Under existing regulations, dividends generally are not subject to backup withholding. United States holders generally are subject to information reporting and backup withholding at a rate of 31% on proceeds paid from the disposition of ordinary shares unless the United States holder provides internal revenue service Form W-9 or establishes an exemption.

     Treasury regulations generally effective January 1, 2001 may alter the information reporting and backup withholding rules. You should consult your tax advisors concerning the effect, if any, of these treasury regulations on an investment in our ordinary shares. The amount of any backup withholding will be allowed as a credit against a United States holder's United States federal income tax liability and may entitle that United States holder to a refund, provided that required information is furnished to the internal revenue service.

                    ISRAELI TAXATION AND INVESTMENT PROGRAMS

     The following is a summary of the principal tax laws applicable to companies in Israel, with special reference to their effect on us, and Israeli government programs benefiting us. This section also contains a discussion of Israeli tax consequences to you if you acquire ordinary shares in the offering. This summary does not discuss all the acts of Israeli tax law that may be relevant to you in light of your personal investment circumstances or if you are subject to special treatment under Israeli law. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in this discussion will be accepted by the tax authorities. The discussion should not be understood as legal or professional tax advice and is not exhaustive of all possible tax considerations.

     You are urged to consult your own tax advisors about the Israeli or other tax consequences of the purchase, ownership and disposition of our ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

General Corporate Tax Structure

     The general corporate tax rate in Israel is 36%. However, the effective tax rate payable by a company which derives income from an approved enterprise may be considerably less.

Law for the Encouragement of Industry, Taxes, 1969

     We qualify as an industrial company under the Law for the Encouragement of Industry (Taxes), 1969, otherwise known as the industry encouragement law. A company qualifies as an industrial company under the industry encouragement law if it resides in Israel and at least 90% of its income in a given tax year, exclusive of income from specified loans, marketable securities, capital gains, interest and dividends, is derived from an industrial enterprise owned by us. An industrial enterprise is defined as an enterprise whose major activity in a given tax year is industrial manufacturing.

     Under the industry encouragement law, an industrial company is entitled to deduct the purchase price of know how, patents or rights over a period of eight years beginning with the year in which the rights were first used.

     The tax laws and regulations dealing with the adjustment of taxable income for inflation in Israel also provide that industrial enterprises, like ours, are eligible for special rates of depreciation deductions. These rates vary in the case of plant and machinery according to the number of shifts in which the equipment is operated and range from 20% to 40% on a straight-line basis, or from 30% to 50% on a declining balance basis for equipment first put into operation on or after June 1, 1989, instead of the regular rates, which are applied on a straight-line basis.

     Industrial enterprises which are approved enterprises can also choose between

   .  the special rates referred to above; and

   . accelerated rates of depreciation applied on a straight-line basis on property and equipment, generally ranging from 200% on equipment to 400% of the ordinary depreciation rates on buildings during the first five years of service of the assets subject to a ceiling of 20% per year on depreciation of buildings.

     Qualification as an industrial company under the industrial encouragement law is not conditioned upon the receipt of prior approval from any Israeli government authority. No assurance can be given that we will continue to qualify as an industrial company or will in the future be able to avail itself of any benefits available to companies so qualifying.

Law for the Encouragement of Capital Investments, 1959

     The Law for Encouragement of Capital Investments, 1959, which is referred to below as the capital investments law, provides that capital investments in a production facility or other eligible assets may, upon application to the Israeli Investment Center of the Ministry of Industry and Commerce, be designated as an approved enterprise. Each certificate of approval for an approved enterprise relates to a specific investment program in the approved enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset. An approved enterprise is entitled to benefits, including Israeli government cash grants and tax benefits.

Tax Benefits

     Taxable income derived from an approved enterprise is subject to a reduced corporate tax rate of 25%. That income is eligible for further reductions in tax rates depending on the percentage of the foreign investment in our share capital and the percentage of our combined share and loan capital owned by non-Israeli residents. The tax rate is 20% if the foreign investment is 49% or more but less than 74%, 15% if the foreign investment is 74% or more but less than 90% and 10% if the foreign investment is 90% or more. The lowest level of foreign investment during the year will be used to determine the relevant tax rate for that year. These tax benefits described above are granted for a limited period of time and begin when a company is operational and profitable. The benefits are granted for up to 7 years, or 10 years for a company that has 25% or more of its shares owned by non-Israeli shareholders, from the first year in which the approved enterprise has taxable income, other than income subject to capital gains tax. The period of benefits may not, however, exceed the lesser of 12 years from the year in which the production began or 14 years from the year of receipt of approved enterprise status.

     An approved enterprise approved after April 1, 1986 may elect to forego any entitlement to the grants otherwise available under the capital investments law or may participate in an alternative benefits program, under which the undistributed income from the approved enterprise is fully exempt from corporate tax for a defined period of time. The period of tax exemption ranges between two and ten years, depending upon the location within Israel of the approved enterprise and the type of the approved enterprise. Alternatively, approved enterprises approved after January 1, 1997 in national priority region A may elect to receive grants and a two-year tax exemption for undistributed profits derived from the approved enterprise program. We cannot assure you that the current benefit programs will continue to be available or that we will continue to qualify for benefits under the current programs.

     We have three approved enterprise programs under the capital investments law, which entitle us to some tax benefits. The tax benefit period for these programs has not yet begun. We have elected to participate in a government grant approved enterprise program and have received grants from the investment center. Income derived from the government grant approved enterprise program is subject to a reduced tax rate of 10% to 25% (depending on the percentage of foreign investment in us) for a period of seven years starting on the first year in which we generate taxable income from the approved enterprise. We have elected to participate in two additional alternative benefit programs. Income derived from our alternative benefit programs is exempt from tax for a period of ten years, starting in the first year in which we generate taxable income from the approved enterprise.

     If dividends are paid out of tax-exempt profit derived from our approved enterprise, we will be liable for corporate tax on the gross amount of distributed profits before company tax at the rate that would have been applied if we had not elected the alternative tax benefit. This rate is generally 10% to 25%, depending on the percentage of a company's shares held by foreign shareholders. We will also be required to withhold on behalf of the dividend recipients an additional 15% of the amount after company tax distributed as dividends. Cash dividends paid by an Israeli company are normally subject to a withholding tax, except for dividends that are paid to an Israeli company, in which case no tax is withheld unless the dividend is paid for earnings from an approved enterprise. Since we have received some benefits under Israeli laws relating to approved enterprises, payment of dividends may subject us to some Israeli taxes to which we would not otherwise be subject.

     The Israeli government has discussed reducing the benefits available to companies under the capital investments law. The termination or substantial reduction of any of the benefits available under the capital investments law could materially impact the cost of future investments by us.

     Each application to the investment center is reviewed separately, and a decision about whether or not to approve the application is based on the then prevailing criteria in the capital investments law, on the specific objectives of the applicant company in the application and on financial criteria of the applicant company. We cannot assure you that any application will be approved. The benefits available to an approved enterprise are conditional upon the fulfillment of conditions stipulated in the capital investments law and its regulations and the criteria in the specific certificate of approval, as described above. If these conditions are violated, in whole or in part, we would be required to refund the amount of tax benefits and linkage differences to the Israeli consumer price index and interest. We believe that our approved enterprise programs operate in compliance with all of these conditions and criteria.

Taxation Under Inflationary Conditions

     The Income Tax, Inflationary Adjustment, Law, 1985, which is referred to below as the inflationary adjustments law, attempts to overcome some of the problems presented to a traditional tax system by an economy experiencing rapid inflation, which was the case in Israel at the time the law was enacted. Generally, the inflationary adjustments law provides significant tax adjustments, based on net equity less fixed assets, to depreciation methods and tax loss carry forwards to compensate for loss of value resulting from an inflationary economy. Our taxable income is subject to the provisions of this law.

     The inflationary adjustments law allows foreign-invested companies, which maintain their accounts in dollars in compliance with regulations published by the Israeli minister of finance to deviate from the principles of the inflationary adjustments law. These companies may either base their tax returns on their operating results as reflected in the dollar financial statements or adjust their tax returns based on exchange rate changes rather than changes in the Israeli consumer price index. For these purposes, a foreign-invested company is a company more than 25% of whose share capital and of whose combined share and loan capital is held by persons who are not residents of Israel.
A company that elects to measure its results for tax purposes based on the dollar exchange rate cannot change that election for a period of three tax years following the election. We believe that we qualify as a foreign investment company within the meaning of the inflationary adjustment law. We have not yet elected to measure our results for tax purposes based on the dollar exchange rate, but may do so in the future, during a 30-day period in the beginning of each tax year.

Tax Benefits of Research and Development

     Israeli tax law permits, under some conditions, a tax deduction in the year incurred for expenditures, including capital expenditures, in scientific research and development projects, if the expenditures are approved by the relevant government ministry and if the research and development is for the promotion of the enterprise and is carried out by, or on behalf of, a company seeking the deduction.

     Some of our research and development programs have been approved by the chief scientist and we have been able to deduct, for tax purposes, a portion of our research and development expenses net of the grants received. Other research and development expenses not approved, may be deducted, for tax purposes, in 3 equal installments during a 3-year period.

Committee on the Reform of Taxes on Income

     On May 7, 2000, the Israeli government approved the recommendations of the public committee on the reform of taxes on income, to broaden the categories of taxable income and to change the tax rates imposed on employment income.

     The committee recommended to:

   .  impose an estate and gift tax;

   . impose a tax upon capital gains at a rate of up to 25% for individuals, including capital gains derived from the sale of shares in Israeli publicly traded companies;

   . impose a tax upon all income of Israeli residents regardless of the territorial source of income;

   . increase the tax rate from zero to 10% on the exempt period under the alternative package of benefits for approved enterprises under the Law for the Encouragement of Capital Investments, 1959; and

   . cancel the preferred benefits granted to companies with foreign investment.

     To be enacted as legislation, a draft bill incorporating the principles of the report must be approved by the knesset, and the substance of the recommendations could undergo significant revision during that process. If implemented, the recommendations might result in the imposition of Israeli capital gains taxes on non-Israeli residents if they are not eligible for an exemption under a relevant tax treaty.

Withholding and Capital Gains Taxes Applicable to Non-Israeli Shareholders

     Nonresidents of Israel are subject to income tax on income accrued or derived from sources in Israel or received in Israel. These sources of income include passive income like dividends, royalties and interest, as well as non-passive income from business conducted or services rendered in Israel. We are generally required to withhold income tax at the rate of 25%, 15% for dividends generated by an approved enterprise, on all distributions of dividends.

     Israeli law imposes a capital gains tax on the sale of securities and other capital assets. The regular rate applicable to corporations is 36% and the maximum rate applicable to individuals is 50%. Under current law, however, sales of our ordinary shares offered by this prospectus are exempt from Israeli capital gains tax for so long as:

   . the shares are quoted on Nasdaq or listed on a stock exchange in a designated country like the United States; and

   .  we qualify as an industrial company or industrial holding company.

     These exemptions do not apply to corporations that are subject to the Inflationary Adjustments Law--1984. In general, most corporations are subject to this law.

     A nonresident of Israel who receives interest, dividend or royalty income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel on this income, provided the income was not derived from a business conducted in Israel by the nonresident during an accrued period of more than 180 days in the relevant tax year and the nonresident does not have any other non-passive income from sources within Israel.

     The convention between the United States and the government of the State of Israel on taxes on income, which shall be referred to as the treaty, is generally effective as of January 1, 1995.

     Under the treaty, the following entities or individuals generally are exempt from Israeli capital gains tax on income derived from the sale, exchange or disposition of ordinary shares if these entities or individuals own, directly or indirectly, less than 10% of our outstanding voting shares during the twelve month period preceding the sale, exchange or disposition of their ordinary shares:

   .  individuals that are residents of the United States;

   . corporations, or entities taxable as corporations, that are not residents of Israel and that are organized under the laws of the United States or of any state of the United States or the District of Columbia; and

   . other entities, to the extent that the other entities' income is taxable in the United States as the income of residents of the United States.

     The application of the treaty provisions applying to dividends and capital gains described above and below is conditioned upon the fact that this income is not effectively connected with a permanent establishment maintained by the non Israeli residents in Israel. Under the treaty, a permanent establishment generally means a fixed place of business through which industrial or commercial activity is conducted, directly or indirectly through agents.

     Unless an exemption applies under domestic Israeli law, residents of the United States who own the requisite 10% or more of our outstanding voting shares are subject to Israeli tax on any gain realized on the sale, exchange or disposition of those shares but would generally be permitted under the treaty to claim a credit for those taxes against the United States income tax imposed on any gain from the sale, exchange or disposition, subject to the limitations applicable to foreign tax credits.

     Israel has no estate or gift tax, but a 10% estate and gift tax has been proposed.

     Under the treaty, the maximum tax on dividends paid to a holder of ordinary shares who is a resident of the United States under the treaty generally is 25%. However, dividends generally paid to a United States corporation by an Israeli company that does not enjoy the benefits of an approved enterprise will generally be subject to a 12.5% dividend withholding tax if:

   . the recipient corporation owns at least 10% of the outstanding voting shares of the Israeli company during the portion of the current and previous taxable years of the Israeli company preceding the date of the dividend; and

   . not more than 25% of the gross income of the Israeli company during the current and prior taxable years consists of interest or dividends.

     If the Israeli company is entitled to the Israeli tax benefits applicable to an approved enterprise and the requirements listed above are met, the withholding tax rate on dividends is 15%.

                              CONDITIONS IN ISRAEL

     We are incorporated under the laws of the State of Israel, and substantially all of our research and development and significant executive facilities are located in Israel. We are directly affected by political, economic and military conditions in Israel. Our operations would be materially adversely affected if major hostilities involving Israel should occur or if trade between Israel and its present trading partners should be curtailed.

Political Conditions

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. This has led to security and economic problems in Israel. In 1979, however, a peace treaty between Israel and Egypt was signed under which full diplomatic relations were established. Economic relations remain very limited.

     Beginning in 1993, a joint Israeli-Palestinian declaration of principles and several agreements were signed by Israel and the Palestine Liberation Organization outlining interim Palestinian self-government arrangements. Since then, Israel has transferred the civil administration of the Gaza Strip, the major towns and villages of the West Bank and other territories in the West Bank to the Palestinian Self-Rule Authority, the Israeli army has withdrawn from these areas and some powers and governmental responsibilities have been transferred to the Palestinian Authority.

     In October 1994, Israel and Jordan signed a peace treaty, which provides for the start of full diplomatic relations between the two countries, including the exchange of ambassadors and consuls. This treaty also expresses the mutual desire of the parties for economic cooperation and calls for both parties to lift economic barriers and discrimination against the other and to act jointly towards the removal of any economic boycotts by third parties.

     There are no peace treaties between Israel and Syria or Lebanon and material progress has not been achieved in peace talks between Israel and Syria or between Israel and Lebanon.

     Despite the progress towards peace between Israel, its Arab neighbors and the Palestinians, several countries, companies and organizations continue to participate in a boycott of Israeli firms. We do not believe that the boycott has had a material adverse effect on our business. However, restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on the expansion of our business.

Army Service

     Generally, all male adult citizens and permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually. Additionally, all of these residents are subject to being called to active duty at any time under emergency circumstances. Many of our officers and employees are obligated to perform annual reserve duty. While we have operated effectively under these requirements since we began operations, we cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

Economic Conditions

     Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli government has, on occasion, intervened in various sectors of the economy, employing fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and foreign currency exchange rates. In 1998, the Israeli currency control regulations were liberalized significantly to allow Israeli residents to deal in foreign currency and non-residents of Israel to freely purchase and sell Israeli currency and assets. The Israeli government has periodically changed its policies in all these areas. There are no Israeli currency control restrictions on remittances of dividends on the ordinary shares or the proceeds from the sale of the ordinary shares. However, under Israeli law currency controls can be imposed by administrative action at any time. Israeli residents are also required to file reports pertaining to specified types of actions or transactions.

     The Israeli government's monetary policy contributed to relative price and exchange rate stability in the last few years, despite fluctuating rates of economic growth and a high rate of unemployment. We cannot assure you that the Israeli government will be successful in its attempts to keep prices and exchange rates stable. Price and exchange rate instability may have a material adverse effect on us.

Trade Agreements

     Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is also a member of the World Trade Organization and is a signatory to the General Agreement on Trade in Services, which provides for reciprocal lowering of trade barriers among its members.

     In 1985, Israel and the United States entered into an agreement to establish a free trade area. The free trade area has eliminated all tariff and some non-tariff barriers on most trade between the two countries. Israel became associated with the European Economic Community, now known as the European Union, in a 1975 free trade agreement which confers advantages on Israeli exports to most European countries and obligates Israel to lower its tariffs on imports from those countries over a number of years. In November 1995 Israel entered into a new agreement with the European Union, which includes redefinement of rules of origin and other improvements, like providing for Israel to become a member of the research and technology programs of the European Union. In September 1992, Israel signed a free trade agreement with the European Free Trade Association whose members include Switzerland, Norway, Iceland and Liechtenstein. The agreement became effective on January 1, 1993, and establishes a free-trade zone between Israel and the other members.

     Israel has also established commercial and trade relations with a number of the other nations, including Russia, China, India, Turkey and other nations in Asia and Eastern Europe.

                      ENFORCEABILITY OF CIVIL LIABILITIES

 Service of Process

     Service of process upon us and our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Since substantially all of our assets and a significant number of our directors and officers and the Israeli experts named in this prospectus are located outside the United States, any judgment obtained in the United States against us or our directors, officers or Israeli experts under the civil liability provisions of the federal securities laws of the United States may not be collectible within the United States.

 Enforceability of Civil Liabilities

     We have been informed by our legal counsel in Israel, Meitar, Liquornik, Geva & Co., that there is doubt concerning the enforceability of civil liabilities under United States securities laws in original actions instituted in Israel. However, subject to time limitations, Israeli courts may enforce United States final executory judgments in civil matters, including a monetary or compensatory judgment in a non-civil matter obtained after due process before a court of competent jurisdiction. The rules of private international law prevailing in Israel do not prohibit the enforcement of judgment of Israeli courts, provided that:

   .  the judgment is enforceable in the state in which it was given;

   . adequate service of process has been made and the defendant has had a reasonable opportunity to present his arguments and evidence;

   . the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

   . the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

   . an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

 Agent for Service of Process

     We have irrevocably appointed ViryaNet, Inc., our wholly-owned subsidiary, as our agent to receive service of process in any action against us in any federal court or state court in the State of New York arising out of this offering or any purchase or sale of securities through this offering. We have not given our consent for any agent to accept service of process for any other claim. These appointments are irrevocable, provided that we shall have the right to appoint a successor agent for service, if the successor is acceptable to the representatives of the underwriters, in their reasonable judgment.

 Currency

     Foreign judgments enforced by Israeli courts will generally be payable in Israeli currency and will be freely convertible into dollars or other foreign currency and may be transferred out of Israel.

     The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange of the foreign currency on the date of payment. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations at that time. Judgment creditors must bear the risk of unfavorable exchange rates fluctuations.

                                  UNDERWRITING

     Purchasers of Our Ordinary Shares. The underwriters, Chase Securities Inc., Salomon Smith Barney Inc. and Dain Rauscher Incorporated have each agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase our ordinary shares in the amount listed here:

                                                   Number of
          Underwriter                               Shares
          -----------                              ---------
          Chase Securities Inc....................
          Salomon Smith Barney Inc................
          Dain Rauscher Incorporated..............
                                                   ---------
          Total................................... 4,500,000
                                                   =========

     Conditions to the Underwriters' Obligations. The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and independent auditors. The underwriters are committed to purchase all ordinary shares offered in this prospectus if any shares are purchased.

     Pricing of the Ordinary Shares. The underwriters propose to offer the ordinary shares directly to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession
not in excess of $     per share. The underwriters may allow and the dealers
may reallow a concession not in excess of $    per share to other dealers.
After the public offering of the shares, the underwriters may change the offering price, concession and reallowance to dealers. The representatives of the underwriters have informed us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the ordinary shares offered by this prospectus.

     The Underwriters' Option to Purchase More Ordinary Shares. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 675,000 additional ordinary shares at the public offering price, less the underwriting discount shown on the cover page of this prospectus. If the underwriters exercise this option, each underwriter will have an obligation to purchase approximately the same percentage of additional ordinary shares that the number of ordinary shares to be purchased by it shown in the table listing the underwriters represents as a percentage of the 4,500,000 ordinary shares offered by this prospectus. We will be obligated to sell ordinary shares to the underwriters if the option is exercised. The underwriters may exercise this option only to cover over-allotments of ordinary shares offered in this prospectus.

     Underwriting Discounts and Commissions. This table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional ordinary shares:

                                             No      Full
                                          Exercise Exercise
                                          -------- --------
          Per Share......................   $        $
          Total..........................   $        $

     Other Conditions to the Underwriters' Obligations. The offering of the ordinary shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     Shareholder Lock-up Agreements. Each of our executive officers and directors and most of our other holders of our securities have agreed during the period of 180 days after the effective date of this prospectus, subject to specified exemptions, not to offer to sell, contract to sell, or sell, dispose of, loan, pledge or grant any rights concerning any ordinary shares or any options or warrants to purchase any ordinary shares, or any securities convertible into or exchangeable for ordinary shares owned as of the date of this prospectus or acquired afterwards directly by those holders or concerning which they have the power of disposition, without the prior written consent of Chase Securities Inc. However, Chase Securities Inc. may, in its sole discretion and at any time, without notice, release all or any portion of the securities subject to lock-up agreements.

     Our Lock-up Agreement. We have agreed that, during the 180-day lock-up period referred to above, we will not, without the prior written consent of Chase Securities Inc., subject to some exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements before the expiration of the lock-up period, or issue, sell, contract to sell or dispose of, any ordinary shares, any options or warrants to purchase any ordinary shares or any securities convertible into, exercisable for or exchangeable for ordinary shares other than our sale of shares in this offering, the issuance of our shares upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans, provided that those options do not vest before the expiration of the lock-up period, and the issuance of warrants to customers. We may issue ordinary shares in any acquisition of, or strategic relationship with, another company if the terms of the issuance provided that these ordinary shares shall not be resold before the expiration of the lock-up period.

     Factors in Pricing Our Shares in the Offering. Before this offering, there has been no public market for our ordinary shares. The initial public offering price for the ordinary shares will be determined through negotiation between us and the representatives of the underwriters. Factors to be considered in the negotiation include:

   .  prevailing market conditions;

   .  our financial information;

   . market valuations of other companies that we and the representatives of the underwriters believe to be comparable to us;

   .  estimates of our business potential; and

   .  the present state of our development.

     Market Stabilization Activities. We have been advised by the representatives that, under Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market.

     A syndicate covering transaction is a bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters from the offering. The underwriters may create a syndicate short position by making short sales of the issuer's ordinary shares and may purchase the issuer's ordinary shares on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. Short sales can be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.
If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

     A stabilizing bid is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A penalty bid is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member that is purchased by the representatives in a syndicate covering transaction and therefore has not been effectively placed by the underwriter or syndicate member.

     We have been advised by the representatives that these transactions may happen on the Nasdaq National Market and, if begun, may be discontinue at any time. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

     Offering Expenses. We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2,285,000.

     Indemnification. We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make for these liabilities.

     Directed Shares Program and Rights to Purchase Shares in the Offering.
At our request, the underwriters have reserved up to six percent of the ordinary shares to be sold in this offering to be offered for sale, exclusive of the shares subject to the over-allotment option, at the initial public offering price, to our directors, officers, employees, business associates and persons related to, or affiliated with, these persons. The number of shares of ordinary shares available for sale to the public in this offering will be reduced if these individuals and entities purchase the reserved shares. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the public on the same basis as the other shares in this offering.

     Offers and Sales in Israel. The underwriters have agreed that:

   . they will offer or sell our ordinary shares in Israel to potential purchasers limited to a number and type that shall not require the publication of a prospectus under Israeli law;

   . they will deliver to us the names and addresses of these potential purchasers within seven days of the completion of this offering; and

   . they will obtain representations from these potential purchasers who purchase our ordinary shares that they are purchasing our ordinary shares for investment purposes only, and not for the purposes of resale.

     Underwriter's Ownership. The following table summarizes the share capital owned by an underwriter and its affiliates as of July 31, 2000:

                                                                     Number of
                                                         Number of    Shares
                                                           Shares     Subject
                                                        Beneficially    to
                           Owner                           Owned     Warrants
                           -----                        ------------ ---------
    Chase Securities Inc. and persons associated with
     it................................................    77,727     15,055
    Access Technology Partners, L.P....................   342,780     66,385
    Eucalyptus Ventures, L.P. and persons associated
     with it...........................................   445,501     86,239

     Access Technology Partners, L.P. is a fund of outside investors that is managed by a subsidiary of Chase Securities Inc. and Eucalyptus Ventures L.P. is a fund of outside investors that is managed by an affiliate of Chase Securities Inc.

                                 LEGAL MATTERS

     Meitar, Liquornik, Geva & Co., Ramat-Gan, Israel, will represent us concerning the validity of ordinary shares offered by us and other Israeli legal matters relating to this offering. Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, will represent us concerning United States legal matters relating to this offering. Herzog, Fox & Neeman, Tel-Aviv, Israel, will represent the underwriters concerning Israeli legal matters relating to this offering. Brobeck, Phleger & Harrison LLP, New York, New York, will represent the underwriters concerning United States legal matters relating to this offering. Some employees and former employees in Meitar, Liquornik, Geva & Co. hold in the aggregate options to purchase 267,000 ordinary shares.

                                    EXPERTS

     Kost, Forer & Gabbay, a member of Ernst & Young International, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as described in their report. We have included our financial statements in the prospectus and in the registration statement in reliance on the report of Kost, Forer & Gabbay, a member of Ernst & Young International, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

 The Commission

     We have filed a registration statement on Form F-1 under the Securities Act for the ordinary shares offered by us. The registration statement contains additional information that is not required to be included in this prospectus under the Securities and Exchange Commission's rules. You should refer to the registration statement and its exhibits. For copies of actual contracts or documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. The registration statement, including the exhibits and schedules, and the reports and other information filed by us with the Commission under the Exchange Act can be inspected without charge at the public reference facility maintained by the Commission at:

                                Room 1024
                                Judiciary Plaza
                                450 Fifth Street, N.W.
                                Washington, DC 20549

     Copies of this material may be obtained by mail from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

 Periodic Reporting in the United States

     Upon completion of this offering, we will be subject to the informational requirements of the Exchange Act and will file periodic reports and other information with the Commission. As a foreign private issuer, we will be exempt from the rules under the Exchange Act requiring disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders will be exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act, for their purchases and sales of ordinary shares. We will not be required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we intend to furnish our shareholders with annual reports containing financial statements which will be audited and reported on, with an opinion expressed, by an independent public accounting firm in Israel, prepared under United States GAAP, as well as quarterly reports containing unaudited financial information for the first three quarters of each year.

 Public Reporting in Israel

     We file reports with the Israeli registrar of companies about our registered address, registered capital, shareholders of record and the number of shares held by each, the identity of our directors and details about security interests on our assets. We must also file with the registrar of companies our articles of association. The information filed with the registrar of companies is available to the public. Our shareholders are also entitled to review and receive copies of all minutes of meetings of shareholders. Shareholders wishing to review or receive copies of minutes of shareholders may contact Mr. Alon Tabak, Adv., General Counsel, ViryaNet Ltd., 5 Kiryat Hamada Street, Science Based Industries Campus, P.O. Box 23052, Har Hotzvim, Jerusalem 91230, Israel, telephone number: (972-2) 5811462 and by facsimile at (972-3) 5815507.

                                 VIRYANET LTD.

                       CONSOLIDATED FINANCIAL STATEMENTS
                                IN U.S. DOLLARS

                                     INDEX

                                                                         Page
                                                                       ---------
Report of Independent Auditors........................................       F-2
Consolidated Balance Sheets...........................................  F-3--F-4
Consolidated Statements of Operations.................................       F-5
Statements of Changes in Shareholders' Equity (Deficiency)............       F-6
Consolidated Statements of Cash Flows.................................  F-7--F-8
Notes to Consolidated Financial Statements............................ F-9--F-28

                         REPORT OF INDEPENDENT AUDITORS

To the shareholders of
VIRYANET LTD.

     We have audited the accompanying consolidated balance sheets of ViryaNet Ltd. and its subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of ViryaNet Ltd. and its subsidiaries as of December 31, 1998 and 1999, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States.

Tel-Aviv, Israel
February 21, 2000                         KOST FORER & GABBAY
except for Note 14,                       A Member of Ernst & Young
                                           International
as to which the date is September
 12, 2000

                                 VIRYANET LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                      December 31,
                                                      -------------  June 30,
                                                       1998   1999     2000
                                                      ------ ------ -----------
                                                                    (Unaudited)
                                                          (U.S. dollars in
                                                             thousands)
                                                      -------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $  554 $1,886   $ 5,286
  Restricted cash (Note 3)...........................    --      96       --
  Marketable securities..............................    881    --        --
  Trade receivables (net of allowance for doubtful
   accounts--$20 in 1998 and $28 in 1999)............  1,427  2,755     2,194
  Unbilled receivables...............................  2,567    708     1,504
  Other accounts receivable and prepaid expenses
   (Note 4)..........................................  1,143    902     1,386
                                                      ------ ------   -------
    Total current assets.............................  6,572  6,347    10,370
                                                      ------ ------   -------
SEVERANCE PAY FUND...................................    633    854       829
                                                      ------ ------   -------
PROPERTY AND EQUIPMENT, NET (Note 5).................  1,433  1,491     1,685
                                                      ------ ------   -------
                                                      $8,638 $8,692   $12,884
                                                      ====== ======   =======


   The accompanying notes are an integral part of the consolidated financial statements.

                                 VIRYANET LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                   Pro forma
                                      December 31,               shareholders'
                                     ----------------  June 30,  equity as of
                                      1998     1999      2000    June 30, 2000
                                     -------  -------  --------  -------------
                                                            (Unaudited)
                                       (U.S. dollars in thousands, except
                                                  share data)
                                     -----------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
 (DEFICIENCY)
CURRENT LIABILITIES:
  Short-term bank credit (Note 6)... $   185  $ 5,283  $    91
  Current maturities of long-term
   loans (Note 8)...................      51       11      --
  Trade payables....................   1,617    1,303    2,103
  Deferred revenues.................   3,195    7,150    3,913
  Other accounts payable and accrued
   expenses (Note 7)................   3,866    3,905    4,785
                                     -------  -------  -------
                                       8,914   17,652   10,892
                                     -------  -------  -------
LONG-TERM LIABILITIES:
  Long-term loans (Note 8)..........      11      --       --
  Convertible debentures (Note 16)..     --       --    15,492
  Accrued severance pay.............   1,165    1,595    1,680
                                     -------  -------  -------
                                       1,176    1,595   17,172
                                     -------  -------  -------
COMMITMENTS AND CONTINGENT
 LIABILITIES (Note 9)
SHAREHOLDERS' EQUITY (DEFICIENCY):
Share capital--Preferred shares of
 NIS 0.1 par value--(Note 10)
  Authorized: 11,000,000 shares as
   of December 31, 1998, 13,100,000
   shares as of December 31, 1999
   and 16,100,000 shares as of
   June 30, 2000;
  Issued and outstanding; 8,407,255
   shares as of December 31, 1998
   and 10,146,387 shares as of
   December 31, 1999 and June 30,
   2000;............................
  Issued and outstanding pro-forma:
   0 shares as of June 30, 2000;
   aggregated liquidation preference
   of $39,381,000 as of December 31,
   1999 and $39,242,000 as of
   June 30, 2000....................     251      294      294          --
Ordinary shares--of NIS 0.1 par
 value--(Note 10)
  Authorized: 9,000,000 shares as of
   December 31, 1998, 6,900,000
   shares as of December 31, 1999
   and 18,900,000 shares as of
   June 30, 2000;
  Issued and outstanding: 2,625,140
   shares as of December 31, 1998
   2,700,640 shares as of
   December 31, 1999 and 2,715,140
   as of June 30, 2000..............
  Issued and outstanding pro forma:
   17,405,510 shares as of June 30,
   2000.............................     102      103      107          512
Additional paid-in capital..........  26,121   37,728   40,095       78,571
Deferred stock compensation.........    (260)    (603)  (1,547)      (1,547)
Accumulated deficit................. (27,666) (48,077) (54,129)     (70,638)
                                     -------  -------  -------      -------
    Total shareholders' equity
     (deficiency)...................  (1,452) (10,555) (15,180)     $ 6,898
                                     -------  -------  -------      =======
                                     $ 8,638  $ 8,692  $12,884
                                     =======  =======  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                 VIRYANET LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Six months ended
                             Year ended December 31,              June 30,
                          --------------------------------  ---------------------
                            1997       1998        1999       1999        2000
                          ---------  ---------  ----------  ---------  ----------
                                                                (Unaudited)
                           (U.S. dollars in thousands, except share and per
                                              share data)
                          -------------------------------------------------------
Revenues (Note 12a and
 b):
  Software licenses.....  $   1,067  $   1,801  $    4,269  $   1,612  $    6,963
  Maintenance and
   services.............     12,400     11,724      11,533      5,476       4,457
                          ---------  ---------  ----------  ---------  ----------
    Total revenues......     13,467     13,525      15,802      7,088      11,420
                          ---------  ---------  ----------  ---------  ----------
Cost of revenues:
  Software licenses.....        106        146         952        548         409
  Maintenance and
   services.............      8,817      9,709       9,978      4,914       3,476
                          ---------  ---------  ----------  ---------  ----------
    Total cost of
     revenues...........      8,923      9,855      10,930      5,462       3,885
                          ---------  ---------  ----------  ---------  ----------
Gross profit............      4,544      3,670       4,872      1,626       7,535
                          ---------  ---------  ----------  ---------  ----------
Operating expenses:
  Research and
   development, net
   (Note 12c)...........      3,443      5,322       6,865      3,202       3,372
  Sales and marketing...      3,329      8,862      13,537      7,614       7,423
  General and
   administrative.......      2,403      2,602       3,518      1,688       1,798
  Amortization of
   deferred stock
   compensation (1).....         12        250         798        235         576
                          ---------  ---------  ----------  ---------  ----------
    Total operating
     expenses...........      9,187     17,036      24,718     12,739      13,169
                          ---------  ---------  ----------  ---------  ----------
Operating loss..........     (4,643)   (13,366)    (19,846)   (11,113)     (5,634)
Financial income
 (expenses), net (Note
 12d)...................        (85)       234        (565)      (271)       (418)
                          ---------  ---------  ----------  ---------  ----------
Net loss................  $  (4,728) $ (13,132) $  (20,411) $ (11,384) $   (6,052)
                          =========  =========  ==========  =========  ==========
Preferred shares deemed
 dividend...............  $    (116) $     (61) $     (303) $     --   $      --
                          ---------  ---------  ----------  ---------  ----------
Net loss to shareholders
 of Ordinary shares.....  $  (4,844) $ (13,193) $  (20,714) $ (11,384) $   (6,052)
                          =========  =========  ==========  =========  ==========
Pro forma net loss
 (unaudited)............                        $  (20,714)            $  (22,516)
                                                ==========             ==========
Basic and diluted net
 loss per share.........  $   (1.91) $   (5.16) $    (7.74) $   (4.27) $    (2.24)
                          =========  =========  ==========  =========  ==========
Weighted average number
 of shares used in
 computing basic and
 diluted net loss per
 share..................  2,536,808  2,554,654   2,676,212  2,668,890   2,704,621
                          =========  =========  ==========  =========  ==========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                        $    (1.73)            $    (1.60)
                                                ==========             ==========
Weighted average number
 of shares used in
 computing pro forma
 basic and diluted net
 loss per share
 (unaudited)............                        11,953,033             14,066,966
                                                ==========             ==========
(1) Stock based
 compensation relates to
 the following:
  Cost of revenues......        --         --   $       16        --   $       29
  Research and
   development, net.....        --         --          391        --          --
  Sales and marketing...        --   $     120          39  $      22          75
  General and
   administrative.......  $      12        130         352        213         472
                          ---------  ---------  ----------  ---------  ----------
    Total...............  $      12  $     250  $      798  $     235  $      576
                          =========  =========  ==========  =========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                                 VIRYANET LTD.

          STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                     Additional                                  Total
                                                                   paid-in capital    Deferred               shareholders'
                         Preferred  Ordinary   Preferred Ordinary  and receipts on     stock     Accumulated    equity
                           shares    shares     shares    shares  account of shares compensation   deficit   (deficiency)
                         ---------- ---------  --------- -------- ----------------- ------------ ----------- -------------
                             (share data)                    (U.S. dollars in thousands, except share data)
Balance as of
January 1, 1997........   4,524,280 2,594,980    $143      $104        $11,126        $   --      $ (9,806)    $  1,567
Receipts on account of
shares.................         --        --      --        --           3,100            --           --         3,100
Issuance of warrants...         --        --      --        --             118            --           --           118
Conversion of Ordinary
shares.................      77,460   (77,460)      3        (3)           --             --           --           --
Deferred stock
compensation...........         --        --      --        --              12            (12)         --           --
Amortization of
deferred stock
compensation...........         --        --      --        --             --              12          --            12
Net loss...............         --        --      --        --             --             --        (4,728)      (4,728)
                         ---------- ---------    ----      ----        -------        -------     --------     --------
Balance as of
December 31, 1997......   4,601,740 2,517,520     146       101         14,356            --       (14,534)          69
Issuance of Ordinary
shares, net............         --     46,870     --          *            --             --           --           --
Issuance of Preferred
shares, net............   3,717,950       --      103       --          11,036            --           --        11,139
Exercise of stock
options, net...........         --    148,315     --          3             95            --           --            98
Conversion of Ordinary
shares.................      87,565   (87,565)      2        (2)           --             --           --           --
Investors relationship
type of expenses.......         --        --      --        --             124            --           --           124
Deferred stock
compensation...........         --        --      --        --             510           (510)         --           --
Amortization of
deferred stock
compensation...........         --        --      --        --             --             250          --           250
Net loss...............         --        --      --        --             --             --       (13,132)     (13,132)
                         ---------- ---------    ----      ----        -------        -------     --------     --------
Balance as of
December 31, 1998......   8,407,255 2,625,140     251       102         26,121           (260)     (27,666)      (1,452)
Issuance of Preferred
shares, net............   1,739,132       --       43       --           9,796            --           --         9,839
Receivables on account
of shares..............         --        --      --        --            (100)           --           --          (100)
Exercise of stock
options, net...........         --     75,500     --          1             72            --           --            73
Issuance of warrants...         --        --      --        --             500            --           --           500
Deferred stock
compensation...........         --        --      --        --           1,141         (1,141)         --           --
Compensation related to
warrants to bank.......         --        --      --        --             198            --           --           198
Amortization of
deferred stock
compensation...........         --        --      --        --             --             798          --           798
Net loss...............         --        --      --        --             --             --       (20,411)     (20,411)
                         ---------- ---------    ----      ----        -------        -------     --------     --------
Balance as of
December 31, 1999......  10,146,387 2,700,640     294       103         37,728           (603)     (48,077)     (10,555)
Exercise of stock
options, net...........         --     14,500     --          4             53            --           --            57
Compensation related to
warrants to investors
of convertible loans...         --        --      --        --             505            --           --           505
Compensation related to
warrants to bank.......         --        --      --        --             254            --           --           254
Compensation related to
warrants to third
party..................         --        --      --        --              35            --           --            35
Deferred stock
compensation...........         --        --      --        --           1,520         (1,520)         --           --
Amortization of
deferred stock
compensation...........         --        --      --        --             --             576          --           576
Net loss...............         --        --      --        --             --             --        (6,052)      (6,052)
                         ---------- ---------    ----      ----        -------        -------     --------     --------
Balance as of June
30, 2000 (unaudited)...  10,146,387 2,715,140    $294      $107        $40,095        $(1,547)    $(54,129)    $(15,180)
                         ========== =========    ====      ====        =======        =======     ========     ========

------------
* Less than $1,000

   The accompanying notes are an integral part of the consolidated financial statements.

                                 VIRYANET LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             Six months ended
                                 Year ended December 31,         June 30,
                                ---------------------------  -----------------
                                 1997      1998      1999      1999     2000
                                -------  --------  --------  --------  -------
                                                               (Unaudited)
                                       (U.S. dollars in thousands)
                                ----------------------------------------------
Cash flows from operating
 activities:
Net loss....................... $(4,728) $(13,132) $(20,411) $(11,384) $(6,052)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation.................     418       555       758       319      386
  Increase (decrease) in
   accrued severance pay, net..     132       135       209       205      110
  Amortization of deferred
   stock compensation..........      12       250       798       235      576
  Amortization of compensation
   related to warrants to
   bank........................     --        --        198        70      153
  Amortization of compensation
   related to warrants to
   investors of convertible
   loans.......................     --        --        --        --        42
  Amortization of compensation
   related to warrants issued
   to third party..............     --        --        --        --        35
  Investors relationship type
   of expenses.................     --        124       --        --       --
  Accrued interest related to
   convertible debentures......     --        --        --        --        51
  Marketable securities, net...     784     1,133       881       572      --
  Decrease (increase) in trade
   receivables and unbilled
   receivables.................   1,885    (2,154)      531      (718)    (235)
  Decrease (increase) in other
   receivables and prepaid
   expenses....................    (451)     (335)      241       160     (484)
  Increase (decrease) in trade
   payables....................     116       656      (314)     (119)     800
  Increase (decrease) in
   deferred revenues...........     115     1,515     3,955     3,104   (3,237)
  Increase (decrease) in other
   payables and accrued
   expenses....................    (159)    1,856        39       488      880
  Others.......................       2        11        19        (3)     --
                                -------  --------  --------  --------  -------
    Net cash used in operating
     activities................  (1,874)   (9,386)  (13,096)   (7,071)  (6,975)
                                -------  --------  --------  --------  -------
Cash flows from investing
 activities:
  Purchase of property and
   equipment...................    (803)     (968)     (923)     (397)    (580)
  Proceeds from sale of
   property and equipment......      40        24        88        35      --
  Restricted cash, net.........     --        --        (96)      --        96
                                -------  --------  --------  --------  -------
    Net cash used in investing
     activities................ $  (763) $   (944) $   (931) $   (362) $  (484)
                                =======  ========  ========  ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                 VIRYANET LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Six months
                                                                    ended
                                   Year ended December 31,        June 30,
                                  ---------------------------  ----------------
                                   1997      1998      1999     1999     2000
                                  -------  --------  --------  -------  -------
                                                                 (Unaudited)
                                         (U.S. dollars in thousands)
                                  ---------------------------------------------
Cash flows from financing
 activities:
  Short-term bank credit, net...  $   526  $ (1,427) $  5,098  $ 4,575  $(5,091)
  Proceeds from issuance of
   share capital and exercise of
   stock options, net...........      --     11,562     9,812    6,485       57
  Receipts on account of
   shares.......................    2,775       --        --       --       --
  Issuance of warrants..........      118       --        500      250      --
  Proceeds from convertible
   loans........................      136       --        --       --    15,904
  Principal payment of long-term
   loans........................     (651)      (67)      (51)     (29)     (11)
  Principal payment of
   shareholders' loans..........     (164)      --        --       --       --
  Issuance expenses related to
   prior year...................     (192)      --        --       --       --
                                  -------  --------  --------  -------  -------
    Net cash provided by
     financing activities.......    2,548    10,068    15,359   11,281   10,859
                                  -------  --------  --------  -------  -------
Increase (decrease) in cash and
 cash equivalents...............      (89)     (262)    1,332    3,848    3,400
Cash and cash equivalents at the
 beginning of the period........      905       816       554      554    1,886
                                  -------  --------  --------  -------  -------
Cash and cash equivalents at the
 end of the period..............  $   816  $    554  $  1,886  $ 4,402  $ 5,286
                                  =======  ========  ========  =======  =======
Supplemental disclosure of cash
 flows activities:
  Cash paid during the period
   for:
  Interest:.....................  $   218  $     94  $    237  $   106  $   154
                                  =======  ========  ========  =======  =======
Supplemental disclosure of non-
 cash investing and financing
 activities:
  Receivables on account of
   shares.......................  $   325  $    --   $    --   $ 3,295  $   --
                                  =======  ========  ========  =======  =======
  Compensation related to
   warrants to investors of
   convertible loans............  $   --   $    --   $    --   $   --   $   505
                                  =======  ========  ========  =======  =======
  Compensation related to
   warrants to bank.............  $   --   $    --   $    --   $   --   $   101
                                  =======  ========  ========  =======  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                 VIRYANET LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:-- GENERAL

     a. ViryaNet Ltd. (the "Company"), an Israeli corporation, develops, markets and supports software products, which provide business-to-business internet solutions and related services that enable service organizations and their field engineers, customers, partners, vendors and suppliers to collaborate in a single environment called a service community.

     ViryaNet Ltd. has three wholly-owned subsidiaries: in the United States ("ViryaNet US") in the United Kingdom ("ViryaNet UK") and in Japan ("ViryaNet Japan") (see also b. below).

     Revenues derived from the Company's two largest customers represent 73%, 55%, 55% and 7% of the Company's revenues for 1997, 1998, 1999 and for the six month period ended June 30, 2000 (unaudited), respectively.

     The Company's sales are made in the United States, the United Kingdom and Japan.

     b. In March 1998, the Company established ViryaNet Japan. Until October 1999, the Company owned 95% of ViryaNet Japan. In October 1999, the Company purchased the remaining 5% of the share capital of ViryaNet Japan in exchange for a warrant to purchase 40,000 Ordinary shares of the Company at an exercise price of $5.75. In connection with the acquisition, the Company recorded goodwill in the amount of $100,000. Due to its immateriality, the goodwill was fully amortized in 1999.

NOTE 2:-- SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

 a. Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 b. Financial statements in United States dollars:

     All of the Company's and ViryaNet US's sales are made in U.S. dollars ("dollars"). In addition, a substantial portion of the costs of the Company and ViryaNet US are incurred in dollars. Since the dollar is the primary currency in the economic environment in which the Company and its U.S. subsidiary operate, the dollar is their functional and reporting currency. Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured using the foreign currency exchange rate at balance sheet date. Operational transactions and non-monetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction. The effects of foreign currency remeasurement are reported in the statements of operations as financial income or expenses, as appropriate.

     The functional currency of ViryaNet UK and ViryaNet Japan has been determined to be the local currency. Assets and liabilities are translated at the year-end exchange rate and statement of operations items are translated at the average rate prevailing during the period. The effect of the foreign currency translation differences is immaterial and was included in the statement of operations.

 c. Principles of consolidation:

     The consolidated financial statements include the accounts of ViryaNet Ltd. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                                 VIRYANET LTD.

 d. Cash equivalents:

     Cash equivalents are short-term, highly liquid investments that are readily convertible to cash, and originally purchased with maturities of three months or less.

 e. Marketable securities:

     In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), the Company has classified its marketable debt into a trading category. Under SFAS 115, marketable securities classified as trading securities are stated according to the quoted market prices as of balance sheet date.

     Gain and losses (realized and unrealized) related to trading securities as well as interest on such securities are included as financial income, or expenses as appropriate.

 f. Property and equipment:

     These assets are stated at cost net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual depreciation rates:

                                                                             %
                                                                           -----
    Computers and software................................................ 25-33
    Office furniture and equipment........................................  6-25
    Motor vehicles........................................................    15

     Leasehold improvements are depreciated over the related lease periods.

 g. Income taxes:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes". This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

 h. Revenue recognition:

     The Company generates revenues from licensing the rights to use its software products directly to end-users. The Company also generates revenues from sales of professional services, including consulting, customization, integration, implementation, training and maintenance.

     Revenues from software license that require significant customization, integration and installation are recognized using contract accounting on a percentage of completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract.

     Revenues from other software license agreements are recognized, in accordance with Statement Of Position (SOP) 97-2 "Software Revenue Recognition" (as amended), when persuasive evidence of an agreement exists, delivery of the software has occurred, the fee is fixed or determinable and collectibility is probable.

     The Company has entered into software license agreements with customers whereby, upon entering into these agreements, the Company granted warrants to these customers and expects to do so in the future. In such cases, the Company deducts the fair value of these warrants from the related software revenues and amortizes the fair value over the period the related revenues are recognized. The fair value of these warrants is determined using the Black-Scholes pricing model.

                                 VIRYANET LTD.

     When software arrangements involve multiple elements, revenue is allocated to each element based on vendor-specific objective evidence ("VSOE") of the relative fair values of each element in the arrangement. The Company's VSOE used to allocate the sales price to professional services and maintenance is based on the price charged when these elements are sold separately. License revenues are recorded based on the residual method, in accordance with SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions". Under the residual method, revenue is recognized for the delivered elements when (1) there is VSOE of the fair values of all the undelivered elements, (2) VSOE of fair value does not exist for one or more of the delivered elements in the arrangement, and (3) all revenue recognition criteria of SOP 97-2 as amended, are satisfied. Under the residual method any discount in the arrangement is allocated to the delivered element.

     Service revenues which include fees for consulting, customization, integration, implementation and training services, are recognized as work is performed. Maintenance revenues are recognized ratably over the term of the maintenance agreement, which, in most cases, is one year.

     A provision for estimated losses on uncompleted contracts is recorded in the period in which such losses are first identified, in the amount of the estimated loss on the entire contract.

     Deferred revenues include unearned amounts received under maintenance and support contracts and amounts billed to customers but not recognized as revenues.

 i. Research and development costs:

     Research and development costs are charged to the statement of operations as incurred.

     Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs, subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. The Company does not incur any material costs between the completion of the working model and the point at which the product is ready for general release. Therefore, through December 31, 1999, the Company has charged all software development costs to research and development expenses, in the period incurred.

 j. Royalty-bearing grants:

     Royalty-bearing grants from Binational Industrial Research and Development Foundation ("BIRD-F") for funding of approved research projects are recognized at the time the Company is entitled to such grants on the basis of the related costs incurred (see Note 12c).

 k. Concentrations of credit risk:

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, marketable securities and trade receivables. The Company's cash, cash equivalents and restricted cash are held on deposit with major banks in Israel, the United States, the United Kingdom and Japan. Management believes that the financial institutions that hold the Company's investments are financially sound and accordingly, minimal credit risk exists with respect to these deposits. The Company's trade receivables are derived from sales to large and solid organizations located mainly in the United States and United Kingdom. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. Most of the Company's marketable securities are Israeli Government debentures and, therefore, management believes that minimal credit risk exists with respect to those marketable securities.

                                 VIRYANET LTD.

 l. Accounting for stock-based compensation:

     The Company has elected to follow Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its employee stock options plans. Under APB 25, when the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. The pro forma disclosures required by SFAS 123 are provided in Note 10b.

     The Company applies Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") and ETIF 96-18 "Accounting for Equity Instruments, That Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" with respect to options issued to non-employees.

 m. Basic and diluted net loss per share:

     Basic and diluted net loss per share is presented in accordance with SFAS No. 128, "Earnings per Share" ("SFAS 128"), for all periods presented.

     Basic net loss per share has been calculated using the weighted-average number of Ordinary shares outstanding during the period. Diluted net loss per share is calculated based on the weighted average number of Ordinary shares outstanding during each period, plus the weighted average number of dilutive potential Ordinary shares considered outstanding during the period.

     All convertible Preferred shares, outstanding stock options, and warrants have been excluded from the calculation of the diluted net loss per Ordinary share because all of these securities are anti-dilutive for all periods presented. The total numbers of shares related to the outstanding options, Preferred shares and warrants excluded from the calculations of diluted net loss per share were 8,590,570, 13,430,880, 17,413,758 and 18,386,372, for the
years ended December 31, 1997, 1998 and 1999, and the six months ended June 30, 2000 (unaudited), respectively.

     Basic and diluted pro forma net loss per share, as presented in the statements of operations, has been calculated as described above and also gives effect to the automatic conversion of the convertible Preferred shares and convertible debentures that will convert upon the closing of an IPO (using the as-if converted method) and one time financing expense of approximately $16.5 million that will be recorded upon the conversion of the convertible debentures.

                                 VIRYANET LTD.

     The following table presents the calculation of pro forma basic and diluted net loss per share (in thousands, except per share data):

                                                                    Six months
                                                    Year ended         ended
                                                 December 31, 1999 June 30, 2000
                                                 ----------------- -------------
                                                                    (Unaudited)
                                                          (U.S. dollars
                                                 in thousands, except per share
                                                              data)
                                                 -------------------------------
Net loss as reported...........................      $(20,714)       $ (6,052)
Financial expenses related to conversion of
 convertible debentures and detachable warrants
 (unaudited)...................................           --          (16,514)
                                                     --------        --------
Pro forma net loss (unaudited).................      $(20,714)       $(22,566)
                                                     ========        ========
Pro forma:
  Shares used in computing basic and diluted
   net loss per share..........................         2,676           2,705
  Effect of assumed conversion of convertible
   Preferred shares and convertible debentures
   (unaudited).................................         9,277          11,362
                                                     --------        --------
  Shares used in computing pro forma basic and
   diluted net loss per share (unaudited)......        11,953          14,067
                                                     ========        ========
  Pro forma basic and diluted net loss per
   share (unaudited)...........................      $  (1.73)       $  (1.60)
                                                     ========        ========

 n. Severance pay:

     The Company's liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Company's liability for all of its employees, is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company's balance sheet.

     The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds are based on the cash surrendered value of these policies, and include immaterial profits.

     Severance expenses for the years ended December 31, 1997, 1998 and 1999 amounted to approximately $338,000, $734,000 and $1,070,000, respectively.

 o. Fair value of financial instruments:

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents, restricted cash, marketable securities, trade receivables and trade payables--The carrying amounts of these items approximate their fair value due to the short-term maturity of such instruments.

     Short-term bank credit and long-term loans--The carrying amounts of the Company's borrowing arrangements approximate their fair value. Fair values were estimated using discounted cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

                                 VIRYANET LTD.

 p. Future adoption of new accounting standard:

     In June 1998, the Financial Accounting Standards Board issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively. The Company does not expect that this new Statement will have any material impact on the Company's consolidated balance sheets or results of operations.

     On December 3, 1999, the staff of the Securities and Exchange Commission
(SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements". SAB 101 summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. SAB 101 shall be effective no later than the fourth fiscal quarter of the fiscal year beginning after December 15, 1999. The Company is currently evaluating the impact of this adoption on the financial statements.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory; plan the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

 q. Unaudited pro forma shareholders' equity:

     The Company's Preferred shares, convertible debentures and 2,112,066 of the warrants will be automatically converted or exercised into Ordinary shares upon completion of the Company's IPO. Pro forma shareholders' equity as of June 30, 2000, as adjusted for such conversions and exercises, is disclosed in the balance sheet. Pro forma shareholders' equity also gives effect to one-time financing expenses of approximately $16.5 million upon conversion of our convertible debentures.

 r. Unaudited information:

     The financial statements include the unaudited consolidated balance sheet as of June 30, 2000 and the related consolidated statements of operations, changes in shareholders' equity (deficiency) and cash flows for the six month periods ended June 30, 1999 and 2000. This unaudited information has been prepared by the Company on the same basis as the audited annual consolidated financial statements and, in management's opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information, in accordance with generally accepted accounting principles, for interim financial reporting, for the period presented. Results for interim periods are not necessarily indicative of the results to be expected for the entire year.

                                 VIRYANET LTD.

NOTE 3:-- RESTRICTED CASH

     The Company recorded a fixed charge on the short-term bank deposit in order to secure a bank credit line.

NOTE 4:-- OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
                                                                  (U.S. dollars
                                                                  in thousands)
                                                                  -------------
    Prepaid expenses............................................. $  560 $  534
    Employees....................................................    125     91
    Government authorities.......................................     65     78
    Other........................................................    393    199
                                                                  ------ ------
                                                                  $1,143 $  902
                                                                  ====== ======

NOTE 5:-- PROPERTY AND EQUIPMENT

 a. Cost:

    Computers and software....................................... $2,065 $2,858
    Office furniture and equipment...............................    628    707
    Motor vehicles...............................................    323    170
    Leasehold improvements.......................................    173    196
                                                                  ------ ------
                                                                   3,189  3,931
                                                                  ------ ------
   Accumulated depreciation:
    Computers and software.......................................  1,272  1,890
    Office furniture and equipment...............................    278    342
    Motor vehicles...............................................     89     67
    Leasehold improvements.......................................    117    141
                                                                  ------ ------
                                                                   1,756  2,440
                                                                  ------ ------
     Depreciated cost............................................ $1,433 $1,491
                                                                  ====== ======

 b. As for charges, See Note 9c.

NOTE 6:-- SHORT-TERM BANK CREDIT

     As of December 31, 1999, the Company had authorized credit lines from several banks in the amount of $4,303,000, of which $303,000 is denominated in NIS and bears interest at the rate of prime + 1% and $4,000,000 is denominated in dollars and bears interest at LIBOR + 1.5%.

     Subsequent to the balance sheet date, the Company obtained an additional credit line from Bank Hapoalim with an availability of $2,000,000. (See also
Note 15a).

     The weighted average interest rate on the credit lines as of December 31, 1999 and 1998 was approximately 8%.

     As for charges, See Note 9c.

                                 VIRYANET LTD.

NOTE 7:-- OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
                                                                  (U.S. dollars
                                                                  in thousands)
                                                                  -------------
    Employees and payroll accruals............................... $2,423 $2,855
    Accrued expenses.............................................  1,047    769
    Other........................................................    396    281
                                                                  ------ ------
                                                                  $3,866 $3,905
                                                                  ====== ======

NOTE 8:-- LONG-TERM LOANS

     Linkage terms and interest rates are as follows:

                                                                        December 31,
                       Linked               Average              --------------------------
     Currency            to              interest rate            1998               1999
     --------         --------           -------------           -------            -------
                                                                        (U.S. dollars
                                                                        in thousands)
                                                                 --------------------------
    NIS               Unlinked               Prime               $    55            $    11
    U.S. dollar                                 8%                     7                --
                                                                 -------            -------
                                                                 $    62            $    11
                                                                 =======            =======
    Aggregate maturities of long-term loans:
      First year (current maturities)...................  $51                       $    11
      Second year.......................................   11                           --
                                                                 -------            -------
                                                                 $    62            $    11
                                                                 =======            =======

NOTE 9:-- COMMITMENTS AND CONTINGENT LIABILITIES

 a. Royalty commitments:

     Under the Company's research and development agreements with BIRD-F and pursuant to applicable laws, the Company is required to pay royalties at the rate of 3%-5% of sales of products developed with funds provided by BIRD-F, up to an amount equal to 100%-150% of BIRD-F research and development grants (linked to the dollar and to the U.S. Consumer Price Index) related to such projects.

     As of December 31, 1999, the Company had an outstanding contingent obligation to pay royalties in the amount of $330,000.

 b. Lease commitments:

     The Company and its subsidiaries rent their facilities under various operating lease agreements, which expire on various dates, the latest of which is in 2005. The minimum rental payments under non-cancelable operating leases are as follows:

                                                                    Year ended
                                                                    December 31
                                                                   -------------
                                                                   (U.S. dollars
                                                                   in thousands)
                                                                   -------------
    2000..........................................................    $  880
    2001..........................................................       780
    2002..........................................................       716
    2003..........................................................       460
    2004..........................................................       430
    2005..........................................................        97
                                                                      ------
                                                                      $3,363
                                                                      ======

                                 VIRYANET LTD.

     Total rent expenses for the years ended December 31, 1997, 1998 and 1999 were approximately $449,000, $955,000 and $1,100,000 respectively.

 c. Charges and guarantees:

     Various computers and peripheral equipment and motor vehicles of the Company are pledged as fixed charges in favor of various banks and financial institutions. The Company also has a floating charge on all of its assets in favor of a bank.

     The Company obtained bank guarantees in the amount of $250,000 in order to secure a bankcredit line.

 d. Litigation:

     In December 1999, the Company's former vice president of marketing and sales filed an action against the Company and Company's Chief Executive Officer seeking damages in the amount of approximately $1,364,000. The former employee alleges wrongful denial of his right to exercise options, loss of compensation including options to purchase shares granted to him by his previous employer, severance payment and other social benefits as well as damage to his reputation.

     In March 2000, the Company filed a counter action against this former employee seeking damages in the amount of approximately $970,000. The Company alleged that the former employee has acted in bad faith, breached his fiduciary towards Company and did not perform his duties as required.

     The Company's management is unable to determine the ultimate outcome of the litigation and its effect on the Company's business, operating results and financial condition and therefore no amounts have been recorded.

NOTE 10:-- SHARE CAPITAL

 a. Composition of share capital:

                                    Authorized shares   Issued and outstanding shares
                                  --------------------- -----------------------------
                                      December 31,              December 31,
                                  --------------------- -----------------------------
                                     1998       1999         1998           1999
                                  ---------- ---------- -------------- --------------
    Shares of NIS 0.1 par value:
    Ordinary shares (1).........   9,000,000  6,900,000      2,625,140      2,700,640
    Preferred "A" shares (2)....   6,133,330  6,133,330      3,951,740      3,951,740
    Preferred "B" shares (2)....     866,670    866,670        650,000        650,000
    Preferred "C-1" shares (2)..   4,000,000  4,000,000      3,805,515      3,805,515
    Preferred "C-2" shares (2)..         --   2,100,000            --       1,739,132
                                  ---------- ---------- -------------- --------------
                                  20,000,000 20,000,000     11,032,395     12,847,027
                                  ========== ========== ============== ==============

------------------
(1) The Ordinary shares confer upon the holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if declared.

                                 VIRYANET LTD.

(2) The Preferred shares ("A", "B" and "C") have the same rights as the Ordinary shares (except for the Preferred "B" shares, which do not confer voting rights). In addition, the shares are convertible into Ordinary shares, have an aggregate preference in liquidation of $39,381,000 as of December 31, 1999 and have veto rights in certain matters. The Preferred shares are convertible, at the holders' option, or upon an IPO of the Company, into Ordinary shares on a one-for-one basis.
(3) In June 1999, the Company converted 2,100,000 authorized Ordinary shares to 2,100,000 authorized Preferred "C-2" shares.

 b. Stock options:

     1. Under the Company's 1996, 1997, 1998 and 1999 Stock Option Plans (the "Plans"), options may be granted to officers, directors, employees and consultants of the Company or its subsidiaries.

     2. Pursuant to the Plans, the Company reserved for issuance 1,400,000, 500,000, 1,500,000 and 3,000,000 Ordinary shares, respectively.

     As of December 31, 1999, an aggregate to 158,935 Ordinary shares of the Company were still available for future grant.

     3. Each option granted under the Plans is exercisable until the earlier of seven years from the date of the grant of the option or the expiration dates of the respective option plans. The 1996, 1997, 1998 and 1999 option plans will expire on December 31, 2005, 2006, 2007 and 2008, respectively. The exercise price of the options granted under the plans may not be less than the nominal value of the shares into which such options are exercised. The options vest primarily over four years. Any options which are canceled or not exercised before expiration become available for future grants.

     A summary of the Company's share option activity (except options to consultants) under the Plans is as follows:

                                               Year ended December 31,
                             --------------------------------------------------------------
                                    1997                 1998                 1999
                             -------------------- -------------------- --------------------
                                         Weighted             Weighted             Weighted
                                         average              average              average
                               Number    exercise   Number    exercise   Number    exercise
                             of options   price   of options   price   of options   price
                             ----------  -------- ----------  -------- ----------  --------
    Outstanding--beginning
     of the year............ 1,404,320    $0.61   1,963,720    $1.10   2,869,970    $2.20
    Granted.................   569,400     2.30   1,332,000     3.35   2,810,480     5.53
    Exercised...............       --       --     (148,315)    0.66     (75,500)    0.96
    Forfeited...............   (10,000)    1.05    (277,435)    0.81    (949,700)    3.21
                             ---------    -----   ---------    -----   ---------    -----
    Outstanding--end of the
     year................... 1,963,720    $1.10   2,869,970    $2.20   4,655,250    $4.02
                             =========    =====   =========    =====   =========    =====
    Options exercisable.....   850,383    $0.79   1,335,901    $1.40   1,570,076    $2.74
                             =========    =====   =========    =====   =========    =====

                                 VIRYANET LTD.

     The options outstanding as of December 31, 1999, have been separated into ranges of exercise price, as follows:

                                                                     Weighted
                       Options     Weighted              Options      average
                     outstanding    average   Weighted exercisable   exercise
                        as of      remaining  average       at       price of
                     December 31, contractual exercise December 31, exercisable
    Exercise price       1999     life years   price       1999       options
    --------------   ------------ ----------- -------- ------------ -----------
    $0.61-1.00......  1,040,320      3.30      $0.65      684,365      $0.64
    2.30............    284,825      4.34       2.30      170,538       2.30
    3.20-3.90.......    760,000      4.91       3.45      280,875       3.49
    5.75............  2,570,105      6.76       5.75      434,298       5.75
    ----------------  ---------      ----      -----    ---------      -----
    $0.61-5.75......  4,655,250      5.54      $4.02    1,570,076      $2.74
                      =========      ====      =====    =========      =====

     The Company recorded deferred compensation for options issued with an exercise price below the fair value of the Ordinary shares, deferred compensation is amortized and recorded as compensation expense ratably over the vesting period of the option. Compensation expenses of approximately $12,000, $104,000 and $618,000 were recognized during the years ended December 31, 1997, 1998 and 1999, respectively.

     Under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), pro forma information regarding net loss and loss per share is required for grants issued after December 1994, and has been determined as if the Company had accounted for its employee share options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1998 and 1999: risk-free interest rates of 6%, 5.5% and 5.75% respectively, dividend yields of 0% for each year, volatility factors of the expected market price of the Company's Ordinary shares of 0.5 for each year, and a weighted-average expected life of the options of approximately 3.8, 3.5 and 3.4 years, respectively.

     The weighted average fair values of options granted for the years ended December 31, 1997, 1998 and 1999 were:

                                For exercise price on the grant date that:
                            --------------------------------------------------
                              Equals market       Exceeds       Is less than
                                  price        market price     market price
                            ----------------- --------------- ----------------
                               Year ended       Year ended       Year ended
                              December 31,     December 31,     December 31,
                            ----------------- --------------- ----------------
                            1997  1998  1999  1997 1998  1999 1997 1998  1999
                            ----- ----- ----- ---- ----- ---- ---- ----- -----
Weighted average exercise
 prices.................... $2.30 $3.30 $5.75 $--  $3.90 $--  $--  $3.20 $4.18
                            ===== ===== ===== ===  ===== ===  ===  ===== =====
Weighted average fair
 values on grant date...... $0.98 $1.37 $2.74 $--  $1.12 $--  $--  $1.75 $3.04
                            ===== ===== ===== ===  ===== ===  ===  ===== =====

     Because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing option pricing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                 VIRYANET LTD.

     Pro forma information under SFAS No. 123 is as follows:

                                                   Year ended December 31,
                                                  ---------------------------
                                                   1997      1998      1999
                                                  -------  --------  --------
                                                       U.S. dollars in
                                                    thousands, except per
                                                         share data
                                                  ---------------------------
    Net loss as reported......................... $(4,844) $(13,193) $(20,714)
                                                  =======  ========  ========
    Pro forma net loss........................... $(4,981) $(13,491) $(21,079)
                                                  =======  ========  ========
    Pro forma basic and diluted net loss per
     share....................................... $ (1.96) $  (5.28) $  (7.87)
                                                  =======  ========  ========

     4. Options issued to consultants:

     a) The Company's outstanding options to consultants as of December 31, 1999, are as follows:

                                 Options for Exercise
                                  ordinary   price per   Options    Exercisable
           Issuance date           shares      share   exercisable    through
    ---------------------------- ----------- --------- ----------- -------------
    December 1996...............   250,000     $1.00     250,000        (*)
    March 1998..................     5,000     $3.20       1,250   February 2002
    September 1998..............    40,000     $3.75      40,000    January 2001
    November 1998...............    10,000     $3.75       5,000   December 2006
    November 1998...............    45,000     $1.00      45,000   December 2006
    November 1999...............    12,000     $5.75      12,000   November 2006
                                   -------               -------
      Total.....................   362,000               353,250
                                   =======               =======

------------------
(*) The options are exercisable through December 2000. If not exercised, they automatically renew for one additional year, each time, for up to seven years, through December 2006. The exercise price will be increased by 6% compounded each year.

     b) The Company had accounted for its options to consultants under the fair value method of SFAS No. 123 and EITF 96-18. The fair value for these warrants was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions for 1998 and 1999: risk-free interest rates of 5.5% and 5.75% respectively, dividend yields of 0% for each year, volatility factors of the expected market price of the Company's Ordinary shares of 0.5 for each year, and a weighted-average expected life of the options of approximately 3.5 and 2.1 years, respectively.

     c) In connection with the granting of stock options to consultants, the Company recorded deferred stock compensation totaling $261,000 through December 31, 1999. Compensation expenses of approximately $0, $146,000 and $80,000 were recognized during the years ended December 31, 1997, 1998 and 1999, respectively.

 c. Warrants:

     1. Warrants issued to investors:

     a) As part of the investment agreement in 1996 the Company issued to certain investors warrants to purchase 1,375,110 Series A Convertible Preferred shares at an exercise price of $3.00 of which warrants to purchase 216,670 shares were converted in December 1996 into warrants to purchase 216,670 Series B Non-Voting Preferred shares. These warrants are exercisable until an IPO.

     b) As part of the investment agreement in February 1998, the Company issued to the shareholders warrants to purchase 31,794 convertible Series C-1 Preferred shares at an exercise price equal to the par

                                 VIRYANET LTD.

  value of the shares. The Company recorded in 1998 investor relationship type expenses in the amount of $124,000. This transaction was accounted for according to EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features on Contingently Adjustable Conversion Ratios" (EITF 98-5) and APB 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" ("APB 14"). The fair value of this warrant was determined using the Black-Scholes pricing model, assuming a risk free rate of 5.5%, a volatility factor of 0.5, dividend yields of 0% and an expected life of two years. The warrants have no expiration date.

     c) As part of the investment agreement in June 1999, the Company issued to certain Series C-2 Preferred shares investors detachable warrants to purchase 347,826 Series C-2 Preferred shares at an exercise price of $5.75. The warrants contain a cashless exercise feature and expire upon the earlier of June 2004 or a merger or sale of all or substantially all of the Company's assets or issued and outstanding share capital. The cashless exercise feature allows the holder to convert the warrant into ordinary shares without the payment of any exercise price. The number of shares issuable upon exercise is determined by subtracting the exercise price of the warrant from the aggregate market value of the underlying shares, and then dividing such amount by the market value of an ordinary share. The Company recorded a deemed dividend at the amount of $303,000. This transaction was accounted for according to EITF 98-5 and APB 14. The fair value of this warrant was determined using the Black-Scholes pricing model, assuming a risk free interest of 5.75%, a volatility factor of 0.5, dividend yields of 0% and an expected life of warrants of six months.

     2. Warrants issued for financing transactions:

     In connection with a credit line from Bank Hapoalim, the Company issued in March 1999 to a subsidiary of Bank Hapoalim, a warrant to purchase ordinary shares of the Company having an aggregate market value at the date of exercise of $1,250,000 in exchange for $1,000,000 in cash. The warrant contains a cashless exercise feature where the Company will issue ordinary shares having an aggregate market value of $250,000 at the time of exercise and is exercisable until the earlier of March 31, 2002 or until an IPO. The fair value of the warrant is approximately $250,000, which has been accounted for as a cost of the line of credit and is amortized ratably over a one year period. The Company recorded $198,000 in 1999 as compensation expense and included these amounts in financial expenses.

     3. Warrants issued to customers:

     a) In 1996, the Company entered into software license agreements with two customers, one of them a related party. In connection with these agreements, the Company issued warrants expiring upon an IPO to purchase 300,000 and 100,000 ordinary shares at an exercise of $2.00 and $3.00 per share, respectively. As of December 31, 1999, these warrants had not been exercised. At the grant date, the fair value of these warrants was estimated as $168,000 and was deducted from software revenues and amortized over the period such related revenue was recognized (1996 and 1997). The fair value of these warrants were determined using Black-Scholes pricing model, assuming a risk free interest rate of 6.0%, a volatility factor of 0.5, dividend yields of 0% and an expected life of the warrants of 5 years.

     b) In 1999, the Company entered into software license agreements with certain customers, one of them a related party. In connection with these agreements, the Company issued warrants expiring three years from the date of the agreements to purchase 150,000 Ordinary shares at an exercise price of $5.75 per share, and warrants exercisable until the earlier of June 28, 2002 or an IPO, to purchase 50,000 Ordinary shares at an exercise price of $5.75 in consideration of $125,000. As of December 31, 1999, the warrants had not been exercised. At the grant date, the fair value of the warrants was estimated as $500,000 of which $375,000 was deducted from software revenues and amortized over the period such related revenue was recognized (1998 and 1999). The fair value of these warrants was determined using

                                 VIRYANET LTD.

  the Black-Scholes pricing model, assuming a risk free rate of 5.75%, a volatility factor of 0.50, dividend yields of 0% and an expected life of the warrants of 3 years. The Company recorded proceeds from issuance of shares in the amount of $500,000.

 d. Deemed dividend:

     In 1997 and 1998 the Company converted 77,460 and 87,565 Ordinary shares, respectively, to Preferred shares. Since the Company's Preferred shares have preference rights, the Company recorded deemed dividend at the amount of $116,000 and $61,000, respectively, which were calculated as the difference between the fair value of the Preferred shares and the fair value of the Ordinary shares at the date of conversion. The deemed dividend increases the loss applicable to Ordinary shares in the calculation of basic and diluted net loss per share for the years ended December 31, 1997 and 1998, without any effect on total shareholders' equity (deficiency).

 e. Dividends:

     In the event that cash dividends are declared in the future, such dividends will be paid in NIS. The Company does not intend to pay cash dividends in the foreseeable future.

NOTE 11:-- TAXES ON INCOME

 a. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the "law"):

     The Company's production facilities have been granted the status of an "Approved Enterprise" under the law for three separate investment programs which were approved in February 1989, March 1995 and April 1998.

     According to the provisions of the law, income derived from the February 1989 program during a period of seven years from the year in which it first earns taxable income is subject to reduced corporate tax of 10% - 25%, depending on the percentage of the Company share capital held by foreign residents.

     According to the provisions of the law, the Company has elected for its other two investment programs the "Alternative Track" (the waiver of grants in return for a tax exemption). Accordingly, income derived from these programs will be tax-exempt for a period of ten years commencing with the year in which it first earns taxable income.

     For the second investment program, the Company elected to enjoy a Government guaranteed long-term loan plan along with the tax exemption. These loans were repaid by the Company in January 1997.

     As the Company currently has no taxable income, the benefits have not yet commenced for all three programs.

     The tax-exempt profits that will be earned by the Company's "Approved Enterprises" can be distributed to shareholders, without tax liability to the Company only upon the complete liquidation of the Company. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company, they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative track of benefits (currently 20% for an "Approved Enterprise"). The Company's Board of Directors has determined that such tax exempted income will not be distributed as dividends.

     Should the Company fail to meet conditions stipulated by the law and in the letter of approval, including making specified investments in fixed assets, maintaining the development and production nature of its facilities, and financing of at least 30% of the investment program through equity, it could be subject to corporate tax in Israel at the regular corporate tax rate of 36% and could be required to refund tax benefits already received at that time (inclusive of interest and penalties).

                                 VIRYANET LTD.

     The period of tax benefits detailed above is limited to the earlier of 12 years from the commencement of production, or 14 years from receiving the approval. Accordingly, the period of the benefit relating to these investment programs will expire between 2003-2012.

     The law also grants entitlement to claim accelerated depreciation on equipment used by the "Approved Enterprise" during five tax years.

     Should the Company derive income from sources other than from an "Approved Enterprise" during the relevant period of benefits, such income will be taxed at the regular corporate tax rate of 36%.

 b. Tax benefits under the Israeli Law for the Encouragement of Industry (Taxation), 1969:

     The Company is an "industrial company" under the Law for the Encouragement of Industry (Taxation), 1969 and, therefore, is entitled to certain tax benefits, including accelerated rates of depreciation and deduction of public offering expenses in three equal annual installments. The Company has not yet utilized this tax benefit.

 c. Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985:

     Results for tax purposes are measured in real terms of earnings in NIS after certain adjustments for increases in the Israeli Consumer Price Index
(CPI). As explained in Note 2b, the financial statements are presented in U.S. dollars. The difference between the annual change in the CPI and in the NIS/dollar exchange rate causes a difference between taxable income and the pre-tax income presented in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on this difference between the reporting currency and the tax bases of assets and liabilities.

 d. Net operating loss carryforwards:

     As of December 31, 1999, the Company had approximately $6,400,000 of Israeli net operating loss carryforwards. The Israeli loss carryforwards have no expiration date. The Company expects that during the period these tax losses are utilized, its income would be substantially tax exempt. Accordingly, there will be no tax benefit available from such losses and no deferred income taxes have been included in these financial statements.

     As of December 31, 1999, ViryaNet UK had accumulated losses for income tax purposes, in the amount of approximately $10,800,000. The net operating loss may be carried forward and offset against taxable income for an indefinite period in the future.

     As of December 31, 1999, ViryaNet Japan had accumulated losses for income tax purposes, in the amount of approximately $1,200,000. The net operating loss may be carried forward and offset against taxable income for 10 years, expiring in the years 2008 and 2009.

     As of December 31, 1999, ViryaNet US had a U.S. federal net operating loss carryforwards for income tax purposes in the amount of approximately $18,400,000, which may be carried forward and offset against taxable income for 15 years, expiring between 2009 and 2014.

     Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

                                 VIRYANET LTD.

 e. Deferred income taxes:

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                           December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
                                                         (U.S. dollars in
                                                            thousands)
                                                     --------------------------
    US net operating loss carryforwards............. $   855  $ 3,432  $  6,440
    UK net operating loss carryforwards.............   1,328    2,084     3,240
    Japan, net operating loss carryforwards.........     --       525       432
    Other reserve and allowances....................      62      175       331
                                                     -------  -------  --------
    Total deferred tax assets.......................   2,245    6,216    10,443
    Valuation allowance.............................  (2,245)  (6,216)  (10,443)
                                                     -------  -------  --------
    Net deferred tax assets......................... $   --   $   --   $    --
                                                     =======  =======  ========

     ViryaNet UK, ViryaNet US and ViryaNet Japan have provided valuation allowances on deferred tax assets resulting from tax loss carryforwards and other temporary differences, since they have a history of losses over the past years. Management currently believes that it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized.

 f. Pre-tax loss:

                                                        Year ended December 31,
                                                       -------------------------
                                                        1997     1998     1999
                                                       ------- -------- --------
                                                           (U.S. dollars in
                                                              thousands)
                                                       -------------------------
    Domestic.......................................... $ 4,135 $  6,774 $  3,165
    Foreign...........................................     593    6,358   17,246
                                                       ------- -------- --------
                                                       $ 4,728 $ 13,132 $ 20,411
                                                       ======= ======== ========

NOTE 12:--SELECTED STATEMENTS OF OPERATIONS DATA

 a. Summary information about geographical destinations:

     The Company manages its business on a basis of one reportable segment. See
Note 1a for a brief description of the Company's business.

     The Company attributes revenues from external customers, on the basis of the location of product sales.

                                 VIRYANET LTD.

     The following presents total revenues and long-lived assets for the year ended December 31, 1997, 1998 and 1999:

                                Year ended          Year ended          Year ended       Six Months ended
                             December 31, 1997   December 31, 1998   December 31, 1999     June 30, 2000
                             ------------------- ------------------- ------------------- -----------------
                                         Long-               Long-               Long-              Long-
                               Total     lived     Total     lived     Total     lived     Total    lived
                             revenues   assets   revenues   assets   revenues   assets   revenues  assets
                             ---------  -------- ---------  -------- ---------  -------- --------- -------
                                                   (U.S. dollars in thousands)
                             -----------------------------------------------------------------------------
                                                                                            (unaudited)
    Israel.................. $     --   $    736 $     --   $    844 $     --   $    713 $    --   $   777
    United States...........    11,228       181    10,021       436    11,998       617    8,065      761
    United Kingdom..........     2,230       141     2,958       125     3,054       101      717       78
    Japan...................         9       --        546        28       750        60    2,638       69
                             ---------  -------- ---------  -------- ---------  -------- --------  -------
                             $  13,467  $  1,058 $  13,525  $  1,433 $  15,802  $  1,491 $ 11,420  $ 1,685
                             =========  ======== =========  ======== =========  ======== ========  =======

 b. Major customers data; percentage of total revenues:

                                       Year ended December 31,
                                       ----------------------- Six Months ended
                                        1997    1998    1999    June 30, 2000
                                       ------- ------- ------- ----------------
                                                          %
                                       ----------------------------------------
                                                                 (unaudited)
                                                               ----------------
    Customer A........................      73      41      22         5
    Customer B........................     --       14      33         2
    Customer C........................       7      15       5         2
    Customer D........................       6      10      11         2
    Customer E........................     --      --        3        20
    Customer F........................     --      --      --         17
    Customer G........................     --      --        2        15
    Customer H........................     --      --        1        13

 c. Research and development expenses:

                                       Year ended December 31,
                                       -----------------------
                                        1997    1998    1999
                                       ------- ------- -------
                                          (U.S. dollars in
                                             thousands)
                                       -----------------------
    Total cost........................ $ 3,443 $ 5,652 $ 6,865
    Less--grants and participation....     --      330     --
                                       ------- ------- -------
                                       $ 3,443 $ 5,322 $ 6,865
                                       ======= ======= =======

                                 VIRYANET LTD.

 d. Financial income (expenses):

                                                    Year ended December 31,
                                                  ----------------------------
                                                    1997      1998     1999
                                                  --------- ------------------
                                                  (U.S. dollars in thousands)
                                                  ----------------------------
    Financial expenses:
      Interest..................................  $    185  $     76 $     340
      Loss from marketable securities...........        51       189       --
      Other expenses............................        94        72        56
      Foreign currency translation differences..        91       --         47
      Amortization of deferred compensation of
       options to Bank Hapoalim.................       --        --        198
                                                  --------  -------- ---------
                                                       421       337       641
                                                  --------  -------- ---------
    Financial income:
      Interest..................................       336       296        69
      Gain from marketable securities...........       --        --          7
      Foreign currency translation differences..       --        275       --
                                                  --------  -------- ---------
                                                       336       571        76
                                                  --------  -------- ---------
                                                  $    (85) $    234 $    (565)
                                                  ========  ======== =========

NOTE 13:--RELATED PARTY TRANSACTIONS

     a. In September 1995, the Company entered into a sales software license and development services agreement with Sun Microsystems Inc. ("SUN"). As part of the agreement, SUN was granted a warrant to purchase 300,000 of the Company's Preferred shares at an exercise price of $2.00 per share. The Company accounted for these warrants in accordance with the requirements set forth in FAS-123 which amounted to an expense of $168,000, which was deducted from the revenues in 1996 and 1997. The fair value of this warrant was determined using Black-Scholes pricing model assuming a risk free rate 6.0%, a volatility factor 0.5, dividend yields of 0% and an expected life of the warrant of 5 years. Such agreement was amended in December 1998. According to this amendment, the Company provided additional software license sales and development services.

     The president of enterprise services of SUN is a member of the Company's Board of Directors.

     b. In April 1998, the Company signed a share purchase agreement with GE Capital Equity Holdings Inc. ("GE"), a subsidiary of General Electric. As of December 31, 1999, GE held 11.8% of the Company's outstanding shares. In June 1998, the Company entered into a software license and support agreement with GE Medical Systems Inc., another subsidiary of General Electric. Under the agreement the Company granted GE Medical a non exclusive license to use certain of the Company's products. Pursuant to the amendment to this agreement, the Company is obligated to provide GE, until December 31, 2001, with maintenance and support services including future upgrades and enhancements. The Company also granted to GE 50,000 warrants at an exercise price of $5.75, exercisable until December 2002. The Company accounted for those warrants in accordance with the requirements set forth in FAS 123 which amounted an expense of $125,000, which was deducted from the revenues in 1999. The fair value of this warrant was determined using Black-Scholes pricing model assuming a risk free rate 5.75%, a volatility factor of 0.5, dividend yields of 0% and an expected life of the warrants of 3 years.

                                 VIRYANET LTD.

     c. The balances with and the revenues derived from these related parties were as follows:

     1. Balances with related parties:

                                                                  December 31,
                                                                  -------------
                                                                  1998   1999
                                                                  -------------
                                                                  (U.S. dollars
                                                                  in thousands)
                                                                  -------------
    Trade receivables:
      Sun MicroSystems Inc.(*)................................... $  54 $   546
                                                                  ===== =======
      GE Medical Systems Inc. (*)................................ $ 149 $ 1,083
                                                                  ===== =======
    Deferred revenues:
      Sun MicroSystems Inc. (*).................................. $ --  $   289
                                                                  ===== =======
      GE Medical Systems Inc. (*)................................ $ 951 $    31
                                                                  ===== =======

   ------------------
   (*) The balance is unlinked and bears no interest.

     2. Revenues from related parties:

                                                        Year ended December 31,
                                                        -----------------------
                                                         1997    1998    1999
                                                        ------- ------- -------
                                                           (U.S. dollars in
                                                              thousands)
                                                        -----------------------
    Sun MicroSystems Inc............................... $ 9,845 $ 5,548 $ 3,553
                                                        ======= ======= =======
    GE Medical Systems Inc............................. $   --  $ 1,872 $ 5,251
                                                        ======= ======= =======

     d. On June 30, 1999, the Company issued to its shareholder and Chief Executive Officer 17,390 Series C-2 Preferred Shares in consideration of $100,000, which the Company loaned to this shareholder and will be repaid to the Company not later than June 30, 2002 and will bear interest of 6.5% per annum. The debt is secured by the shares.

NOTE 14:-- SUBSEQUENT EVENTS

     a. In January 2000, the Company obtained an additional $2,000,000 credit line for one year.

     Dollar-denominated borrowings bear interest at an annual rate of LIBOR plus 1.5%, and NIS-denominated credit lines from Bank Hapoalim bear interest of prime plus 1%. The credit facility is secured by a floating charge on all of the Company's assets.

     In connection with this additional credit line, the Company issued to a subsidiary of Bank Hapoalim, a warrant to purchase an additional 69,565 ordinary shares of the Company against payment of $400,000. The warrant contains a cashless exercise feature and is exercisable until January 2003 or an IPO, whichever is earlier.

     The Company will record a compensation of approximately $202,000, which is amortized ratably over a period of the line of credit. This transaction was accounted according to APB 14. The fair value of this warrant was determined using the Black-Scholes pricing model, assuming a risk free interest rate of 5.75%, a volatility factor of 0.5, dividend yields of 0% and an expected life of the warrant of one year.


     b. In February and March 2000, the Company entered into convertible loan agreements with existing shareholders in the aggregate amount of approximately $5.0 million. These convertible loans

                                 VIRYANET LTD.

converted into convertible debentures issued in April 2000 as described below. In April 2000, the Company entered into a convertible debenture agreement ("agreement") with additional investors in the aggregate amount of approximately $11.0 million. The debentures are denominated in dollars and bear annual interest at the rate of LIBOR +2%, payable quarterly, commencing in April 2001.

     The debentures are due in April 2003, and are convertible including accrued but unpaid interest upon any of the events which are specified in the agreement. The debentures shall be converted into the applicable number of shares at the applicable conversion ratio. Conversion will occur on the earlier of:

     1. An IPO raising proceeds of at least $20 million ("Exit");

     2. A liquidation event ("Exit"); and

     3. A subsequent further investment in the share equity of the Company of at least $10.0 million ("PPM").

     In the event of an Exit, the debentures shall automatically convert into Ordinary shares equal to the principal amount and the unpaid accrued interest, divided by the Exit price discounted by 30%-50%, subject to the date of the Exit.

     In the event of a PPM, the debentures shall automatically convert into Series C-2 Preferred shares equal to the principal amount and the unpaid accrued interest, divided by the PPM price discounted by 25%-40%, subject to the terms of the PPM.

     The Company will record $16.0 million of financial expenses on the date such exit or PPM event occurs, in accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingent Adjustable Conversion ratios".

     In addition, the Company granted 124,999 warrants to the shareholders at an exercise price equal to 95% of the conversion price per share in the event of Exit or PPM. The warrants are exercisable upon the earlier of:

     1. Five years from the date of issuance; and

     2. A liquidation event.

     In connection with these warrants, the Company will record financial expenses of $505,000, which will be amortized ratably over the life period of the convertible debentures. This transaction was accounted for according to APB
14. The fair value of these warrants was determined using the Black-Scholes pricing model, assuming a risk free interest rate of 5.75%, a volatility factor of 0.5, dividend yields of 0% and an expected life of six months.

     c. In April 2000, the Company resolved to increase its authorized share capital by NIS 1,500,000 which amount shall be divided into 12,000,000 Ordinary shares of nominal NIS 0.1 par value each and 3,000,000 Series C-2 Preferred shares of nominal NIS 0.1 par value each.

     d. The Company resolved to increase the pool of 1999 Option Plan by 1,000,000 options over and above previous increases. The total pool for 1999 shall be 3,000,000 options.

     e. In 2000, the Company issued warrants to various customers to purchase 230,000 ordinary shares at exercise prices ranging from $5.75 to $12 per share with a weighted average exercise price of $10.22. These customer warrants have expiration dates ranging from two to three years from the execution date of each customer's respective software license agreement. The estimated aggregate fair value of the warrants, based on the fair value of each of the warrants on their respective grant date, is $730,000. The fair value of each of these warrants is determined using the Black-Scholes pricing model, assuming a risk free interest rate of 5.75%, a volatility factor of 0.5, dividend yields of 0% and an expected life of two to three years.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           4,500,000 Ordinary Shares
                               [LOGO OF VIRYANET]

                               ----------------
                                   PROSPECTUS

                               ----------------

                                   Chase H&Q

                              Salomon Smith Barney

                             Dain Rauscher Wessels

                                 -------------
                                       , 2000

                                 -------------

     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the ordinary shares or possession or distribution of this prospectus in any of those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions related to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Until        , 2000, 25 days after the date of this prospectus, all
dealers that buy, sell or trade in our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. All dealers also have an obligation to deliver a prospectus when acting as underwriters of their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table lists all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts shown are estimates.

    SEC registration fee............................................ $   20,000
    NASD filing fee.................................................      7,000
    Nasdaq National Market fees.....................................     22,500
    Blue Sky qualification fees and expenses........................      5,000
    Israel stamp duty...............................................    570,000
    Printing and engraving expenses.................................    300,000
    Accountant's fees and expenses..................................    250,000
    Legal fees and expenses.........................................    700,000
    Miscellaneous...................................................    410,500
                                                                     ----------
        Total....................................................... $2,285,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

     Under the companies law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, under a breach of his duty of care.

 Office Holder Insurance

     Our articles of association provide that, subject to the provisions of the companies law, we may enter into a contract for the insurance of the liability of any of our office holders for acts which he performed in his capacity as an office holder in relation to the following:

   .  a breach of his duty of care to us or to another person;

   . a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

   .  a financial liability imposed upon him in favor of another person.

 Indemnification of Office Holders

     Our articles of association provide that we may indemnify an office holder against:

   . a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder; and

   . reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings we institute against him or instituted on our behalf or instituted by another person relating to an act performed in his capacity as an office holder;

   . reasonable litigation expenses, relating to an act performed in his capacity as an officer, including attorney's fees, expended by the office holder or charged by a court in a criminal proceeding from which he was acquitted, or a criminal proceeding in which he was convicted for a criminal offense that does not require proof of intent.

     Our articles of association also include:

   . authorization to undertake in advance to indemnify an office holder, provided that the undertaking is limited to specified events which the board of directors considers to be anticipated and limited in amount determined by the board of directors to be reasonable under the circumstances.

   .  authorization to indemnify retroactively an office holder.

 Limitations on Insurance and Indemnification

     The companies law provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

   . a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

   . a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

   . any act or omission done with the intent to derive an illegal personal benefit; or

   .  any fine levied against the office holder.

     In addition, under the companies law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in some circumstances, by our shareholders. We have agreed to indemnify our office holders under indemnification agreements with each office holder. We have also exempted and agreed to indemnify our office holders from liabilities resulting from acts performed by them in their capacity as an office holder to the maximum extent permitted under the companies law. Before this offering, we intend to obtain directors and officers liability insurance for the benefit of our office holders.

Item 15. Recent Sales of Unregistered Securities.

     Since January 1, 1997, we have issued and sold (without payment of any selling commissions to any person) unregistered securities as described below.

     Since January 1, 1997, we have issued options to our employees, directors, officers, consultants and advisors to purchase an aggregate of 5,964,630 ordinary shares under the 1996 stock plan, the 1997 stock plan, the 1998 stock plan and the 1999 stock plan exercisable at a weighted average price of $4.45 per share. From January 1, 1997 through July 31, 2000, options to purchase 269,565 shares had been exercised. The following table lists options granted between January 1, 1997 and July 31, 2000.

    Date                                                         Shares   Price
    ----                                                        --------- ------
    April 16, 1997.............................................   150,000 $ 2.30
    July 8, 1997...............................................   299,400 $ 2.30
    October 13, 1997...........................................   120,000 $ 2.30
    March 5, 1998..............................................   469,500 $ 3.20
    March 5, 1998..............................................   200,000 $ 3.90
    September 3, 1998..........................................   567,500 $ 3.20
    September 3, 1998..........................................    40,000 $ 3.75
    November 17, 1998..........................................   110,000 $ 3.75
    November 17, 1998..........................................    45,000 $ 1.00
    April 26, 1999.............................................   105,000 $ 1.00
    June 30, 1999..............................................   327,000 $ 5.75
    June 30, 1999..............................................    37,000 $ 3.75
    June 30, 1999..............................................    10,000 $ 3.20
    November 1, 1999........................................... 2,013,480 $ 5.75
    November 4, 1999...........................................   100,000 $ 5.75
    December 15, 1999..........................................   230,000 $ 5.75
    January 10, 2000...........................................   515,000 $ 5.75
    February 15, 2000..........................................    65,000 $ 5.75
    March 20, 2000.............................................    12,000 $12.00
    July 17, 2000..............................................     8,500 $ 5.75
    July 17, 2000..............................................   465,250 $11.00
    July 17, 2000..............................................    70,000 $ 8.00
    July 17, 2000..............................................     5,000 $10.00

     In October 1996, we issued and sold series A preferred shares convertible into an aggregate of 2,500,000 ordinary shares to various investors for a purchase price of $2.00 per share. In addition, we issued to these investors, to existing shareholders and one of our customers warrants to purchase series A preferred shares convertible into an aggregate of 1,475,110 ordinary shares. The exercise price of each of these warrants is $3.00. We also issued to Sun Microsystems, Inc. warrants to purchase series A preferred shares convertible into 300,000 ordinary shares. The exercise price of each of the Sun Microsystems warrants is $2.00.

     In December 1996, 500,000 series A preferred shares held by the Advanced Technology Ventures Group were converted into 500,000 series B non-voting preferred shares. In addition, warrants to purchase 216,670 series A preferred shares issued to the Advanced Technology Ventures Group were converted into warrants to purchase 216,670 series B non-voting preferred shares. In April 1997, 150,000 series A preferred shares held by Advanced Technology Ventures were converted into 150,000 series B non-voting preferred shares.

     In March 1998, we issued series C-1 preferred shares convertible into 2,564,104 ordinary shares at a purchase price of $3.90 per share to some of our shareholders and a group of financial investors. Of the series C-1 preferred shares, 794,871 shares were purchased by way of conversion of bridge investments provided by some of our shareholders during 1997. In addition, we issued to the shareholders who provided us with the bridge investments warrants to purchase series C-1 preferred shares convertible into 31,794 ordinary shares at an exercise price of NIS 0.1 per share.

     In April 1998, we issued to a strategic investor series C-1 preferred shares convertible into 641,026 ordinary shares at a purchase price of $3.90 per share. In addition, we issued to the strategic investor a warrant to purchase series C-1 preferred shares convertible into 512,820 ordinary shares, at an exercise price of $3.90 per share. In September 1998, the warrant was exercised in whole by the strategic investor.

     In March 1999, we issued to a subsidiary of Bank Hapoalim a warrant to purchase 217,391 ordinary shares at an exercise price of $4.60 per ordinary share. This warrant will expire upon the completion of this offering.

     In June 1999, we sold an aggregate of 1,739,132 of our series C-2 preferred shares to some of our shareholders and a group of financial investors at a purchase price of $5.75 per share. In addition, we issued warrants to these shareholders and investors enabling them to purchase up to 347,826 of our series C-2 preferred shares at a purchase price of $5.75 per share. The warrants contain a cashless exercise feature and expire upon the earlier of 5 years from the date of issuance, a merger of our company or a sale of all or substantially all of our shares or assets.

     Between June 1999 and July 31, 2000, we issued warrants to purchase an aggregate of 385,000 ordinary shares to customers at an exercise prices ranging from $5.75 to $12.00 per ordinary share. Warrants to purchase 50,000 ordinary shares will expire upon the completion of this offering and the remaining warrants to purchase 335,000 ordinary shares expire on dates ranging from January 2002 to January 2003.

     In January 2000, we issued to a subsidiary of Bank Hapoalim a warrant to purchase 69,565 ordinary shares at an exercise price of $5.75 per ordinary share. This warrant will expire upon the completion of this offering.

     In February and March 2000, some of our shareholders loaned our company an aggregate of $5,000,000. These convertible loans converted into the convertible debentures issued later in April described below. In addition, these shareholders were issued warrants to purchase up to an aggregate of 124,999 ordinary shares at an exercise price of $6.27 per share. The warrants may be exercised until the earlier of five years from the date of issuance, a merger of our company or the sale of all or substantially all of our shares or assets. In April 2000, we issued convertible debentures to three additional investors in an aggregate amount of $11.0 million.

     All of the convertible debentures bear annual interest at the London interbank offered rate plus 2%. The convertible debentures are automatically convertible into ordinary shares upon the completion of this offering at a conversion price per share reflecting a discount of 40% to 50% of the price per share in this offering, depending on the timing of the offering. If this offering is completed by December 20, 2000, the discount will be 40% and we will be required to issue to these investors, together with those shareholders who provided loans as described in the preceding paragraph, 2,431,917 of our ordinary shares reflecting a price per share of $6.60.

     The securities referred to above were offered and sold under exemptions from registration under Section 4(2) of the Securities Act. Each of the transactions involved a private placement to a limited number of institutional investors, venture capital firms, strategic investors, customers or other investors. None of these transactions involved a general solicitation and each was completed without brokers or placement agents.

Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits.

 Exhibit                                                               Sequential
 Number                    Description of Document                      Page No.
 -------                   -----------------------                     ----------
  1.1+   Form of Underwriting Agreement.............................
  3.1+   Memorandum of Association of Registrant (English
          translation) dated March 8, 1988..........................
         Articles of Association of Registrant, dated April 11,
  3.2+    2000......................................................
  3.3+   Form of Amended Articles of Association of Registrant......
  4.1+   Specimen of ordinary share certificate.....................
         Form of Amended Articles of Association of Registrant
  4.2+    (included at Exhibit 3.3).................................
         Form of opinion of Meitar, Liquornik, Geva & Co. about the
  5.1+    validity of the shares....................................
 10.1+   1996 stock option plan.....................................
 10.2+   1997 stock option plan.....................................
 10.3+   1998 stock option plan.....................................
 10.4+   1999 stock option plan.....................................
 10.5+   The 2000 Amendment and Restatement to the Investors' Rights
          Agreement among ViryaNet and the Investors dated April 5,
          2000......................................................
 10.6+   Form of warrant issued by ViryaNet to purchase series A
          convertible preferred shares or their ordinary share
          equivalents...............................................
 10.7+   Form of warrant issued by ViryaNet to purchase series B
          convertible preferred shares or their ordinary share
          equivalents...............................................
 10.8+   Form of warrant issued by ViryaNet to purchase series C-1
          convertible preferred shares or their ordinary share
          equivalents...............................................
 10.9+   Form of warrant issued by ViryaNet to purchase series C-2
          convertible preferred shares or their ordinary share
          equivalents...............................................
 10.10+  Warrant issued by ViryaNet to Hapoalim Nechasim (Menayot)
          Ltd. to purchase 217,391 ordinary shares..................
 10.11+  Warrant issued by ViryaNet to Hapoalim Nechasim (Menayot)
          Ltd. to purchase approximately 69,565 ordinary shares.....
 10.12+  Form of warrant issued by ViryaNet to customers prior to
          July 1, 2000 to purchase ordinary shares..................
 10.13+  Form of warrant issued by ViryaNet to certain shareholders in connection with the convertible loan financing.........
 10.14+  Lease for approximately 16,950 square feet of office space in Jerusalem, Israel......................................
 10.15+  Lease for approximately 13,807 square feet in Southborough,
          Massachusetts.............................................
 10.16+  Form of Indemnification Agreement entered into with directors and officers of Company.........................
 10.17+  Form of warrant issued by ViryaNet to customers after
          July 1, 2000 to purchase ordinary shares..................
 21.1+   Subsidiaries of the Registrant.............................
 23.1    Consent of Kost, Forer & Gabbay, a member of Ernst and
          Young International.......................................
 23.2+   Consent of Meitar, Liquornik, Geva & Co. (contained in
          Exhibit 5.1)..............................................
 23.3+   Consent of ITC Deltacom....................................
 23.4+   Consent of Symbol Technologies.............................
 23.5+   Consent of Teraoka Seiko...................................
 24.1+   Powers of attorney (included on page II-6).................

------------------
+ Filed previously.

     (b) Financial Statement Schedules.

     II. Schedule of Valuation and Qualifying Accounts to Consolidated Financial Statements of the Registrant

Item 17. Undertakings.

     The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES

     Under the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Southborough, Massachusetts, on September 13, 2000.

                                          VIRYANET LTD.

                                          By: /s/ Samuel I. HaCohen
                                             ----------------------------------
                                             Samuel I. HaCohen
                                             Chief Executive Officer

                                          VIRYANET, INC.
                                          Authorized U.S. Representative

                                          By: /s/ Samuel I. HaCohen
                                             ----------------------------------
                                             Samuel I. HaCohen
                                             Chief Executive Officer

     Under the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Samuel I. HaCohen          Chief Executive Officer,   September 13, 2000
______________________________________  Director and Authorized
          Samuel I. HaCohen             United States
                                        Representative (principal
                                        executive officer)

          /s/ Yoram Bibring*           Chief Financial Officer    September 13, 2000
______________________________________  (principal finance and
            Yoram Bibring               accounting officer)

          /s/ Amnon Shoham*            Director                   September 13, 2000
______________________________________
             Amnon Shoham

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Jay B. Morisson*          Director                   September 13, 2000
______________________________________
           Jay B. Morisson

        /s/ Steven N. Baloff*          Director                   September 13, 2000
______________________________________
           Steven N. Baloff

       /s/ Lawrence W. Hambly*         Director                   September 13, 2000
______________________________________
          Lawrence W. Hambly

           /s/ Hillel Milo*            Director                   September 13, 2000
______________________________________
             Hillel Milo

*By: /s/ Samuel I. HaCohen
---------------------------------
        Samuel I. HaCohen
        Attorney-in-Fact

                 SCHEDULE II--Valuation and Qualifying Accounts

                                              Balance at   Additions   Balance
                                             the beginning charged to at the end
Allowance for doubtful accounts                of period    expenses  of period
-------------------------------              ------------- ---------- ----------
Year ended December 31, 1999................      $20         $ 8        $28
                                                  ===         ===        ===
Year ended December 31, 1998................      $20          --        $20
                                                  ===         ===        ===
Year ended December 31, 1997................      $--         $20        $20
                                                  ===         ===        ===

                                LIST OF EXHIBITS

 Exhibit                                                              Sequential
  Number                   Description of Document                     Page No.
 -------                   -----------------------                    ----------
  1.1+    Form of Underwriting Agreement...........................
  3.1+    Memorandum of Association of Registrant (English
           translation) dated March 8, 1988........................
          Articles of Association of Registrant, dated April 11,
  3.2+     2000....................................................
  3.3+    Form of Amended Articles of Association of Registrant....
  4.1+    Specimen of ordinary share certificate...................
          Form of Amended Articles of Association of Registrant
  4.2+     (included at Exhibit 3.3)...............................
          Form of opinion of Meitar, Liquornik, Geva & Co. about
  5.1+     the validity of the shares..............................
 10.1+    1996 stock option plan...................................
 10.2+    1997 stock option plan...................................
 10.3+    1998 stock option plan...................................
 10.4+    1999 stock option plan...................................
 10.5+    The 2000 Amendment and Restatement to the Investors'
           Rights Agreement among ViryaNet and the Investors dated
           April 5, 2000...........................................
 10.6+    Form of warrant issued by ViryaNet to purchase series A
           convertible preferred shares or their ordinary share
           equivalents.............................................
 10.7+    Form of warrant issued by ViryaNet to purchase series B
           convertible preferred shares or their ordinary share
           equivalents.............................................
 10.8+    Form of warrant issued by ViryaNet to purchase series C-1
           convertible preferred shares or their ordinary share
           equivalents.............................................
 10.9+    Form of warrant issued by ViryaNet to purchase series C-2
           convertible preferred shares or their ordinary share
           equivalents.............................................
 10.10+   Warrant issued by ViryaNet to Hapoalim Nechasim (Menayot)
           Ltd. to purchase 217,391 ordinary shares................
 10.11+   Warrant issued by ViryaNet to Hapoalim Nechasim (Menayot)
           Ltd. to purchase approximately 69,565 ordinary shares...
 10.12+   Form of warrant issued by ViryaNet to customers prior to
           July 1, 2000 to purchase ordinary shares................
 10.13+   Form of warrant issued by ViryaNet to certain
           shareholders in connection with the convertible loan
           financing...............................................
 10.14+   Lease for approximately 16,950 square feet of office
           space in Jerusalem, Israel..............................
 10.15+   Lease for approximately 13,807 square feet in
           Southborough, Massachusetts.............................
 10.16+   Form of Indemnification Agreement entered into with
           directors and officers of Company.......................
 10.17+   Form of warrant issued by ViryaNet to customers after
           July 1, 2000 to purchase ordinary shares................
 21.1+    Subsidiaries of the Registrant...........................
 23.1     Consent of Kost, Forer & Gabbay, a member of Ernst and
           Young International.....................................
 23.2+    Consent of Meitar, Liquornik, Geva & Co. (contained in
           Exhibit 5.1)............................................
 23.3+    Consent of ITC Deltacom..................................
 23.4+    Consent of Symbol Technologies...........................
 23.5+    Consent of Teraoka Seiko.................................
 24.1+    Powers of attorney (included on page II-6)...............
------------------
+ Filed previously.

 Schedule
   No.
 --------
   II     Schedule of Valuation and Qualifying Accounts to
           Consolidated Financial Statements of the Registrant.....